     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1998

                                                      REGISTRATION NO. 333-47409
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              MEDAPHIS CORPORATION
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                            7374                           58-1651222
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                       2700 CUMBERLAND PARKWAY, SUITE 300
                             ATLANTA, GEORGIA 30339
                                 (770) 444-5300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              RANDOLPH L.M. HUTTO                                     COPY TO:
  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL                    PAUL T. SCHNELL
              MEDAPHIS CORPORATION                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
       2700 CUMBERLAND PARKWAY, SUITE 300                         919 THIRD AVENUE
             ATLANTA, GEORGIA 30339                           NEW YORK, NEW YORK 10022
                 (770) 444-5300                                    (312) 735-3000
    (Name, address, including zip code, and
               telephone number,
   including area code, of agent for service)

                                                     JURISDICTION         PRIMARY STANDARD        I.R.S. EMPLOYER
                                                          OF                 INDUSTRIAL           IDENTIFICATION
EXACT NAME OF ADDITIONAL REGISTRANTS*                INCORPORATION   CLASSIFICATION CODE NUMBER       NUMBER
-------------------------------------                -------------   --------------------------   ---------------
Medaphis Physician Services Corporation............    Georgia                  7374                58-1953146
Gottlieb's Financial Services, Inc. ...............    Georgia                  7374                58-2062951
Medical Management Sciences, Inc. .................   Maryland                  7374                52-1068115
Medaphis Services Corporation......................    Georgia                  7374                58-1996009
Medaphis Healthcare Information Technology
  Company..........................................    Georgia                  7371                58-2195433
Automation Atwork..................................  California                 7371                94-2895826
Consort Technologies, Inc. ........................    Georgia                  7371                58-1769437
Health Data Sciences Corporation...................   Delaware                  7371                95-3846477
BSG Corporation....................................   Delaware                  7373                51-0333775
AssetCare, Inc. ...................................    Georgia                  7322                58-1893956
National Healthcare Technologies, Inc. ............    Indiana                  7374                35-1865406
BSG Alliance/IT, Inc. .............................   Delaware                  7373                51-0333999
BSG Government Solutions, Inc. ....................   Maryland                  7373                52-1726810

* Address and telephone number of principal executive offices are the same as those of Medaphis Corporation.

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     THE REGISTRANTS HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                              MEDAPHIS CORPORATION

                             CROSS REFERENCE SHEET

                       FORM S-4 ITEM                           LOCATION IN PROSPECTUS
                       -------------                           ----------------------
A.      INFORMATION ABOUT THE TRANSACTION
1.      Forepart of the Registration Statement and
          Outside Back Cover Pages of Prospectus...  Outside Front Cover Pages
2.      Inside Front and Outside Back Cover Pages
          of Prospectus............................  Inside Front Cover Page; Outside Back Cover
                                                       Page
3.      Risk Factors, Ratio of Earnings to Fixed
          Charges and Other Information............  Summary; Risk Factors; Selected Historical
                                                       Consolidated Financial Data; Unaudited
                                                       Pro Forma Consolidated Financial Data
4.      Terms of the Transaction...................  Summary; The Exchange Offer; Description of
                                                       Notes; Certain Federal Income Tax
                                                       Consequences; Plan of Distribution
5.      Pro Forma Financial Information............  Summary; Selected Historical Consolidated
                                                       Financial Data
6.      Material Contracts with the Company Being
          Acquired.................................  Not Applicable
7.      Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters.......................  Not Applicable
8.      Interests of Named Experts.................  Not Applicable
9.      Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities..............................  Not Applicable
B.      INFORMATION ABOUT THE REGISTRANT
10.     Information with Respect to S-3
          Registrants..............................  Summary; Unaudited Pro Forma Consolidated
                                                       Financial Data
11.     Incorporation of Certain Information by
          Reference................................  Incorporation of Certain Documents By
                                                       Reference
12.     Information with Respect to S-2 or S-3
          Registrants..............................  Not Applicable
13.     Incorporation of Certain Information by
          Reference................................  Not Applicable
14.     Information with Respect to Registrants
          other than S-2 or S-3 Registrants........  Not Applicable

                       FORM S-4 ITEM                           LOCATION IN PROSPECTUS
                       -------------                           ----------------------
C.      INFORMATION ABOUT THE COMPANY BEING
          ACQUIRED
15.     Information with Respect to S-3
          Companies................................  Not Applicable
16.     Information with Respect to S-2 or S-3
          Companies................................  Not Applicable
17.     Information with Respect to Companies Other
          Than S-2 or S-3 Companies................  Not Applicable
D.      VOTING AND MANAGEMENT INFORMATION
18.     Information if Proxies, Consents or
          Authorizations are to be Solicited.......  Not Applicable
19.     Information if Proxies, Consents or
          Authorizations are not to be Solicited,
          or in an Exchange Offer..................  Management; Certain Transactions

                   SUBJECT TO COMPLETION, DATED JUNE 22, 1998


PROSPECTUS

JUNE 22, 1998


                                  $175,000,000

                              MEDAPHIS CORPORATION
                             OFFER TO EXCHANGE ITS
                     SERIES B 9 1/2% SENIOR NOTES DUE 2005
                       FOR ANY AND ALL OF ITS OUTSTANDING
                     SERIES A 9 1/2% SENIOR NOTES DUE 2005
       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON             , 1998, UNLESS EXTENDED
                            ------------------------

    Medaphis Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $175,000,000 aggregate principal amount of its Series B 9 1/2% Senior Notes due 2005 (the "New Notes") for a like principal amount of its outstanding Series A 9 1/2% Senior Notes due 2005 (the "Old Notes", and together with the Old Notes, the "Notes"), of which $175,000,000 aggregate principal amount are outstanding.
    The New Notes are being offered in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of February 20, 1998 (the "Registration Rights Agreement"), among the Company and the Donaldson, Lufkin & Jenrette Securities Corporation. The terms of the New Notes are identical in all material respects to the respective terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) holders of the New Notes will generally not be entitled to certain rights, including the payment of Liquidated Damages (as defined), pursuant to the Registration Rights Agreement. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture (as defined herein).
    The New Notes will bear interest at the rate of 9 1/2% per annum, payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1998. The New Notes will mature on February 15, 2005. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to February 15, 2001, the Company may redeem up to 35% of the original principal amount of Notes at a redemption price equal to 109.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined); provided that at least $100.0 million aggregate principal amount of Notes remain outstanding immediately following any such redemption. Upon a Change of Control (as defined), the Company will be required to offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date. See "Description of Notes -- Certain Covenants -- Change of Control."
    The New Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Company. The Company is a holding company and, accordingly, the Company's ability to pay dividends is dependent on distributions from its subsidiaries. The New Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") by all of the Company's present and future domestic Restricted Subsidiaries (as defined) (the "Subsidiary Guarantors"). All of the present Subsidiary Guarantors are direct or indirect wholly owned subsidiaries of the Company. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Subsidiary Guarantors. However, the New Notes and the Subsidiary Guarantees will be effectively subordinated to all existing and future secured indebtedness of the Company and the Subsidiary Guarantors, including borrowings under the New Credit Facility (as defined), which will be secured by a lien on substantially all of the material assets of the Company and the Subsidiary Guarantors. As of February 27, 1998, the Company and the Subsidiary Guarantors had approximately $44 million of secured indebtedness outstanding and had approximately $45 million of additional borrowing ability under the New Credit Facility. See "Description of New Credit Facility." The Company may incur unlimited pari passu debt pursuant to the Indenture provided it meets a fixed charge coverage ratio. See "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock." Additional restrictions on the Company's ability to incur debt are contained in the New Credit Facility. See "Description of New Credit Facility."
    This Prospectus and the Letter of Transmittal are first being mailed to all
holders of Old Notes on            , 1998.

                                                        (continued on next page)
     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1998.

     The Company is making the Exchange Offer of the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on behalf of whom such holder holds the Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (as defined herein) (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes will be a new issue of securities for which there currently is no market. Although Donaldson, Lufkin & Jenrette Securities Corporation has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to all of the existing restrictions upon transfer thereof and the Company will not have any further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors -- Consequences of a Failure to Exchange Old Notes."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

     Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York
City time, on             , 1998 (such time on such date being hereinafter
called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange
Offer -- Fees and Expenses." Holders of the Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after February 20, 1998. See "The Exchange Offer -- Interest on New Notes."

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CARYN DICKERSON, VICE PRESIDENT AND TREASURER, MEDAPHIS CORPORATION, 2700 CUMBERLAND PARKWAY, SUITE 300, ATLANTA, GEORGIA 30339, TELEPHONE NUMBER (770) 444-5300. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY             , 1998.
                             ---------------------

     DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS: THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT")). THE COMPANY WISHES TO ENSURE THAT ALL SUCH FORWARD-LOOKING STATEMENTS ARE ACCOMPANIED BY MEANINGFUL CAUTIONARY STATEMENTS PURSUANT TO THE SAFE HARBOR ESTABLISHED IN SUCH ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "THE BUSINESS," MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INCLUDE THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND MEMBERS OF ITS SENIOR MANAGEMENT TEAM. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON VARIOUS EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS AND THEY ARE SUBJECT TO NUMEROUS KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. DUE TO THOSE UNCERTAINTIES AND RISKS, PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE THIS "SAFE-HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS" TO REFLECT FUTURE DEVELOPMENTS.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." References herein to the "Company" or "Medaphis" refer to Medaphis Corporation and its consolidated subsidiaries unless otherwise noted. The Company's fiscal year is the calendar year. Certain statements set forth below constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. See "Disclosure Regarding Forward-Looking Statements."

                                  THE BUSINESS

     Medaphis is a leader in delivering healthcare information products and business management services, together with enabling technologies in selected industries. Medaphis serves approximately 20,700 physicians and 2,700 hospitals predominantly in North America. Medaphis believes it is well-positioned to capitalize on the healthcare industry trends toward consolidation, managed care and cost containment through a broad range of services and products that enable customers to provide quality patient care efficiently and cost effectively. The Company's large client base and national presence further support the Company's competitive position. Medaphis provides its services and products through its Healthcare Services Group and Per-Se Technologies, its Information Technology Group. The Company reported a net loss of $19.3 million for the year ended December 31, 1997, including restructuring and other charges ($22.6 million) a litigation settlement ($52.5 million) and an extraordinary gain on the sale of HRI, net of tax ($76.4 million). The Company generated revenue during the year ended December 31, 1997 of $557.9 million determined on a pro forma basis giving effect to the disposition of Medaphis' non-core insurance subrogation subsidiary, Healthcare Recoveries, Inc. ("HRI"), which was sold in May 1997.

     HEALTHCARE SERVICES GROUP. The Healthcare Services Group provides a range of business management services to physicians and hospitals, including clinical data collection, data input, medical coding, billing, cash collections and accounts receivable management. These services are designed to assist customers with the business management functions associated with the delivery of healthcare services, allowing physicians and hospital staff to focus on providing quality patient care. These services also assist physicians and hospitals by improving cash flows and by reducing administrative costs and burdens. The Healthcare Services Group typically enters into contracts with physician and hospital customers providing for payment to the Company of a contingent management fee that generally is based upon a percentage of net collections and is billable monthly upon collection or, where required, on a fixed fee basis. The Healthcare Services Group consists of the following two divisions:

          PHYSICIAN SERVICES. Physician Services is a leading provider of business management solutions and claims processing to physicians in the United States, a market currently estimated to be approximately $10 billion annually according to Volpe, Welty & Company. Of this market, management estimates that approximately 24% is currently served by outsourcing companies such as Medaphis. The Company has more than 17,250 physician clients throughout 47 states. Physician Services offers clients both revenue and cost management services. Revenue management services include medical coding, electronic and manual claims submission, automated patient billing, past due and delinquent accounts receivable collection, capitation analysis (i.e., an analysis of the price per member paid to healthcare providers by managed care health programs for a predetermined set of healthcare services and procedures) and contract negotiation with payors, including managed care organizations. Cost management services provide comprehensive practice management, including front office administration, employee benefit plan design and administration, cash flow forecasting and budgeting and general consulting services.

          HOSPITAL SERVICES. Hospital Services is a leading provider of business management services to hospitals in the United States, representing over 1,100 hospitals in a highly fragmented industry. Hospital Services offers services primarily related to "late stage" (over 90 days) receivables, including claims submission and automated patient billing. Hospital Services also offers: (i) eligibility services, in which

     Hospital Services personnel assist patients in qualifying for reimbursement under appropriate federal, state and local government healthcare programs and (ii) facilities management contracts, in which Hospital Services assumes responsibility for the customer's entire business office functions, including patient admissions/registration, medical records and business office activities.

     PER-SE TECHNOLOGIES. Per-Se Technologies ("Per-Se") provides application software and a broad range of information technology and consulting services to healthcare and other service-oriented markets such as energy, communications and financial services. Per-Se is an early entrant in the emerging market for Delivery Chain Management ("DCM") solutions, which enable users to assess each customer's unique needs and cost-effectively deliver products and services individually tailored to meet them. Per-Se develops solutions using its Deliver to Order(TM) methodology that enables customers to choose among packaged application software, software supplied by other companies and modified by Per-Se, enabling technology services, and outsourcing to balance their needs for flexibility, time to deployment and cost.

     In the third quarter of 1997 Medaphis combined the operations of Healthcare Information Technologies ("HIT"), its software products division ("Product Operations"), and the operations of BSG Corporation ("BSG"), its information technology services division ("Services Operations"), under the Per-Se name. This combination has helped the Company in its efforts to contain costs and eliminate redundancies. Per-Se's management expects to benefit from the synergy of combining HIT's leading information products in the high-growth healthcare information systems market with BSG's ability to provide enabling technology infrastructure and services. Per-Se is organized into Product Operations and Services Operations.

          PRODUCT OPERATIONS. Through its Product Operations, Per-Se provides application software and systems integration services through over 1,800 hospital installations and to approximately 3,450 physicians. Per-Se offers the following product lines: (i) an integrated enterprise-wide patient-centered information system that coordinates quality integrated care at nearly 200 acute-care and extended-care facilities representing more than 30,000 beds, and for thousands of ambulatory clinics and home-care providers; (ii) an advanced radiology information management system for both single- and multi-site hospitals and imaging center networks; and (iii) a suite of rules-based staff productivity, patient scheduling and resource management software with over 1,900 global installations. These products address both the business and the clinical management needs of Per-Se's healthcare provider customers, and can function in either a stand-alone provider setting or across an entire healthcare delivery network. Per-Se also provides a variety of interfaces to ensure that its products are compatible with other software products used by healthcare providers. Per-Se Product Operations' revenue is derived from software licenses, resale of hardware, installation and implementation services, and continuing customer support and software maintenance activities. Customer support and software maintenance fees generally renew annually to provide a recurring base of revenue.

          SERVICES OPERATIONS. Through its Services Operations, Per-Se provides full-service systems integration, information technology consulting and tailored software development to more than 100 customers, primarily in service-oriented markets such as healthcare, energy, communications and financial services. Per-Se provides its expertise in information technology and business services to organizations seeking to create competitive advantages through the strategic use of advanced technologies. These technologies enable customers to streamline business processes and improve access to information within their organizations, as well as to create strategic advantages by extending business processes and information to customers, suppliers and other organizations through networked systems.

                          HEALTHCARE INDUSTRY OVERVIEW

     The healthcare industry is undergoing major changes, as pressures to cut costs and increase quality and productivity are inspiring healthcare providers to seek ways to manage their practices more effectively. Management believes that, in general, the healthcare industry is in a state similar to that of the financial services industry in the early 1980s. The same type of computerized technology that fueled the substantial growth and change in that industry is just beginning to be deployed in the healthcare industry.

     According to the Gartner Group, since 1986, healthcare expenditures have doubled to more than $1.0 trillion, representing approximately 14% of the 1996 U.S. Gross Domestic Product. At the same time, the healthcare delivery system is experiencing a shift from a highly fragmented group of independent healthcare providers to integrated healthcare networks that combine all of the services, products and equipment necessary to address people's healthcare needs. In the face of escalating costs and increasingly complex care delivery systems, healthcare providers are seeking to manage costs, increase productivity and enhance the quality of patient care through improved access to clinical and financial information. This creates an opportunity for companies such as Medaphis that provide comprehensive cost-effective management services and information systems.

     Additionally, the federal government's focus on eliminating healthcare fraud and abuse presents high growth opportunities for companies such as Medaphis that provide sophisticated technology products and services to help healthcare service providers comply with complex healthcare laws and reimbursement procedures.

     In light of these trends, healthcare industry analysts expect expenditures on products and services that support healthcare information systems to continue to increase over the next several years.

                           TURNAROUND; NEW MANAGEMENT

     The Company suffered several setbacks in recent years, including: (i) government investigations into (a) the billing and collection practices in two offices of Medaphis Physician Services Corporation ("MPSC") (as further described below) and (b) the billing procedures and computerized coding system used in Gottlieb's Financial Services ("GFS") to process claims, which may lead to claims of errors in billing; (ii) the failure of prior managements' acquisition strategy to integrate businesses acquired; (iii) several restatements of various financial statements of the Company, including restatements of the Company's fiscal 1994, 1995, 1996 and interim 1997 financial statements; (iv) the shut down of the operations of one of the companies acquired; (v) the abandonment of an extensive reengineering program that failed to realize the improvement in customer service and reduction of costs that were expected; (vi) a steep drop in the price of its common stock; and (vii) the filing of various lawsuits and claims made against the Company, including multiple putative shareholder class action lawsuits alleging violations of the federal securities law.

     In response to certain of these setbacks, assembly of a new management team began in the fourth quarter of 1996, headed by David E. McDowell (former President and Chief Operating Officer of McKesson Corporation). The new management team combines healthcare industry talent with information technology expertise from other industries that have already undergone the transition to effective use of information technology. The Company believes that the combined strengths of this team position Medaphis to take advantage of growth opportunities in the healthcare marketplace.

     In addition, in February 1997, new management announced its 1997 operating plan, refocusing the Company on its core businesses of delivering healthcare information products and business management services, together with enabling technologies in selected industries. The major components of the plan included:
(i) exiting non-core businesses; (ii) achieving improved predictability of business results through enhanced management accountability and controls; (iii) reducing costs and increasing efficiencies in the core businesses; (iv) achieving excellence in customer service; and (v) implementing cross-selling initiatives. The Company made significant progress in accomplishing the 1997 operating plan, including the divestiture of HRI in May 1997 for net proceeds of approximately $117.0 million, the combination of the operations of HIT and BSG under the Per-Se name, the improvement of financial controls and imposition of cost-containment measures throughout the Company, and the formulation of a new customer-focused strategy centered on a "markets of one" approach to solutions meeting the distinct needs of each customer.

                              RECENT DEVELOPMENTS

     The Company has previously disclosed an investigation being conducted by the United States Attorney's Office for the Central District of California concerning the billing and collection practices in two offices of the Company's wholly owned subsidiary, MPSC, which offices are located in Calabasas and Cypress, California (the "Designated Offices") (the "California Investigation"). Medaphis first became aware of the California

Investigation on June 13, 1995, and the Company subsequently has made periodic disclosures concerning the status of the California Investigation.

     Investigations such as the California Investigation can be initiated following the commencement of qui tam litigation which is commenced under applicable state and federal statutes and is maintained under court seal without disclosure to the defendant. Under the applicable statutes, the United States and the State of California may elect to intervene fully or partially in qui tam litigation, and proceed with the action. The United States typically will provide a defendant with the opportunity to enter into settlement negotiations prior to the intervention of the United States in the matter. An application by the United States to partially lift the seal in qui tam litigation in order to make disclosure of the complaint available to the defendant often precedes such settlement discussions.

     On February 6, 1998, on application of the United States, the United States District Court for the Central District of California issued an order partially lifting the seal on the qui tam suit entitled United States of America and State of California, ex. rel. Relator I and Relator II v. Compmed Corporation, Medaphis Corporation, Does 1 to 200, Inclusive, Civil Action No. 94-8158 LGB
(kx). On February 11, 1998, the United States provided Medaphis with a copy of the Complaint, Substitution of Attorney, and Order which prohibited the Company from making any use of the Complaint, including any public disclosure, other than for the purposes of settlement negotiations, without further order of the Court. On February 12, 1998, upon the joint application of Medaphis and the United States, the Court issued an order modifying its February 6, 1998 order to allow Medaphis to make public disclosures concerning the Complaint and its contents to the extent that Medaphis determined such disclosures were required by applicable securities laws, provided that such disclosure did not reveal the Relators' identities.

     According to the Complaint, filed December 20, 1995 by the Realtors and which contains allegations raised by them, the action is to recover civil penalties on behalf of the United States and the State of California arising out of alleged false claims presented by the defendants on behalf of their clients for payment under various state and federal insurance programs. As previously disclosed, no charges or claims by the government have been made. The Complaint includes causes of action under the federal False Claims Act, 31 U.S.C. sec. 3729 et seq., and the California False Claims Act, Cal. Gov't Code sec. 12650 et seq. The Complaint also includes causes of action relating to Medaphis's termination of Realtor II, including a count under the state and federal whistleblower protection statutes. The Complaint alleges overpayments of approximately $20,500,000 together with treble damages and additional penalties based on statutory civil penalties. The Complaint alleges that at least 50,000 separate false claims were filed under federal programs and at least 8,000 separate false claims were filed under state programs. The Complaint also alleges unspecified compensatory, general and punitive damages on behalf of Relator II on his or her employment claims. The allegations in the Complaint are limited to the office of Compmed (acquired by Medaphis) in Culver City, California. Medaphis believes that this Complaint relates to and concerns the California Investigation.

     Medaphis is engaged in discussions with the United States and California, and intends to pursue settlement discussions with the United States, the State of California, and the Relators. There can be no assurance that the Complaint will be resolved promptly or that the Complaint will not have a material adverse effect upon the Company.

     In 1993, the Company acquired GFS, an emergency room physician billing company, which had developed a computerized coding system. In 1994, the Company acquired and merged into GFS another emergency room physician billing company, Physician Billing, Inc., located in Grand Rapids, Michigan, which was then migrated to the GFS coding system.

     The GFS coding system was developed in-house at GFS in the 1980s using the COBOL computer language. The program and its source code were not extensively documented. In addition, the program was originally written to conform with then-existing government billing regulations, which have since been changed. At the time of these changes, and thereafter, the Company undertook some revisions to the coding system. In March 1997, Medaphis learned that GFS was the target of a government investigation. Although the precise scope and subject matter of the government investigation are not known to the Company,

Medaphis believes that the investigation -- which is being participated in by several agencies having administrative, civil and/or criminal authority -- involves GFS billing procedures and the coding system used in both Grand Rapids and Jacksonville. See "The Business -- Legal Proceedings". Promptly after the Company became aware of the GFS Investigation, the Company expanded its compliance efforts with respect to the GFS coding system and undertook a substantial process review using both internal resources and outside consultants.

     The Company decided in April 1998 to transition GFS from the computerized coding system to manual coding. The decision to terminate use of the coding system was based on several factors. These included the high cost of continuing management, compliance and quality assurance oversight and the failure to meet the Company's current efficiency and productivity targets. In addition, the system will not comply with anticipated revisions to government billing regulations, and is not "Year 2000" compliant. During the transition period, which should be completed by fall of 1998, GFS will continue to utilize the coding system in conjunction with an increasing volume of manual coding and the Company will continue to support GFS with its compliance and quality assurance programs in support of both the coding system and manual coding.

                               BUSINESS STRATEGY

     Medaphis' primary business objective is to expand its market position in delivering cost-effective, high-quality healthcare information products and business management services, together with enabling technologies in selected industries, thereby realizing the growth potential of the Company.

     In 1998, Medaphis plans to capitalize on the progress made in 1997 by continuing to attract talented people, strengthening its infrastructure, streamlining operations for efficiency and investing in product and service development, training, sales, marketing and other programs designed to fuel growth.

     To reach its objectives, Medaphis intends to execute strategies that include:

     - CAPITALIZE ON INDUSTRY TRENDS. The healthcare industry is rapidly transitioning to consolidated care delivery systems, capitation and managed care. Many physicians who previously practiced independently or in small group practices now practice as part of larger groups or integrated delivery networks that unite physicians with different practice specialities to cover a broad range or even the entire spectrum of healthcare needs. The Company's services and products can assist healthcare providers in pricing services and negotiating agreements in a marketplace increasingly moving toward capitation and managed care. Although historically a large portion of Medaphis' Healthcare Services revenue has come from billing and receivables management services, Medaphis intends to respond to the changing nature of the healthcare industry by developing higher value-added services and products that enable customers to operate more effectively in increasingly complex environments. The Company plans to grow revenue derived from offerings such as: information management and consulting services for mergers and group formations; activity-based costing systems; capitation management and analysis; outcomes reporting; medical guidelines management; patient eligibility services; and facilities management.

     - LEAD INDUSTRY IN DELIVERING INTEGRATED SOLUTIONS. Medaphis intends to capitalize on its experience as a software provider and systems integrator to deliver workable integrated solutions that combine new technologies with customers' existing information systems. There are substantial opportunities for the expansion of information technology systems within the healthcare market, which management believes has adopted such technology at a slower rate than have some other industries. Management anticipates that current healthcare industry trends will continue, and that expenditures for information technology and services will increase as a percentage of total healthcare expenditures. Medaphis has the healthcare information products, personnel, services and systems in place to deliver integrated solutions that capitalize on this growth opportunity.

     - DIFFERENTIATE FROM COMPETITORS BY BECOMING KNOWN FOR CREATING "INDIVIDUALLY DELIVERED" SOLUTIONS. Medaphis plans to deliver personalized value, attract new customers and strengthen customer loyalty by focusing on a "markets of one" approach to business that enables its customers to combine

      Medaphis' array of packaged applications, tailored third-party solutions, component frameworks and information technology services to craft solutions suited to their unique needs.

     - LEAD THE COMPLIANCE INITIATIVE IN THE HEALTHCARE MARKET. The healthcare industry is subject to extensive and complex federal and state government regulations. These regulations, along with the federal government's close monitoring of healthcare costs and stricter regulatory controls over the industry, are driving the demand for better systems to monitor and ensure compliance with healthcare laws and regulations. Management believes the Company's size, customer base and access to payor data enable it to assemble and analyze data and trends more effectively and to invest in compliance initiatives. Through continued investments in technology and training, Medaphis intends to strengthen further its position in developing and improving compliance systems that enable customers to operate in accordance with continually changing healthcare regulations. For example, in December of 1997 Physician Services teamed with the Graham Company, a Philadelphia-based insurance broker, to develop an exclusive insurance product in conjunction with an underwriter for Physician Services' customers that will pay for losses (civil fines and penalties and multiple damages) incurred by a physician for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in billing his or her professional services.

     - EXECUTE PROGRAMS THAT EXPAND EXISTING CUSTOMER RELATIONSHIPS. Medaphis plans to sell products and services from each of its operations to existing customers across all operations. In addition, Medaphis will leverage advanced technology knowledge and capabilities derived from solutions Per-Se creates for services industries such as communications, energy and financial services that have adopted technology solutions more quickly than healthcare. Medaphis believes cross-development initiatives will enable it to deliver leading-edge, yet proven, technology solutions to the healthcare market.

     - MAKE STRATEGIC ACQUISITIONS, PARTNERSHIPS AND ALLIANCES. Medaphis intends to enhance internal growth by making, when and if appropriate, a limited number of strategic acquisitions, as well as by formulating alliances and partnerships, that extend the skills, processes, capabilities, products, systems or geographic coverage already in place within the Company.

                                  REFINANCING

     In conjunction with the offering of the Old Notes, the Company entered into the New Credit Facility (as defined). The Company used the net proceeds of such offering, together with available cash and the initial borrowing under the New Credit Facility, to refinance the Company's $210 million principal amount of Senior Secured Increasing Rate Notes due April 1, 1999 (the "Bridge Notes"), $185 million of which were purchased by an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation on December 23, 1997 and the remainder of which were purchased by such affiliate on January 22, 1998. Approximately $157.5 million of the proceeds from the sale of the Bridge Notes was used by the Company on December 23, 1997 to repay and refinance in full the Company's then existing credit facility which was scheduled to mature on June 30, 1998 and which would have required the issuance by the Company to the lenders thereunder of warrants for 1% of the voting common stock of the Company if such credit facility had not been repaid in full prior to December 31, 1997. Management believes the refinancing has provided the Company with the financial flexibility to support its turnaround plan and facilitate its future growth strategies.

                              GENERAL INFORMATION

     Medaphis Corporation is a Delaware corporation formed in 1985 and operates through a number of wholly-owned subsidiaries. The Company's principal executive offices are located at 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339, and its telephone number is (770) 444-5300.

                               THE EXCHANGE OFFER

The Exchange Offer............   Up to $175,000,000 aggregate principal amount
                                 of New Notes are being offered in exchange for a like aggregate principal amount of Old Notes.
                                 Old Notes may be tendered for exchange in whole or in part in denominations of $1,000 or any integral multiple thereof. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights
                                 Agreement relating to the Old Notes. For a description of the procedures for tendering Old
                                 Notes, see "The Exchange Offer -- Procedures for Tendering Old Notes."

Expiration Date...............   5:00 p.m., New York City time, on             ,
                                 1998, unless the Exchange Offer is extended by the Company (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended). See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to certain
                                 conditions, which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. See "The
                                 Exchange Offer -- Conditions to the Exchange
                                 Offer."

Offer.........................   The Company reserves the right in its sole and
                                 absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange,
                                 (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied,
                                 (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal Rights.............   Tenders of Old Notes may be withdrawn at any
                                 time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent in conformity with certain procedures set forth below under "The
                                 Exchange Offer -- Withdrawal Rights."

Procedures for Tendering Old
Notes.........................   Brokers, dealers, commercial banks, trust
                                 companies and other nominees who hold Old Notes through DTC (as defined herein) may effect tenders by book-entry transfer in accordance with DTC's Automated Tender Offer Program
                                 ("ATOP"). Holders of such Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes. In order for Old Notes to be tendered by a means other than by book-entry transfer, a Letter of Transmittal must be completed and signed in accordance with the instructions contained herein. The Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier and either such Old Notes must be delivered to the Exchange
                                 Agent or specified
                                 procedures for guaranteed delivery must be complied with. See "The Exchange
                                 Offer -- Procedures for Tendering Old Notes."

                                 Letters of Transmittal and certificates
                                 representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. See "The Exchange
                                 Offer -- Exchange Agent."

Resales of New Notes..........   The Company is making the Exchange Offer in
                                 reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. The Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange
                                 Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New
                                 Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New
                                 Notes.

                                 Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the

                                 Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described below under "The Exchange Offer -- Resales of New Notes," the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."

Exchange Agent................   The exchange agent with respect to the Exchange
                                 Offer is State Street Bank and Trust Company
                                 (the "Exchange Agent"). The addresses, and telephone and facsimile numbers, of the Exchange Agent are set forth in "The Exchange
                                 Offer -- Exchange Agent" and in the Letter of
                                 Transmittal.

Use of Proceeds...............   The Company will not receive any cash proceeds
                                 from the issuance of the New Notes offered hereby. See "Use of Proceeds."

Certain Federal Income Tax
Considerations................   Holders of Old Notes should review the
                                 information set forth under "Certain Federal
                                 Income Tax Consequences" prior to tendering Old
                                 Notes in the Exchange Offer.

                                  THE OFFERING

Securities Offered............   $175 million aggregate principal amount of
                                 Series B 9 1/2% Senior Notes due 2005.

Maturity Date.................   February 15, 2005.

Interest Rate; Payment
Dates.........................   The New Notes will bear interest at the rate of
                                 9 1/2% per annum from the date of issuance, payable semi-annually on February 15 and August
                                 15 of each year, commencing August 15, 1998.

Subsidiary Guarantees.........   Payment of principal of, premium, if any, and
                                 interest on the New Notes will be fully and unconditionally guaranteed, on a senior unsecured basis, jointly and severally (the
                                 "Subsidiary Guarantees") by all of the
                                 Company's present and future domestic
                                 Restricted Subsidiaries (the "Subsidiary
                                 Guarantors"). The financial statements of the Subsidiary Guarantors have not been presented as all subsidiaries, except for certain inconsequential foreign subsidiaries, have provided guarantees and the Parent does not have any significant operations or assets, separate from its investment in subsidiaries.
                                 Any non-guarantor subsidiaries are
                                 inconsequential individually and in the
                                 aggregate to the consolidated financial
                                 statements.

Ranking.......................   The New Notes will be general unsecured
                                 obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Company. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary
                                 Guarantors and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Subsidiary
                                 Guarantors. However, the New Notes and the
                                 Subsidiary Guarantees will be effectively subordinated to all current and future secured indebtedness of the Company and the Subsidiary
                                 Guarantors, including borrowings under the new credit agreement entered into in connection with the offering of the Old Notes (the "New
                                 Credit Facility"), which is secured by a lien on substantially all the material assets of the Company and the Subsidiary Guarantors. As of
                                 April 30, 1998, the Company and the Subsidiary
                                 Guarantors had approximately $43 million of secured indebtedness outstanding and approximately $37 million of additional borrowing ability under the New Credit
                                 Facility, all of which would be effectively senior to the New Notes and the Subsidiary
                                 Guarantees. See "Description of New Credit
                                 Facility" and "Description of
                                 Notes -- General."

Optional Redemption...........   The New Notes will be redeemable at the option
                                 of the Company, in whole or in part, at any time on or after February 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or prior to February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally outstanding at a redemption price equal to 109.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of one or more
                                 Equity Offerings (as defined), provided that at least $100.0 million of the aggregate principal amount of the Notes originally outstanding remain outstanding immediately following any such redemption. See "Description of
                                 Notes -- Optional Redemption."

Change of Control.............   Upon a Change of Control, the Company will be
                                 required to offer to purchase all outstanding
                                 Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.
                                 It is unlikely the Company will have sufficient funds to repurchase the Notes upon a Change of Control. See "Description of Notes -- Certain
                                 Covenants -- Change of Control."

Certain Covenants.............   The indenture governing the Notes (the
                                 "Indenture") contains covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries: (i) to pay dividends and make other Restricted Payments
                                 (as defined); (ii) to incur additional
                                 indebtedness; (iii) to incur liens; (iv) to enter into transactions with affiliates; (v) to engage in sale-leaseback transactions; (vi) to enter into agreements restricting the ability of Restricted Subsidiaries to pay dividends and make distributions; (vii) to merge or consolidate with any other entity; and (viii) to transfer or sell assets. In addition, under certain circumstances, the Company will be required to offer to purchase outstanding Notes at a price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase with the net proceeds of certain Asset Sales (as defined). These covenants are subject to a number of important exceptions. See "Description of
                                 Notes -- Certain Covenants."

Use of Proceeds...............   The Company will not receive any cash proceeds
                                 in the Exchange Offer. The Company used the net proceeds of the offering of the Old Notes, together with available cash and the initial borrowing under the New Credit Facility, to refinance the Bridge Notes. See "Use of
                                 Proceeds."

     For more complete information regarding the New Notes, including definitions of certain capitalized terms used above, see "Description of Notes."

                                  RISK FACTORS

     Holders should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus in deciding whether to tender in the Exchange Offer. Material risks relating to the Company include the Company's leverage and ability to service debt, litigation and government investigations, the dependence on the success of the Company's turnaround and accounting issues. The material risks relating to the Exchange Offer are the consequences of a failure to tender including potentially limited liquidity and restrictions on sale due to lack of registration under both federal and state securities laws.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables set forth (i) summary consolidated financial information for Medaphis for and as of each of the three fiscal years in the period ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 and as of March 31, 1998; and (ii) summary unaudited pro forma statement of operations for the year ended December 31, 1997, giving effect to the divestiture of HRI. The unaudited pro forma statement of operations does not give any effect to the offering of the Old Notes, the initial borrowing under the New Credit Facility or the application of the net proceeds therefrom due to the immaterial difference in the weighted average interest rate. The summary consolidated financial data of Medaphis for each of the three fiscal years in the period ended December 31, 1997 has been derived from the audited consolidated financial statements of Medaphis, which are incorporated herein by reference. The Company's summary consolidated financial data for the three months ended March 31, 1997 and 1998 and as of March 31, 1998 have been derived from the unaudited consolidated financial statements for the quarterly period ended March 31, 1998, which are incorporated herein by reference. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the offering of the Old Notes, the initial borrowing under the New Credit Facility and the application of the net proceeds therefrom, and the divestiture of HRI been consummated as of January 1, 1997, or of future results. The summary unaudited pro forma statement of operations is derived from the Unaudited Pro Forma Consolidated Financial Statement appearing elsewhere herein.

     The information set forth below should be read in conjunction with (i) the Consolidated Financial Statements of the Company and the related notes thereto, which are incorporated herein by reference; (ii) the Unaudited Pro Forma Consolidated Financial Statement and notes thereto, which is included elsewhere herein; and (iii) Management's Discussion and Analysis of Financial Condition and Results of Operations, which is included elsewhere herein.


                                                                              PRO FORMA(1)    THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,             YEAR ENDED          MARCH 31,
                                   ----------------------------------------   DECEMBER 31,    -------------------
                                       1995            1996          1997         1997          1997       1998
                                   -------------   -------------   --------   -------------   --------   --------
                                   (AS RESTATED)   (AS RESTATED)
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenue........................    $538,012        $ 596,714     $572,625     $ 557,905     $147,546   $140,340
  Salaries and wages.............     314,790          398,573      377,363       370,625       93,578     88,198
  Other operating expenses.......     134,055          163,677      153,372       149,476       40,242     39,339
  Depreciation...................      14,187           28,276       29,355        28,954        6,985      8,304
  Amortization...................      18,048           25,713       24,137        24,137        6,114      6,118
  Interest expense, net..........       9,761           11,585       23,260        18,822        6,115      6,375
  Litigation settlement..........          --               --       52,500        52,500           --         --
  Restructuring and other
    charges......................      48,750          180,316       22,640        22,640           --        561
  Loss before extraordinary item
    and cumulative effect of
    accounting change............    $ (2,650)       $(137,337)    $(93,229)    $ (92,591)    $ (3,064)  $ (5,150)



                                                               AS OF DECEMBER 31,
                                                    ----------------------------------------        AS OF
                                                        1995            1996          1997      MARCH 31, 1998
                                                    -------------   -------------   --------    --------------
                                                    (AS RESTATED)   (AS RESTATED)
                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.................................    $ 90,043        $  56,492     $ 93,497       $ 98,686
  Intangible assets...............................     611,544          539,151      515,939        511,019
  Total assets....................................     935,790          936,854      874,027        880,309
  Total debt......................................     161,246          271,727      200,941        223,907
  Convertible subordinated debentures.............      63,375               --           --             --
  Stockholders' equity............................    $554,074        $ 508,525     $501,781       $494,758

                                                                             PRO FORMA(1)        THREE MONTHS
                                          YEAR ENDED DECEMBER 31,             YEAR ENDED       ENDED MARCH 31,
                                  ----------------------------------------   DECEMBER 31,     ------------------
                                      1995            1996          1997         1997          1997       1998
                                  -------------   -------------   --------   -------------    -------   --------
                                  (AS RESTATED)   (AS RESTATED)
                                                              (DOLLARS IN THOUSANDS)
CASH FLOW DATA:
  Net cash provided by (used
    for) operating activities...    $ 19,852        $  (7,863)    $(10,207)    $      --      $ 5,877   $ (8,533)
  Net cash (used for) provided
    by investing activities.....    (162,158)        (107,281)      97,432            --       (1,923)   (17,360)
  Net cash provided by (used
    for) financing activities...     144,335          103,796      (77,062)           --       (1,411)    15,244
OTHER FINANCIAL DATA:
  EBITDA(2).....................    $ 89,167        $  34,464     $ 41,890     $  37,804(3)   $13,726   $ 12,803
  Capital expenditures..........      51,120           51,135       19,971        19,863        3,400     15,638


---------------

(1) The Unaudited Pro Forma Consolidated Statement of Operations Data for the year ended December 31, 1997, gives effect to the divestiture of HRI as if it had occurred on January 1, 1997.

(2) EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization, litigation settlement, restructuring and other charges, extraordinary item and cumulative effect of accounting change. The following is a calculation of EBITDA for the year ended December 31, 1997:



                                                              (000'S)
                                                              --------
Net loss....................................................  $(19,303)
Interest expense............................................    23,260
Income taxes................................................   (16,773)
Depreciation................................................    29,355
Amortization................................................    24,137
Litigation settlement.......................................    52,500
Restructuring and other charges.............................    22,640
Extraordinary item..........................................   (76,391)
Cumulative effect of accounting change......................     2,465
                                                              --------
                                                              $ 41,890
                                                              ========



     See Note 4 to the notes to the Consolidated Financial Statements of Medaphis Corporation and subsidiaries where restructuring and other charges are discussed in more detail. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management believes that EBITDA is an appropriate measurement to use in evaluating the Company's operating performance as well as an approximation of the Company's liquidity. Moreover, substantially all of the Company's financing agreements contain covenants in which EBITDA, as defined therein, is used as a measure of financial performance. The method of calculating EBITDA set forth above may be different from calculations of EBITDA employed by other companies and, accordingly, may not be directly comparable to such other calculations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of other measures of performance determined in accordance with GAAP.


(3) EBITDA includes approximately $18.0 million of other charges which reduced revenue in the quarter ended September 30, 1997 consisting of the following:


                                                              (000'S)
                                                              -------
Adjustment to the methodology of calculating accounts
  receivable, unbilled......................................  $12,132
Adjustment to unbilled receivables related to one of the
  Company's software products...............................    3,000
Miscellaneous unusual bad debt reserves.....................    2,823
                                                              -------
                                                              $17,955
                                                              =======


     Such charges will be added back to the Company's consolidated net income for 1997 for purposes of calculating the fixed charge coverage incurrence test contained in the Indenture. See "Description of Notes."

                                  RISK FACTORS

     In addition to the other information set forth herein, prospective investors should carefully consider the following risk factors before deciding to participate in the Exchange Offer. The information contained in this Prospectus contains statements that are forward-looking in nature and, accordingly, are subject to a number of risks and uncertainties. A number of factors, including, but not limited to, those discussed below and those contained in "Disclosure Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Business," could cause actual results to differ materially from those anticipated by such forward-looking statements. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included or incorporated by reference herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "should," "seeks," "pro forma" or "anticipates," or the negative thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT


     The Company has substantial indebtedness and, as a result, significant debt service obligations. At March 31, 1998 the Company's ratio of total debt to total assets was 1:4. As of April 30, 1998, the Company had approximately $43 million of secured indebtedness outstanding and had approximately $37 million of additional borrowing availability under the New Credit Facility. See "Capitalization." In addition, the Indenture, the New Credit Facility and the Company's other debt instruments will allow the Company to incur additional indebtedness under certain circumstances. The Company's ability to make payments on the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.


     The Company believes, based on circumstances as of the date of this Prospectus, that its cash flow, together with available borrowings under the New Credit Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future, however, there can be no assurance that such results will be achieved. The Company's belief is based upon certain assumptions, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     The degree to which the Company is leveraged could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes may be impaired;
(ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) the New Credit Facility contains financial and other restrictive covenants, including without limitation those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets, capital expenditures, and prepayment of the Notes and those requiring maintenance of minimum net worth, minimum EBITDA and minimum interest coverage and limiting leverage; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest which expose the Company to the risk of increases in interest rates; and (v) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changes in its industry and changing economic conditions. As a result of the Company's level of indebtedness, its financial capacity to respond to market conditions, extraordinary capital needs and other factors may be limited. As of March 31, 1998 the Company was in compliance with the following financial covenants:



                                                            COVENANT        COMPANY
                                                          ------------    ------------
Minimum EBITDA..........................................  $ 10,000,000    $ 12,538,000
Minimum Interest Coverage Ratio.........................       2.0:1.0         3.1:1.0
Minimum Net Worth.......................................  $465,000,000    $494,758,000
Maximum Capital Expenditures............................  $ 42,000,000    $ 16,942,000


LITIGATION AND GOVERNMENT INVESTIGATIONS

     Medaphis is the subject of ongoing investigations by various state and federal agencies involving, among other things, billing and collection practices and potential allegations of fraud with respect to California Investigation and the GFS Investigation (as defined) and potential insider trading and certain accounting matters. Such actions could expose the Company and its subsidiaries to significant liabilities and penalties. Medaphis is also involved in substantial litigation which exposes the Company to material loss contingencies, including numerous federal securities class action lawsuits brought by shareholders and claims brought by former shareholders of entities acquired by the Company. The Company is also subject to certain qui tam litigation which the Company believes resulted in certain of the investigations by the above mentioned agencies. Medaphis has also received certain written demands that have not yet resulted in legal action and may receive demands with respect to actions recently taken, including modifications made to the computerized coding system used by its subsidiary, Gottlieb's Financial Services, Inc. ("GFS"), and the decision to transition from such coding system to manual coding. See "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources," "The Business -- Legal Proceedings" and the Legal Matters note to the Company's Consolidated Financial Statements.

     There can be no assurance that the Company will be able to defend these lawsuits successfully or that additional lawsuits or governmental investigations will not be commenced against the Company, nor can there be any assurance that the ongoing governmental investigations will not result in significant fines, damages or other penalties. Further, there can be no assurance that the lawsuits, the written demands and the pending governmental investigations and the resolution thereof will not have a disruptive effect upon the operations of the business, consume the time and attention of the senior management of the Company or have a material adverse effect upon the Company. In the event of an adverse outcome to pending litigation, there can be no assurance that insurance coverage, if any, would be available for or would fully cover any monetary damages assessed against the Company. Adverse developments or an adverse outcome in one or more of the lawsuits, written demands or investigations could have a material adverse effect on the Company or its ability to repay the Notes.


     The Company is unable to estimate the possible range of loss, if any, with respect to its material litigation, and accordingly has not accrued any liability with respect to such litigation.


DEPENDENCE ON TURNAROUND; FUTURE OPERATING RESULTS; MANAGEMENT

     The Company suffered several setbacks in recent years, including (i) government investigations into: (a) the billing and collection practices in two offices of MPSC (the "California Investigation"), and (b) the billing procedures and computerized coding system used in GFS to process claims, which may lead to claims of errors in billing (the "GFS Investigation"); (ii) the failure of prior managements' acquisition strategy to integrate companies acquired; (iii) several restatements of various financial statements of the Company, including restatements of the Company's fiscal 1994, 1995, 1996 and interim 1997 financial statements; (iv) the shutdown of the operations of one of the businesses acquired; (v) the abandonment of an extensive reengineering program that failed to realize the improvement in customer service and reduction of costs that were expected; (vi) a steep drop in the price of its common stock; and (vii) the filing of various lawsuits and claims made against the Company, including multiple putative shareholder class action lawsuits alleging violations of the federal securities laws. Consequently, the Company has been operating in what is commonly described as a "turnaround" situation. In addition to the risks generally associated with any entity in a turnaround situation, the Company faces certain challenges more specific to its operations, including: (i) integrating prior acquisitions into its ongoing operations; (ii) shifting its strategic focus from acquiring compatible businesses to running its existing businesses efficiently and profitably; (iii) successfully completing the combination of the operations of BSG and HIT under the Per-Se name; (iv) managing existing customers' perceptions of the Company's continued viability and refocusing on the high levels of customer service required to develop new customers and retain existing customers; (v) improving employee retention in light of stock price volatility and continuing government investigations and civil litigation; (vi) reducing costs and increasing efficiencies; and (vii) reevaluating the efficiency of its operations.

     There can be no assurance that the Company will successfully meet these or other operating challenges or that the Company's operating plans ultimately will be successful. Any such failure could have a material adverse effect on the Company's ability to repay the Notes.

     The Company's success in general, and the successful implementation of its operating plans in particular, is dependent upon, among other things, the continued contributions of the Company's senior management. There can be no assurance that the Company's management will be successful and the loss of services of those members could have a material adverse effect on the Company's businesses.


PRIOR PERIOD LOSSES



     The Company has had net losses in each of 1995, 1996, 1997 and the first quarter of 1998. Such losses have resulted in substantial part from restructuring and other charges and litigation settlements and to a lesser extent from amortization relating to acquisitions. There can be no assurance when or if the Company will generate net income in the future.



INTANGIBLE ASSETS



     As of December 31, 1997, the Company's balance sheet included approximately $516 million of unamortized intangible assets, which is greater than 59% and 103% of the Company's total assets and stockholders' equity, respectively. The current amortization rate on the unamortized intangible assets is in excess of $20 million per year.



     Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identifiable assets. GAAP requires goodwill and other intangibles to be amortized over the period benefited, which management has determined to be no less than 40 years.



     The Company amortizes goodwill over a period of 40 years as management believes that these assets have an indeterminate life. Management believes that Medaphis' value is in the differentiated service business it operates, which outlasts the individual clients that make it up, and that the current base of business, which has made Medaphis a leader in healthcare business management services, provides the foundation for continued growth. Management continually monitors events and circumstances both within the Company and within the industry which could warrant revisions to the Company's estimated useful life of goodwill. If the Company ever determines that a reduction in the amortization period is necessary, it could have a material impact on the Company's results of operations.



     During 1996 and 1997, management of the Company believed there were events and changes in circumstances that warranted a re-assessment as to whether the carrying amount of the intangible assets (approximately $434 million at December 31, 1997) for the Company's Physician Services segment was still recoverable. These events included: (i) operating losses reported for two consecutive years,
(ii) significant restructuring charges within the Physician Services segment and
(iii) absence of revenue growth within the Physician Services segment. Therefore, in accordance with applicable accounting rules, management prepared a 40 year undiscounted cash flow analysis to determine if these intangible assets were still recoverable. Management prepared the analysis with assumptions that reflected its current outlook on the business. In all instances, management believes the assumptions inherent in the analysis were reasonable and supportable. The following key assumptions were used in management's undiscounted cash flow analysis: revenue growth was forecasted at an average rate of 3.4% and the EBITDA margin was forecasted at approximately

3.5 percentage points above the current level. Such analysis indicated that no impairment of these intangible assets had occurred. However, the Company recognizes that modest adjustments to the assumptions could have a material impact on the analysis and related conclusions. For example, if the Physician Services segment is unable to improve its EBITDA margin, revenue growth of at least 4.1% would be required to allow for recoverability of these assets over the 40 year life. If the projected undiscounted cash flows used in the Company's recoverability analysis decreased to one dollar below the carrying value of the intangible assets, the Company would be required to record a non-cash impairment charge that may exceed $300 million to reduce the Physician Services segment's intangible assets to their fair value, as determined by discounting the future cash flows of this segment. Management still believes the current intangible asset balance is recoverable.



     Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in determining that the amortization period of goodwill is appropriate and that goodwill is not impaired. Management concluded that, based on the assumptions used, the anticipated future cash flows associated with the goodwill recognized in the acquisitions will continue indefinitely, and, based on such assumptions, there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.


RESTATEMENT OF FINANCIAL STATEMENTS; ACCOUNTING ISSUES

     In October 1996, the Company restated its financial results for the year and three months ended December 31, 1995. This restatement related primarily to a side letter relating to a license agreement entered into by Imonics in December 1995, which created a contingency upon license fees payable under the agreement. The contingency occurred, entitling the purchaser to a refund and cancellation of the contract. The license fee revenue payable under the agreement and recognized by the Company during the fourth quarter of 1995, together with amounts previously deemed immaterial, resulted in an aggregate reduction to net income for the quarter and year ended December 31, 1995 of $5.1 million.

     As a result of a review initiated by senior management and the Audit Committee of the Board of Directors in March 1997 prior to completion of the audit process for the Company's 1996 fiscal year, the Board of Directors determined that certain revenues and expenses may have been recorded incorrectly between certain quarters during 1996. In addition, Deloitte & Touche LLP ("Deloitte & Touche") provided to senior management of the Company a letter relating to the Company's internal control structure resulting from Deloitte & Touche's audit of the Company's financial statements for the year ended December 31, 1996. This letter reflected Deloitte & Touche's view that inadequate internal controls over the preparation of interim financial information for each fiscal quarter of 1996 constituted a material weakness in internal controls which resulted in certain errors and irregularities in the financial information for such quarters. The Company previously disclosed in its Form 10-K for its fiscal year ended December 31, 1996 that such errors and irregularities in its financial information had occurred for each fiscal quarter of 1996. In connection with the issuance of Deloitte & Touche's audit report dated March 31, 1997 on the Company's financial statements for the year ended December 31, 1996, the Company recorded all adjustments to its interim financial statements deemed appropriate for such errors and irregularities and consequently restated such interim financial statements. All adjustments were for interim period transactions and had no effect on the Company's 1996 annual pro forma net loss.

     The reports of Deloitte & Touche on the Company's financial statements for the fiscal year ended December 31, 1996, dated March 31, 1997, included an unqualified opinion with an explanatory paragraph that stated Deloitte & Touche's conclusion that uncertainty then existed regarding the ability of the Company to continue as a going concern due to a mandatory commitment reduction in the Company's existing credit facility that was required by July 31, 1997. However, the Company satisfied such commitment reduction on May 28, 1997 by applying the proceeds of the sale of HRI.

     On June 30, 1997, following a competitive review and request for proposal process in which Deloitte & Touche, the Company's then-present auditors, and a number of other nationally recognized accounting firms participated, the Company notified Deloitte & Touche that it had been dismissed as the Company's principal accountants and that the Company intended to engage new principal accountants. This action was recom-mended by the Audit Committee of the Company's Board of Directors, and the Board approved such change on June 27, 1997. On July 9, 1997, the Company engaged Price Waterhouse LLP ("Price Waterhouse") as the Company's new principal accountants.

     During the third quarter of 1997, in connection with a refinancing effort of the Company's then credit agreement, management evaluated certain revenue practices at Health Data Sciences Corporation ("HDS"), a wholly-owned subsidiary of the Company acquired in a merger transaction in June 1996 accounted for as a pooling-of-interests. These practices related principally to revenue recognized in fiscal years 1994, 1995 and 1996. As disclosed by the Company in its Form 10-Q for its fiscal quarter ending September 30, 1997, management determined that certain revenue of HDS was improperly recognized and, accordingly, determined to restate its financial statements for its 1994, 1995 and 1996 fiscal years and the first two fiscal quarters of its 1997 fiscal year. The effect of such restatements on the Company's net income (loss) for the years ended December 31, 1994, 1995 and 1996 was ($5.8) million, $(1.1) million and $(7.3) million, respectively. The cumulative reduction in assets caused by such restatement was $20.5 million.

     As a result of the HDS-related restatement, Deloitte & Touche withdrew its audit opinion dated March 31, 1997 in respect of the Company's 1994, 1995 and 1996 fiscal years. Consequently, the Company engaged Price Waterhouse to re-audit the Company's 1995 and 1996 fiscal years and audit the Company's nine-month period ending September 30, 1997. As indicated in a Current Report on Form 8-K filed by the Company on January 8, 1998 (the "January 8-K"), the Company determined to further restate the results of such periods to account for the December 1995 acquisition by the Company of Medical Management Sciences, Inc. ("MMS") on a purchase accounting basis (the "MMS Restatement"). Such acquisition had previously been accounted for as a pooling-of-interests.

     Financial statements for the Company's 1995, 1996 and 1997 fiscal years reflecting the HDS and MMS-related restatements were filed by the Company in its 1997 10-K filed on February 2, 1998. Such financial statements were audited by Price Waterhouse, which issued an unqualified audit opinion not subject to any modifying paragraphs.

     The Company received a subpoena from the Commission in connection with an ongoing Commission investigation on January 2, 1998. The subpoena seeks information in connection with the November 19 and December 23, 1997 restatements and certain charges taken by the Company in the third quarter of 1997. There can be no assurances that the results of such inquiry will not have a material adverse effect on the Company or that further restatements of the Company's financial statements will not be required.

     There can be no assurance that there will not be additional adjustments to or reserves taken in the Company's financial statements in respect of the pending or future lawsuits and government investigations. See "-- Litigation and Government Investigations" and "The Business -- Legal Proceedings."

EVOLVING INDUSTRY STANDARDS; RAPID TECHNOLOGICAL CHANGES

     The markets for Medaphis' software products and services are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Medaphis' success in its business will depend in part upon its continued ability to enhance its existing products and services, to introduce new products and services quickly and cost-effectively to meet evolving customer needs, to achieve market acceptance for new product and service offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that Medaphis will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of Medaphis will not develop competitive products, or that any such competitive products will not have an adverse effect upon Medaphis' operating results.

     The Company intends further to refine, enhance and develop certain of the Company's existing software and billing systems and to change all of the Company's billing and accounts receivable management services operations over to the Company's most proven software systems and technology to reduce the number of systems and technologies that must be maintained and supported. Among the systems that the Company has determined no longer to support is GFS's coding system for emergency room billing. See "Management's

Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources." Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be successful in refining, enhancing and developing its software and billing systems going forward, that the costs associated with refining, enhancing and developing such software and systems will not increase significantly in future periods, that the Company will be able successfully to migrate the Company's billing and accounts receivable management services operations to the Company's most proven software systems and technology or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

CLIENT/SERVER INFORMATION TECHNOLOGY PRODUCTS

     Medaphis' client/server information technology business involves, among other things, projects designed to reengineer significant customer operations through the strategic use of imaging, client/server and other advanced technologies. Failure to meet expectations with respect to a major project could damage the Company's reputation and standing in the client/server information technology marketplace, affect its ability to attract new client/server information technology business, result in the payment of damages to the customer, jeopardize the Company's ability to collect for services already performed on the project and otherwise adversely affect its results of operations.

POTENTIAL "YEAR 2000" PROBLEMS

     It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, and is querying its customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. Through its review, the Company has identified a number of older legacy systems that will be abandoned in favor of a limited number of more efficient processing systems, rather than making all the systems Year 2000 compliant. GFS's computerized coding system is one of the legacy systems from which the Company has determined to transition. See "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources." The Company believes that it is on target to have completed these system migration efforts with respect to its Physician Services and Hospital Services businesses in the first quarter of 1999. Per-Se Technologies' products are scheduled to be Year 2000 compliant by the releases due out in the third quarter of 1998. The estimated cost of the Company's Year 2000 compliance efforts is $10 million to $15 million over 1998 and 1999, the majority of which represents redirection of internal resources. However, there can be no assurance that the Company will identify all such Year 2000 problems in its computer systems or those of its customers, vendors or resellers in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition and results of operations. The revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenue. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected such problems.

COMPETITION; INDUSTRY AND MARKET CHANGES

     The business of providing management services and information technology to physicians and hospitals is highly competitive. Medaphis competes with certain national and regional physician and hospital reimbursement organizations and collection businesses (including local independent operating companies), certain national information and data processing organizations and certain physician groups and hospitals that provide their own business management services. Potential industry and market changes that could adversely affect the billing and collection aspects of Medaphis' business include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes and (ii) new alliances between healthcare providers and third-party payors in which healthcare providers are employed by such third-party payors. The business of providing application software, information technology and consulting services is also highly competitive and Medaphis faces competition from certain national and regional companies in connection with its technology operations. Certain of Medaphis' competitors have longer operating histories and greater financial, technical and marketing resources than Medaphis. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon Medaphis.

     The Company's business is affected by, among other things, trends in the U.S. healthcare industry. As healthcare expenditures have grown as a percentage of the U.S. Gross National Product, public and private healthcare cost containment measures have applied pressure to the margins of healthcare providers. Historically, some healthcare payors have paid the prices established by providers while other healthcare payors, notably government agencies and managed care companies, have paid less than established prices (in many cases less than the average cost of providing the services). As a consequence, prices charged to healthcare payors willing to pay established prices have increased in order to recover the cost of services purchased by government agencies and others but not paid for by them (i.e., "cost shifting"). The increasing complexity in the reimbursement system and assumption of greater payment responsibility by individuals have caused healthcare providers to experience increased accounts receivable and bad debt levels and higher business office costs. Healthcare providers historically have addressed these pressures on profitability by increasing their prices, by relying on demographic changes to support increases in the volume and intensity of medical procedures and by cost shifting. Notwithstanding the providers' responses to these pressures, management believes that the revenue growth rate experienced by the Company's clients continues to be adversely affected by increased managed care and other industry factors affecting healthcare providers in the United States. At the same time, the process of submitting healthcare claims for reimbursement to third party payors in accordance with applicable industry and regulatory standards continues to grow in complexity and to become more costly. Management believes that these trends have adversely affected and could continue to adversely affect the revenues and profit margins of the Company's operations.

GOVERNMENTAL INVESTIGATORY RESOURCES AND HEALTHCARE REFORM

     The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possibly fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

     In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, Pub. L. No. 104-191, 1996 U.S.C.C.A.N. (110 Stat. 1936) (codified in scattered titles of the United States Code, including 18, 26, 29 and 42 U.S.C.), which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

     In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. Both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. In late 1995, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes in the Medicare and Medicaid programs. The Balanced Budget Act of 1997 instituted substantial reductions in Medicare program expenditures. Medaphis anticipates that future legislation may change aspects of the present methods of paying physicians under such programs and provide incentives for Medicare and Medicaid beneficiaries to enroll in health maintenance organizations and other managed care plans. Medaphis cannot predict the effect of any such legislation, if adopted, on its operations.

     A number of states in which Medaphis has operations either have adopted or are considering the adoption of healthcare reform proposals at the state level. Medaphis cannot predict the effect of proposed state healthcare reform laws on its operations. Additionally, certain reforms are occurring in the healthcare market, including certain employer initiatives such as creating purchasing cooperatives and contracting for healthcare services for employees through managed care companies (including health maintenance organizations), and certain provider initiatives such as risk-sharing among healthcare providers and managed care companies through capitated contracts and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing services through integrated delivery systems may result in a decrease in demand for Medaphis billing and collection services for particular physician practices.

EXISTING GOVERNMENT REGULATION

     Existing government regulation can adversely affect Medaphis' business through, among other things, its potential to reduce the amount of reimbursement received by Medaphis' clients for healthcare services. Medaphis' medical billing and collection activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs. See "The Business -- Legal Proceedings."

     Submission of claims for services or procedures that are not provided as claimed, or which otherwise violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and for such person to share in any amounts paid to the government in damages and civil penalties. Under applicable law, successful plaintiffs can receive up to 25-30% of the total recovery from the defendant. Such qui tam actions or "whistle-blower" lawsuits have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry, such as Medaphis and many of its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claims action, may be subjected to government investigation and possible criminal fines, may be sued by private payors and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Some state laws also provide for false claims actions, including actions initiated by a qui tam plaintiff. Medaphis is currently the subject of several federal investigations and recently became aware that it was a defendant in a qui tam litigation. There can be no assurance that Medaphis will not be the subject of additional false claims or qui tam proceedings relating to its billing and collection activities or that Medaphis will not be the subject of further government scrutiny or investigations relating to its billing and accounts receivable management services operations. Any such proceeding or investigation could have a material adverse effect upon the Company. See "The Business -- Legal Proceedings."

     Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act (the "Federal Fair Debt Act") sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by debt collectors. Various states have also promulgated laws and regulations that govern credit collection practices. AssetCare, Inc. a subsidiary of the Company, is registered as a debt collector in 26 states; however, there can be no assurance that the Company and its subsidiaries (other than AssetCare), will not be subjected to regulation as a "debt collector" under the Federal Fair Debt Act or as a "collection agency" under certain state collection agency laws and regulations. In the event that the Company or a subsidiary of the Company other than AssetCare is subjected to such regulation, its impact on the Company cannot be predicted.

     The ownership and operation of hospitals is subject to comprehensive regulation by federal and state governments which may adversely affect hospital reimbursement. Such regulation could have an adverse effect on the operations of hospitals in general, and consequently reduce the amount of the Company's revenue related to its hospital clients.

     There can be no assurance that current or future government regulations or healthcare reform measures will not have a material adverse effect upon Medaphis' business.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture governing the Notes contains certain covenants directly or indirectly limiting, subject to certain important exceptions, the incurrence of additional indebtedness (in part through fixed charge coverage test measured on a pro forma basis at the time of any proposed incurrence of indebtedness), the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of liens, the declaration and payment of dividends and other distributions to equityholders, dividend and other payment restrictions affecting the Company's subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. A breach of any of these covenants could result in a default under the Indenture. In addition, the New Credit Facility and the instruments governing the Company's other indebtedness contain other, more restrictive covenants, including restrictions on the Company's ability to prepay the Notes and will require the Company to satisfy certain financial tests. See "New Credit Facility." The Company's ability to comply with such covenants and to satisfy such financial tests may be affected by events beyond its control. A breach of any of these covenants could result in a default under the applicable indebtedness. In the event of a default under the New Credit Facility, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable, and could terminate all commitments thereunder. In addition, a default under the New Credit Facility or the instruments governing the Company's other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's other indebtedness, and a default under the Indenture could constitute a cross-default under the New Credit Facility and any instrument governing the Company's other indebtedness. The occurrence of a default under any indebtedness of the Company could therefore have a material adverse effect on the Company. See "Description of Notes -- Certain Covenants" and "Description of New Credit Facility."

HOLDING COMPANY STRUCTURE; EFFECTS OF LIENS ON ASSETS

     Substantially all of the Company's consolidated operating income will be generated by its subsidiaries. As a result, Medaphis will depend on the earnings and cash flow of, and dividends and distributions or advances from, its Restricted Subsidiaries (as defined) to provide the funds necessary to meet its debt service obligations, including the payment of principal of and interest on the Notes. There can be no assurance that the Company's subsidiaries will generate sufficient cash flow to dividend, distribute or advance funds to the Company. Should the Company fail to satisfy any payment obligation under the Notes, the holders thereof would have a direct claim therefor against the Subsidiary Guarantors pursuant to the Subsidiary Guarantees. However, substantially all of the material assets of the Company and the Subsidiary Guarantors are pledged to secure the obligations of the Company and such subsidiaries under the New Credit Facility and other assets of the Company and the Subsidiary Guarantors may secure other secured obligations as well. The Indenture will limit, but not prohibit, the ability of the Company and its Restricted Subsidiaries to incur additional secured indebtedness. In the event of a default under the New Credit Facility (or any other secured indebtedness), the lenders thereunder would be entitled to a claim on the assets securing such indebtedness which is prior to any claim of the holders of the Notes. Accordingly, there may be insufficient assets remaining after payment of secured claims against the Company and the Subsidiary Guarantors (including claims of lenders under the New Credit Facility) to pay amounts due on the Notes. See
"-- Substantial Leverage; Ability to Service Debt."

POTENTIAL FAILURE TO MAKE PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company must offer to purchase the Notes at a purchase price of 101% of the principal amount of the Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. In such circumstances, the Company may be required to obtain any requisite consent from its lenders, including under the New Credit Facility, to permit the repurchase of the Notes. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company may be unable to offer to repurchase the Notes, which would constitute an Event of Default under the Indenture. It is unlikely that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchase of the Notes) as described above or that the Company would be able to refinance its outstanding indebtedness in order to permit it to repurchase the Notes or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company. See "Description of Notes -- Certain Covenants -- Change of Control."

     The events that constitute a Change of Control under the Indenture may also be events of default under the New Credit Facility or other secured or unsecured senior indebtedness of the Company. Such events may permit the holders under such debt instruments to refuse to advance additional funds, reduce the borrowing base thereunder or accelerate the maturity of the debt, and, if the debt is not paid, to enforce security interests in, or commence litigation that could ultimately result in a sale of, substantially all the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the Notes and afford the benefit of the Change of Control provisions to the holder of the Notes. See "-- Holding Company Structure; Effects of Liens on Assets."

FRAUDULENT CONVEYANCE

     The obligations of the Company under the Notes, and the application of the net proceeds therefrom, may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or other lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of the Company or a representative of any of the Company's creditors. If a court in such case or lawsuit were to find that, at the time the Company issued the Notes or at the time of the closing of the New Credit Facility and related transactions, the Company (i) intended to hinder, delay or defraud any existing or future creditor or (ii) did not receive fair consideration or reasonably equivalent value for issuing the Notes or in connection with related transactions, and the Company either (A) was insolvent or rendered insolvent by reason thereof, (B) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (C) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company, direct that holders of the Notes return any amounts paid thereunder to the Company or to a fund for the benefit of its creditors or take other action detrimental to the holders of the Notes, all of which may result in the holders of the Notes receiving no payment or less than the principal amount on the Notes.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts, including contingent liabilities, at that time is greater than the then-fair value of its assets or if the fair saleable value of the assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the issuance of the Notes and the closing under the New Credit Facility or that, regardless of the standard, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the issuance of the Notes and the closing under the New Credit Facility.

     The Company's obligations under the Notes are guaranteed by the Subsidiary Guarantors, and the Subsidiary Guarantees also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of a Subsidiary Guarantor or a representative of any such creditors. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guarantees could also be subject to the claim that, since the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Subsidiary Guarantor's obligation under its Subsidiary Guarantee, subordinate the Subsidiary Guarantee to the other indebtedness of a Subsidiary Guarantor, direct that holders of the Notes return any amounts paid under a Subsidiary Guarantee to the relevant Subsidiary Guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Notes.

ABSENCE OF PUBLIC MARKET FOR NOTES

     The Old Notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

     Although the New Notes may be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. The Company does not intend to apply for listing of the New Notes on a national securities exchange or for quotation of the New Notes on an automated dealer quotation system. Although Donaldson, Lufkin & Jenrette Securities Corporation, the initial purchaser in the offering of the Old Notes, has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so, and any such market-making, if initiated, may be discontinued at any time without notice. The liquidity of any market for the New Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the New Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the New Notes independent of the financial performance of, or prospects for, the Company.

     Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with provisions of Rule 144 under the Securities Act.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. There can be no assurance that the market, if any, for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the New Notes.

CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

     The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

     The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture.

EXCHANGE OFFER PROCEDURES

     Subject to the conditions set forth under "The Exchange Offer -- Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message (as defined under "The Exchange Offer -- Acceptance for Exchange and Issuance of New Notes") if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is not under a duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with Donaldson, Lufkin & Jenrette Securities Corporation, pursuant to which the Company agreed to file and to use its commercially reasonable efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Old Notes for notes with terms identical in all material respects to the terms of the Old Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed by April 21, 1998 and declared effective by June 22, 1998, Liquidated Damages will be payable on the Old Notes. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any Liquidated Damages thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Old Notes" and "Description of Notes."

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $175,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $175,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in denominations of $1,000 or any integral multiple thereof.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $175,000,000 aggregate principal amount of the Old Notes are outstanding.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Old Notes."

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

     Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER BASED ON SUCH HOLDERS OWN FINANCIAL POSITIONS AND REQUIREMENTS.

     The term "Expiration Date" means 5:00 p.m., New York City time, on
            , 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

     The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "-- Withdrawal Rights," and
(iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal Rights") promptly after the Expiration Date.

     Subject to the conditions set forth under "-- Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when certificates for Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC. See "-- Procedures for Tendering Old Notes -- Book-Entry Transfer." The term "Agent's Message" means a message transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

     Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

     Pursuant to the Letter of Transmittal, or the Agent's Message, as the case may be, a holder of Old Notes will warrant and agree in the Letter of Transmittal or pursuant to the Agent's Message that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

Valid Tender

     Except as set forth below, in order for Old Notes to be validly tendered by book-entry transfer, an Agent's Message or a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and in either case any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier at one of the Exchange Agent's addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date and either (i) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below or (ii) the guaranteed delivery procedures set forth below must be complied with.

     Except as set forth below, in order for Old Notes to be validly tendered by a means other than by book-entry transfer, a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier at one of the Exchange Agent's addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date and either (i) such Old Notes must be delivered to the Exchange Agent on or prior to the Expiration Date or (ii) guaranteed delivery procedures set forth below must be complied with.

     If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer

     The Exchange Agent and DTC have confirmed that any Direct Participant (as defined in "Description of Notes -- Book-Entry, Delivery and Form") in DTC's book-entry transfer facility system may utilize DTC's ATOP procedures to tender Old Notes. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Direct Participant may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message or a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal must in any case be delivered to and received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Signature Guarantees

     Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

Guaranteed Delivery

     If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

     (a) such tenders are made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

     (c) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

     Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

     The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

Determination of Validity

     All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The interpretation by the Company of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

     The Company is making the Exchange Offer for the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "-- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

     In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Old Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON NEW NOTES

     Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after February 20, 1998. Accordingly, such holders of Old Notes as of the record date for the payment of interest on August 15, 1998 will be entitled to receive interest on the New Notes issued in exchange therefor accrued from and after February 20, 1998.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

     (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

     (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer; or

     (c) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose or any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgement that any of the foregoing events or conditions has occurred or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

      By Registered or Certified Mail:                By Hand or Overnight Delivery:
     State Street Bank and Trust Company            State Street Bank and Trust Company
         Corporate Trust Department                Corporate Trust Department, 4th Floor
                P.O. Box 778                              Two International Place
            Boston, MA 02102-0078                            Boston, MA 02110

                             Confirm By Telephone:
                               Sandra Szczsponik
                                 (617) 664-5587

                            Facsimile Transmissions:
                          (Eligible Institutions Only)
                                 (617) 664-5395

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  General

     The following discussion summarizes certain United States Federal income tax considerations associated with the exchange of Old Notes for New Notes and the ownership and disposition of New Notes. This summary applies only to beneficial owners of Old Notes who acquired such Old Notes at the initial offering from Donaldson, Lufkin & Jenrette Securities Corporation for the original offering price therefor and who acquire New Notes pursuant to the Exchange Offer. This summary is based upon existing United States Federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States Federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (including, for example, financial institutions, insurance companies, broker-dealers, persons having a functional currency other than the United States dollar, United States expatriates, tax-exempt organizations and holders (whether actual or constructive) of 10% or more of the total combined voting power of all classes of stock of the Company). In addition, this summary does not discuss any foreign, state or local tax considerations and assumes that holders of the New Notes will hold the New Notes as "capital assets" (generally, property held for investment). Prospective holders of New Notes should consult their tax advisors regarding the United States Federal, state, local, and foreign income and other tax considerations of the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes.

     For purposes of this summary, a "United States holder" is an individual who is a citizen or resident of the United States, a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof, or a person or other entity who is otherwise subject to United States Federal income taxation on a net income basis in respect of income derived from the New Notes.

  Exchange Offer

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for United States Federal income tax purposes because, under United States Treasury regulations, the New Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, the holders of Old Notes will not recognize taxable gain or loss upon the exchange of such Old Notes for the New Notes, and any such holder will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

  United States Holders

     Interest payable on the New Notes will be includible in the income of a United States holder at the time accrued or received in accordance with such holder's regular method of accounting for United States Federal income tax purposes.

     A United States holder will recognize a capital gain or loss upon the sale or other disposition of a New Note in an amount equal to the difference between the amount realized from such disposition (exclusive of any amount paid for accrued interest not previously included in income, which amount will be taxable as ordinary income) and the holder's adjusted tax basis in the New Note. Such capital gain or loss will be long-term capital gain or loss if the holder has held the New Note for more than one year at the time of disposition. In certain circumstances, holders of New Notes that are individuals may be entitled to preferential treatment for net long-term capital gains, including, as a result of recently enacted legislation, in the case of a capital asset held for more than 18 months at the time of the disposition.

  Non-United States Holders

     An investment in the New Notes by a non-United States holder generally will not give rise to any United States Federal income tax consequences, unless the interest received or any gain recognized on the sale or other disposition of the New Notes by such holder is treated as effectively connected with the conduct by such holder of trade or business in the United States, or, in the case of gains derived by an individual, such individual is present in the United States for 183 days or more and certain other requirements are met.

     In order to avoid back-up withholding of 31% on payments of interest and principal made by United States payors, a non-United States holder of the New Notes must generally complete, and provide the payor with, an Internal Revenue Service Form W-8 ("Certificate of Foreign Status"), or other documentary evidence, certifying that such holder is an exempt foreign person.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for the Old Notes as described in the Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled.

     The gross proceeds from the offering of the Old Notes ($175.0 million), together with available cash ($16.4 million) and the initial borrowing under the New Credit Facility ($30.0 million), were used to pay the fees and expenses associated therewith ($7.9 million) and to refinance the Company's $210 million outstanding principal amount of Bridge Notes plus $3.5 million of accrued interest. Approximately $157.5 million of the proceeds from the sale of the Bridge Notes was used by the Company on December 23, 1997 to repay and refinance in full the Company's then existing credit facility which was scheduled to mature on June 30, 1998 and which would have required the issuance by the Company to the lenders thereunder of warrants for 1% of the voting common stock of the Company if such credit agreement had not been repaid in full prior to December 31, 1997. In addition, on January 22, 1998, the remaining $25 million of Bridge Notes was purchased and approximately $10 million of the proceeds therefrom was used to purchase certain real property then under lease to the Company.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1997 and as adjusted to give effect to the offering of the Old Notes, the initial borrowing under the New Credit Facility and the application of the net proceeds therefrom and available cash as if they had occurred on such date. This table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the Consolidated Financial Statements of the Company and the related notes thereto, which are incorporated herein by reference.

                                                                AS OF DECEMBER 31, 1997
                                                                -----------------------
                                                                 ACTUAL     AS ADJUSTED
                                                                --------    -----------
                                                                (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................    $ 17,794     $  3,000
LONG-TERM DEBT (INCLUDING CURRENT PORTION):
  Bridge Notes(1)...........................................    $185,000     $     --
  Other Debt................................................      15,941       15,941
  New Credit Facility(2)....................................          --        6,456
  The Notes offered hereby..................................          --      175,000
                                                                --------     --------
          Total long-term debt, including current portion...    $200,941     $197,397
                                                                ========     ========
STOCKHOLDERS' EQUITY:
  Preferred stock, no par value, 20,000,000 shares
     authorized; none outstanding...........................          --           --
  Common stock, voting, $0.01 par value, 200,000,000
     authorized; 73,204,000 issued and outstanding..........    $    732     $    732
  Common stock, non-voting, $0.01 par value, 600,000 shares
     authorized; none outstanding...........................          --           --
  Additional paid-in capital................................     678,998      678,998
  Accumulated deficit.......................................    (177,949)    (182,825)(3)
                                                                --------     --------
          Total stockholders' equity........................    $501,781     $496,905
                                                                --------     --------
       TOTAL CAPITALIZATION.................................    $702,722     $694,302
                                                                ========     ========

---------------

(1) Represents outstanding principal of the Bridge Notes as of December 31, 1997. At the time of repayment, there was $210 million in principal outstanding under the Bridge Notes.
(2) The actual amount of the initial borrowing under the New Credit Facility was $30,000,000.
(3) The change in accumulated deficit and total stockholders' equity results from the write-off of $4.9 million, net of tax of $3.2 million, of previously deferred financing fees relating to the Company's Bridge Notes.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated financial information for Medaphis for and as of each of the five fiscal years in the period ended December 31, 1997 and the three months ended March 31, 1997 and 1998 and as of March 31, 1998. The financial statements of the Company for each of the three fiscal years in the period ended December 31, 1997 are incorporated herein by reference. The selected consolidated financial information of Medaphis for and as of each of the three fiscal years in the period ended December 31, 1997 has been derived from the audited consolidated financial statements of Medaphis, which give retroactive effect to the mergers with the Automation Atwork Companies ("Atwork"), HRI, BSG Government, BSG and HDS, all of which have been accounted for using the pooling-of-interests method of accounting. The selected consolidated financial data of Medaphis for and as of the two fiscal years in the period ended December 31, 1994 have been derived from the unaudited consolidated financial statements of Medaphis, which give retroactive effect to the mergers with Atwork, HRI, BSG Government, BSG and HDS. The Company's selected consolidated financial data for the three months ended March 31, 1997 and 1998 and as of March 31, 1998 have been derived from the unaudited consolidated financial statements for the quarterly period ended March 31, 1998, which are incorporated herein by reference. The Company's consolidated financial statements as of and for each of the two fiscal years in the period ended December 31, 1994 are unaudited because the Company's predecessor accountants withdrew its audit opinions covering these periods. See Note 2 to the Notes to Consolidated Financial Statements, incorporated herein by reference. Management believes that the unaudited consolidated financial statements referred to above include all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the financial position and results of operations for such periods.


     The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the Consolidated Financial Statements of the Company and the related notes thereto incorporated herein by reference.


                                                               YEAR ENDED                                     THREE MONTHS ENDED
                                                              DECEMBER 31,                                         MARCH 31,
                                -------------------------------------------------------------------------     -------------------
                                    1993            1994            1995            1996          1997          1997       1998
                                -------------   -------------   -------------   -------------   ---------     --------   --------
                                (AS RESTATED)   (AS RESTATED)   (AS RESTATED)   (AS RESTATED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenue.....................    $250,094        $369,483        $ 538,012       $ 596,714     $ 572,625     $147,546   $140,340
  Salaries and wages..........     151,913         216,950          314,790         398,573       377,363       93,578     88,198
  Other operating expenses....      65,258          88,655          134,055         163,677       153,372       40,242     39,339
  Depreciation................       6,967           9,065           14,187          28,276        29,355        6,985      8,304
  Amortization................       6,926          10,310           18,048          25,713        24,137        6,114      6,118
  Interest expense, net.......       6,202           5,591            9,761          11,585        23,260        6,115      6,375
  Litigation settlement.......          --              --               --              --        52,500           --         --
  Restructuring and other
    charges...................          --              --           48,750         180,316        22,640           --        561
  Income (loss) before
    extraordinary item and
    cumulative effect of
    accounting change.........       5,984          25,682           (2,650)       (137,337)      (93,229)      (3,064)    (5,150)
  Net income (loss)...........       5,984          25,682           (2,650)       (137,337)      (19,303)(2)   (3,064)   (10,707)
  Pro forma net income
    (loss)(1).................    $  6,001        $ 24,251        $  (4,780)      $(136,358)    $ (19,303)    $ (3,064)  $(10,707)
  Weighted average shares
    outstanding...............      39,179          46,128           52,591          71,225        72,679       72,235     73,479
PER SHARE DATA:(1)
  Pro forma basic income
    (loss) before
    extraordinary item and
    cumulative effect of
    accounting change.........    $   0.15        $   0.53        $   (0.09)      $   (1.91)    $   (1.28)    $  (0.04)  $  (0.07)
  Pro forma basic net income
    (loss)....................    $   0.15        $   0.53        $   (0.09)      $   (1.91)    $   (0.26)    $  (0.04)  $  (0.15)



                                                                  AS OF DECEMBER 31,                                AS OF
                                       ------------------------------------------------------------------------   MARCH 31,
                                           1993            1994            1995            1996          1997       1998
                                       -------------   -------------   -------------   -------------   --------   ---------
                                       (AS RESTATED)   (AS RESTATED)   (AS RESTATED)   (AS RESTATED)
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Working Capital....................    $ 48,757        $ 65,549        $ 90,043        $ 56,492      $ 93,497   $ 98,686
  Intangible assets..................     181,000         376,827         611,544         539,151       515,939    511,019
  Total assets.......................     334,361         597,487         935,790         936,854       874,027    880,309
  Total debt.........................      76,308         218,374         161,246         271,727       200,941    223,907
  Convertible subordinated
    debentures.......................      63,375          63,375          63,375              --            --         --
  Stockholders' equity...............    $166,706        $236,003        $554,074        $508,525      $501,781   $494,758

                                                         YEAR ENDED                                      THREE MONTHS
                                                        DECEMBER 31,                                    ENDED MARCH 31,
                          -------------------------------------------------------------------------   -------------------
                              1993            1994            1995            1996          1997        1997       1998
                          -------------   -------------   -------------   -------------   ---------   --------   --------
                          (AS RESTATED)   (AS RESTATED)   (AS RESTATED)   (AS RESTATED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CASH FLOW DATA:
  Net cash provided by
    (used for) operating
    activities..........    $     --        $     --        $  19,852       $  (7,863)    $ (10,207)  $  5,877   $ (8,533)
  Net cash (used for)
    provided by
    investing
    activities..........          --              --         (162,158)       (107,281)       97,432     (1,923)   (17,360)
  Net cash provided by
    (used for) financing
    activities..........          --              --          144,335         103,796       (77,062)    (1,411)    15,224
OTHER FINANCIAL DATA:
  EBITDA(3).............    $     --        $     --        $  89,167       $  34,464     $  41,890   $ 13,726   $ 12,803
  Capital
    expenditures........          --              --           51,120          51,135        19,971      3,400     15,638
  Ratio of earnings to
    fixed charges.......        2.37            4.97               --(4)           --(4)         --(4)      --(4)      --(4)


---------------

(1) In 1995 and 1996, Company acquired Atwork, Consort, IVC, BSG Government and BSG in merger transactions accounted for as poolings-of-interests. Prior to the mergers, Atwork, Consort, IVC, BSG Government and a company acquired by BSG prior to the Company's merger with BSG had elected "S" corporation status for income tax purposes. As a result of the mergers (or, in the case of the company acquired by BSG, its acquisition by BSG), such entities terminated their "S" corporation elections. Pro forma net income (loss) and pro forma net income (loss) per common share are presented in the consolidated statements of operations as if each of these entities had been a "C" corporation during the periods presented.
(2) Reflects extraordinary income of $76.4 million relating to the sale of HRI and a $2.5 million charge for the change in accounting for business process reengineering costs in accordance with EITF 97-13 (as defined).

(3) EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization, litigation settlement, restructuring and other charges, extraordinary item and cumulative effect of an accounting change. The following is a calculation of EBITDA for the year ended December 31, 1997:



                                                              (000'S)
                                                              --------
Net loss....................................................  $(19,303)
Interest expense............................................    23,260
Income taxes................................................   (16,773)
Depreciation................................................    29,355
Amortization................................................    24,137
Litigation settlement.......................................    52,500
Restructuring and other charges.............................    22,640
Extraordinary item..........................................   (76,391)
Cumulative effect of accounting change......................     2,465
                                                              --------
                                                              $ 41,890
                                                              ========



     See Note 4 to the notes to the Consolidated Financial Statements of Medaphis Corporation and subsidiaries. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management believes that EBITDA is an appropriate measurement to use in evaluating the Company's operating performance as well as an approximation of the Company's liquidity. Moreover, substantially all of the company's financing agreements contain covenants in which EBITDA, as defined therein, is used as a measure of financial performance. The method of calculating EBITDA set forth above may be different from calculations of EBITDA employed by other companies and, accordingly, may not be directly comparable to such other calculations. See "Management's Discussion and Analysis of Financial

    Condition and Results of Operations" for a discussion of other measures of performance determined in accordance with GAAP.
(4) Earnings did not cover fixed charges by $3.9 million, $215.5 million and $110.0 million in 1995, 1996 and 1997, respectively, and by $5.5 million and $8.6 million in the three months ended March 31, 1997 and 1998, respectively.

                        UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENT

     The Unaudited Pro Forma Consolidated Financial Statement is based on the historical presentation of the consolidated financial statements of Medaphis. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to the divestiture of HRI as if it had occurred on January 1, 1997. The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997 is not presented since Medaphis' December 31, 1997 balance sheet does not include HRI.

     The Unaudited Pro Forma Consolidated Statement of Operations includes the historical operating results of Medaphis and HRI from the beginning of the period covered by such statement until the earlier of the date of disposition or the end of the period covered by such statement.

     The Unaudited Pro Forma Consolidated Financial Statement does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the period presented and they are not necessarily indicative of operating results to be expected in future periods. The Unaudited Pro Forma Consolidated Financial Statement and notes thereto should be read in conjunction with the Consolidated Financial Statements and the related notes thereto of Medaphis, which are incorporated herein by reference.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31, 1997
                                                            ----------------------------------
                                                            MEDAPHIS     HRI(1)      PRO FORMA
                                                            ---------   --------     ---------
                                                                  (DOLLARS IN THOUSANDS)
Revenue...................................................  $ 572,625   $(14,720)    $ 557,905
                                                            ---------   --------     ---------
Salaries and wages........................................    377,363     (6,738)      370,625
Other operating expenses..................................    153,372     (3,896)      149,476
Depreciation..............................................     29,355       (401)       28,954
Amortization..............................................     24,137         --        24,137
Interest expense, net.....................................     23,260     (4,438)(2)    18,822
Litigation settlement.....................................     52,500         --        52,500
Restructuring and other charges...........................     22,640         --        22,640
                                                            ---------   --------     ---------
          Total expenses..................................    682,627    (15,473)      667,154
Income (loss) before income taxes.........................   (110,002)       753      (109,249)
Income tax (benefit) expense..............................    (16,773)       115(3)    (16,658)
                                                            ---------   --------     ---------
Income (loss) before extraordinary item and cumulative
  effect of accounting change.............................  $ (93,229)  $    638     $ (92,591)
Basic loss before extraordinary item and cumulative effect
  of accounting change per common share...................  $   (1.28)               $   (1.27)
                                                            =========                =========
Weighted average shares outstanding.......................     72,679                   72,679
                                                            =========                =========

---------------

(1) The results of HRI are for the period from January 1, 1997 through May 28, 1997 (date of divesture).
(2) Represents the following adjustment to interest expenses assuming the Company had completed the sale of HRI as of January 1, 1997:

Proceeds from sale of HRI, net..............................  $117,000
Interest rate...............................................       9.5%
                                                              --------
Annual interest expense savings.............................  $ 11,115
Adjustment for period outstanding...........................      .417
                                                              --------
                                                              $  4,631
Less HRI interest income, as reported.......................       193
                                                              --------
                                                              $  4,438
                                                              ========

(3) Reflects tax expense for the above adjustments using the Company's effective tax rate.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company suffered several setbacks in recent years, including: (i) government investigations into: (a) the billing and collection practices in two offices of Medaphis Physician Services Corporation ("MPSC"), and (b) the billing procedures and computerized coding system used at Gottlieb's Financial Services ("GFS") to process claims, which may lead to claims of errors in billing; (ii) the failure of prior management's acquisition strategy to integrate businesses acquired; (iii) several restatements of various financial statements of the Company, including restatements of the Company's fiscal 1995, 1996 and interim 1997 financial statements; (iv) the shut down of the operations of one of the companies acquired; (v) the abandonment of an extensive reengineering program that failed to realize the improvement in customer service and reduction of costs that were expected; (vi) a steep drop in the price of its Common Stock; and (vii) the filing of various lawsuits and claims made against the Company, including multiple putative shareholder class action lawsuits alleging violations of the federal securities laws.

     In response to certain of these setbacks, assembly of a new management team began in the fourth quarter of 1996, headed by David E. McDowell (former President and Chief Operating Officer of McKesson Corporation). The new management team combines healthcare industry talent with information technology expertise from other industries that have already undergone the transition to effective use of information technology. The Company believes that the combined strengths of this team position Medaphis to take advantage of growth opportunities in the healthcare marketplace.

     In addition, in February 1997, new management announced its 1997 operating plan, refocusing the Company on its core businesses of delivering healthcare information products and business management services, together with enabling technologies in selected industries. The major components of the plan included:
(i) exiting non-core businesses; (ii) achieving improved predictability of business results through enhanced management accountability and controls; (iii) reducing costs and increasing efficiencies in its core businesses; (iv) achieving excellence in customer service; and (v) implementing cross-selling initiatives.

     The Company made significant progress in accomplishing the 1997 operating plan, including the divestiture of HRI, in May 1997 for net proceeds of approximately $117.0 million, the combination of the operations of HIT and BSG under the Per-Se name, the improvement of financial controls, the imposition of cost-containment measures throughout the Company, and the formulation of a new customer-focused strategy centered on a "markets of one" approach to solutions meeting the distinct needs of each customer.

     The Company also reached a proposed settlement in 1997 with the plaintiffs in one of the major class-action securities lawsuits pending against it and, during the third quarter of 1997, the Company recorded a non-cash charge of $52.5 million related to this settlement. In addition, through the successful completion of a $210.0 million loan facility (the "Bridge Facility"), management stabilized and provided for the near-term financing needs of the Company.

RESULTS OF OPERATIONS

     The following table shows certain items reflected in the Company's statements of operations as a percentage of revenue:

                                                                                                  THREE MONTHS
                                                                                                     ENDED
                                          YEAR ENDED DECEMBER 31,                                  MARCH 31,
                          --------------------------------------------------------    ------------------------------------
                                1995               1996                1997                 1997                1998
                          ----------------   -----------------   -----------------    ----------------    ----------------
                                                               (DOLLARS IN THOUSANDS)
Revenue.................  $538,012   100.0%  $ 596,714   100.0%  $ 572,625   100.0%   $147,546   100.0%   $140,340   100.0%
Salaries and wages......   314,790    58.5     398,573    66.8     377,363    65.9      93,578    63.4      88,198    62.9
Other operating
 expenses...............   134,055    24.9     163,677    27.4     153,372    26.8      40,242    27.3      39,339    28.0
Depreciation............    14,187     2.6      28,276     4.7      29,355     5.1       6,985     4.7       8,304     5.9
Amortization............    18,048     3.4      25,713     4.3      24,137     4.2       6,114     4.1       6,118     4.4
Interest expense, net...     9,761     1.8      11,585     2.0      23,260     4.1       6,115     4.1       6,375     4.5
Litigation settlement...        --      --          --      --      52,500     9.2          --      --          --      --
Restructuring and other
 charges................    48,750     9.1     180,316    30.2      22,640     3.9          --      --         561     0.4
                          --------   -----   ---------   -----   ---------   -----    --------   -----    --------   -----
Loss before income
 taxes..................    (1,579)   (0.3)   (211,426)  (35.4)   (110,002)  (19.2)     (5,488)   (3.6)     (8,555)   (6.1)
Income tax expense
 (benefit)..............     1,071     0.2     (74,089)  (12.4)    (16,773)   (2.9)     (2,424)   (1.6)     (3,405)   (2.4)
                          --------   -----   ---------   -----   ---------   -----    --------   -----    --------   -----
Loss before
 extraordinary item and
 cumulative effect of
 accounting change......    (2,650)   (0.5)   (137,337)  (23.0)    (93,229)  (16.3)     (3,064)   (2.0)     (5,150)   (3.7)
Extraordinary items, net
 of tax.................        --      --          --      --      76,391    13.3          --      --      (5,557)   (3.9)
Cumulative effect of
 accounting change, net
 of tax.................        --      --          --      --      (2,465)   (0.4)         --      --          --      --
                          --------   -----   ---------   -----   ---------   -----    --------   -----    --------   -----
 Net loss...............    (2,650)   (0.5)   (137,337)  (23.0)    (19,303)   (3.4)     (3,064)   (2.0)    (10,707)   (7.6)
Pro forma tax
 adjustments............    (2,130)   (0.4)        979     0.2          --      --          --      --          --      --
                          --------   -----   ---------   -----   ---------   -----    --------   -----    --------   -----
Pro forma net loss......  $ (4,780)   (0.9)% $(136,358)  (22.8)% $ (19,303)   (3.4)%  $ (3,064)   (2.0)%  $(10,707)   (7.6)%
                          ========   =====   =========   =====   =========   =====    ========   =====    ========   =====

  Fiscal 1996 compared to Fiscal 1995

     REVENUE. Revenue classified by the Company's reportable segments is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1995           1996
                                                              ---------      ---------
                                                               (DOLLARS IN THOUSANDS)
Physician Services..........................................  $289,968       $294,406
Hospital Services...........................................    69,689         89,715
HRI.........................................................    22,667         31,419
Per-Se Product Operations...................................    58,799         70,047
Per-Se Services Operations..................................    98,615        113,988
Eliminations................................................    (1,726)        (2,861)
                                                              --------       --------
                                                              $538,012       $596,714
                                                              ========       ========


     Physician Services' revenue grew only 1.5% in 1996 as compared to 1995. Excluding the 7.3% growth by acquisitions, Physician Services experienced a 5.8% decline in revenue, which is attributable to the loss of clients at a higher rate than had historically been experienced by the Company. These client losses were mostly due to the reengineering and consolidation effort undertaken by Physician Services, which diverted management's attention away from client service.


     Hospital Services' revenue grew by 28.7% in 1996 as compared to 1995. The majority of this growth is attributable to acquisitions made in December 1995 and the first quarter of 1996.

     HRI's revenue increased by 38.6% in 1996 as compared with 1995. This growth was caused by increased subrogation recoveries.

     Product Operations' revenue increased 19.1% in 1996 as compared with the same period in 1995. This increase is primarily the result of higher licensing revenue from the ULTICARE product line.

     Services Operations' 1996 revenues increased 15.6% from 1995. The increases in revenue reflected the demand for Per-Se's services as migration to client server architectures continued to accelerate. This demand for Per-Se's services was negatively affected in 1996 by a decrease in the revenues generated by Imonics.

     SALARIES AND WAGES. Salaries and wages increased to $398.6 million (66.8% of revenue) in 1996 from $314.8 million (58.5% of revenue) in 1995. This increase was due to a slowdown in the growth of the Company's revenue and an increase in the employment levels across the Company.


     OTHER OPERATING EXPENSES. Other operating expenses increased to $163.7 million (27.4% of revenue) in 1996 from $134.1 million (24.9% of revenue) in 1995. The increase in other operating expenses as a percentage of revenue for 1996, as compared with 1995, is due to a slowdown in the growth of the Company's revenue without a corresponding slowdown in the growth of the Company's operating expenses. Other operating expenses are primarily comprised of postage, facility and equipment rental, telecommunications, travel, office supplies and legal, accounting and other outside professional services.


     DEPRECIATION. Depreciation expense was $28.3 million in 1996 compared to $14.2 million in 1995. This increase reflects the Company's investment in property and equipment, including approximately $42.0 million of new computer and other data processing equipment purchased in connection with the Company's reengineering program and, to support growth in its business, including acquisitions.

     AMORTIZATION. Amortization of intangible assets, which are primarily associated with the Company's acquisitions and software products, was $25.7 million in 1996 versus $18.0 million in 1995. The increases are primarily due to increased amortization of goodwill and client lists resulting from acquisitions.

     INTEREST. Net interest expense was $11.6 million in 1996, compared to $9.8 million in 1995. The increase in 1996 is primarily due to increased borrowings under the Company's then-current credit facility to finance acquisitions and the Company's investment in its reengineering project.

     RESTRUCTURING AND OTHER CHARGES. In early 1995, the Company initiated a reengineering program focused upon its billing and accounts receivable management operations (the "Reengineering Project"). The objectives of the Reengineering Project were: (i) to improve profitability in the near term through office consolidations; (ii) to improve longer-term profitability by developing technology and then leveraging such technology to make the Company's workflow process more efficient; and (iii) to standardize operating procedures throughout MPSC.

     In June 1996, a comprehensive assessment of the technology aspect of the Reengineering Project was completed. Management concluded that, due to increased development costs and higher than expected operating costs, it was no longer cost effective to continue the deployment of the technology upon which the Reengineering Project was based. While technologically feasible, management determined that such technology had no alternative useful application in the Company's operations. In connection with the abandonment of this project, the Company recorded a non-cash charge of $86.1 million during 1996. No further amounts are expected to be expended in connection with the technology project.

     During 1995, the Company recorded restructuring charges of approximately $15.0 million as a result of the office consolidation aspect of the Reengineering Project, related primarily to costs associated with the termination of leases for closed offices and incremental costs associated with discontinued client contracts. In August 1996, the Company expensed an additional $3.9 million, related primarily to additional lease termination costs.

     During 1996, the Company adopted a plan to consolidate the three subsidiaries within its system integration businesses (the "BSG Group Restructuring") and, later in 1996, revised such plan to entirely shut down one of such businesses, Imonics Corporation (the "Imonics Shutdown"). The objectives of the BSG Group Restructuring were to improve profitability through capitalizing on the synergies of these similar businesses and to better utilize office space and other resources. Management's decision to shut down Imonics was due to the continued under-performance of this subsidiary along with management's decision, as discussed above, to abandon the Reengineering Project, in which Imonics Corporation was instrumental in technology development. During 1996, the Company recorded expenses of approximately $10.7 million, consisting primarily of severance and lease termination costs, in connection with the BSG Group Restructuring and the Imonics Shutdown.

     As of December 31, 1996, the Company had accrued, but had not paid, expenses of approximately $11.5 million in connection with the above restructuring plans. Such amount consists primarily of estimated lease termination costs which will be paid in varying amounts through 2005.

     Exclusive of the restructuring charges and software abandonment charges discussed above, other charges aggregated approximately $80.2 million and $31.9 million in 1996 and 1995, respectively. The primary components of the 1996 amount were: (i) $35.6 million in non-cash property and equipment impairment charges associated with the abandonment of the Reengineering Plan and the Imonics Shutdown; (ii) $13.0 million in non-cash intangible asset impairment charges associated with the write-off of goodwill resulting from the Imonics Shutdown; (iii) $12.8 million in legal costs associated with various lawsuits and investigations (see "The Business -- Legal Proceedings"); and (iv) $9.8 million of pooling costs, primarily related to the Company's mergers with BSG and HDS. The principal components of the 1995 amounts were: (i) $12.0 million in legal costs associated with various lawsuits and investigations (see "The Business -- Legal Proceedings"); (ii) $9.2 million of pooling costs, related to the Company's mergers with Atwork, HRI, and Consort; and (iii) $5.0 million in non-cash property and equipment impairment charges associated with the office consolidation component of the Reengineering Project.

     INCOME TAXES. Effective income tax rates for the periods presented vary from statutory rates primarily as a result of nondeductible expenses associated with merger transactions consummated by the Company in 1996 and previous years. Pro forma adjustments for income taxes have been provided for companies that elected to be treated as "S" Corporations under the Internal Revenue Code of 1986, as amended, prior to merging with the Company.

  Fiscal 1997 compared to Fiscal 1996

REVENUE.  Revenue classified by the Company's reportable segments is as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Physician Services..........................................  $294,406   $279,593
Hospital Services...........................................    89,715     98,067
HRI.........................................................    31,419     14,720
Per-Se Product Operations...................................    70,047     90,977
Per-Se Services Operations..................................   113,988     90,594
Eliminations................................................    (2,861)    (1,326)
                                                              --------   --------
                                                              $596,714   $572,625
                                                              ========   ========

     Physician Services' revenue for the year ended December 31, 1997 declined 5.0% from the prior year principally due to an adjustment to revenue of $12.1 million in the third quarter of 1997 that resulted from a detailed review, performed by the Company, to update the assumptions and methodology underlying the calculation of accounts receivable, unbilled, for Physician Services. In 1997, management's emphasis has been on enhancing client service to its existing clients and not on expanding the client base.

     Hospital Services' revenue for the year ended December 31, 1997 increased 9.3% as compared to the comparable period in 1996. This increase reflects internally generated volume growth.

     Medaphis acquired HRI on August 28, 1995 in a transaction accounted for as a pooling-of-interests. On May 28, 1997 Medaphis completed the sale of HRI and, as a result, there are only five months of revenue from HRI in 1997 compared with a full year for 1996.


     Product Operations' revenue increased 29.9% for the year ended December 31, 1997, as compared with the year ended December 31, 1996. This increase is primarily the result of an increase in license fees associated with the ULTICARE(R) and scheduling product lines, offset in part by charges of $4.7 million for adjustments to accounts receivable, unbilled relating to unanticipated collection issues on certain contracts.



     Services Operations' revenue in 1996 includes the results of the Company's wholly-owned subsidiary, Imonics Corporation ("Imonics"), which was shut down at the end of 1996 (the "Imonics Shutdown"). Imonics generated $12.3 million of revenue during the year ended December 31, 1996. Excluding the revenue generated by Imonics, Services Operations' revenue decreased 10.9% for the year ended December 31, 1997, as compared with the year ended December 31, 1996. Disruptions associated with the restructuring of this division have negatively affected revenue. Also negatively impacting the Services Operations' revenue for 1997 was approximately $1.1 million of adjustments for collection issues on certain contracts.


     SALARIES AND WAGES. Salaries and wages for 1997 decreased to $377.4 million (65.9% of revenue) from $398.6 million (66.8% of revenue) in 1996. This decrease is attributable to management's efforts to reduce costs by streamlining processes and reducing the overall head count of the Company. Management further reduced the Company's head count during the fourth quarter of 1997 within Physician Services and Per-Se.


     OTHER OPERATING EXPENSES. Other operating expenses decreased to $153.4 million (26.8% of revenue) in 1997 from $163.7 million (27.4% of revenue) in 1996. The decrease in other operating expenses as a percentage of revenue reflects the cost management initiatives that were stated in the Company's 1997 business plan. Included in other operating expenses for 1997 are higher than normal professional fees the Company incurred to assist with a variety of financial, operational and organizational projects undertaken by the management of the Company. Management believes that expenditures for professional fees will decrease in 1998. Other operating expenses are primarily comprised of postage, facility and equipment rental, telecommunications, travel, office supplies and legal, accounting and other professional services.


     DEPRECIATION. Depreciation expense was $29.4 million in the year ended December 31, 1997 as compared with $28.3 million for the same period of 1996. This increase reflects the Company's normal investment in property and equipment to support growth in its business.

     AMORTIZATION. Amortization of intangible assets, which are primarily associated with the Company's acquisitions and software products, was $24.1 million for the year ended December 31, 1997 as compared with $25.7 million for the same period of 1996. This decrease is primarily due to the write-offs of goodwill and capitalized software associated with the Imonics Shutdown.


     INTANGIBLE ASSETS. As of December 31, 1997, the Company's balance sheet included approximately $516 million of unamortized intangible assets, which is greater than 59% of the Company's total asset balance. The current amortization rate on the unamortized intangible assets is in excess of $20 million per year.



     The Company amortizes goodwill over a period of 40 years as management believes that these assets have an indeterminate life. Management believes that Medaphis' value is in the differentiated service business it operates, which outlasts the individual clients that make it up, and that the current base of business, which has made Medaphis a leader in healthcare business management services, provides the foundation for continued growth. Management continually monitors events and circumstances both within the Company and within the industry which could warrant revisions to the Company's estimated useful life of goodwill. If the Company ever determines that a reduction in the amortization period is necessary, it could have a material impact on the Company's results of operations.



     During 1996 and 1997, management of the Company believed there were events and changes in circumstances that warranted a re-assessment as to whether the carrying amount of the intangible assets (approximately $434 million at December 31, 1997) for the Company's Physician Services segment was still recoverable. These events included: (i) operating losses reported for two consecutive years,
(ii) significant
restructuring charges within the Physician Services segment and (iii) absence of revenue growth within the Physician Services segment. Therefore, in accordance with applicable accounting rules, management prepared a 40 year undiscounted cash flow analysis to determine if these intangible assets were still recoverable. Management prepared the analysis with assumptions that reflected its current outlook on the business. In all instances, management believes the assumptions inherent in the analysis were reasonable and supportable. The following key assumptions were used in management's undiscounted cash flow analysis: revenue growth was forecasted at an average rate of 3.4% and the EBITDA margin was forecasted at approximately 3.5 percentage points above the current level. Such analysis indicated that no impairment of these intangible assets had occurred. However, the Company recognizes that modest adjustments to the assumptions could have a material impact on the analysis and related conclusions. For example, if the Physician Services segment is unable to improve its EBITDA margin, revenue growth of at least 4.1% would be required to allow for recoverability of these assets over the 40 year life. If the projected undiscounted cash flows used in the Company's recoverability analysis decreased to one dollar below the carrying value of the intangible assets, the Company would be required to record a non-cash impairment charge that may exceed $300 million to reduce the Physician Services segment's intangible assets to their fair value, as determined by discounting the future cash flows of this segment. Management still believes the current intangible asset balance is recoverable.


     INTEREST. Net interest expense was $23.3 million in the year ended December 31, 1997 as compared with $11.6 million in the same period of 1996. The increase in interest expense was due to increased borrowing rates. Management anticipates that interest rate fluctuations and changes in the amount of borrowings under the Existing Facility will impact future interest expense.


     RESTRUCTURING AND OTHER CHARGES. During 1997, the Company recorded restructuring charges of approximately $6.7 million as compared to charges in 1996 of approximately $14.1 million. The 1997 charges primarily relate to a plan adopted in August 1997 to further combine the operations of the Company's technology companies, the BSG and HIT Groups, and to rename the combined operations "Per-Se Technologies" (the "Per-Se Restructuring"). The objective of the Per-Se Restructuring was to improve profitability through capitalizing on perceived synergies of these similar businesses and better utilizing office space and other resources. In connection with the Per-Se Restructuring, the Company recorded charges of approximately $5.0 million, primarily consisting of lease termination costs and severance costs. See "-- Fiscal 1996 as compared to Fiscal 1995" for an explanation of the restructuring costs incurred in 1996 and details regarding each of the Company's plans.


     As of December 31, 1997, the Company had accrued, but had not paid, expenses of approximately $9.4 million, in connection with the office consolidation aspect of the Reengineering Project, the BSG Group Restructuring, the Imonics Shutdown, and the Per-Se Restructuring. Such amount primarily consists of estimated lease termination costs which will be paid in varying amounts through 2005.

     Exclusive of the restructuring charges discussed above, other charges aggregated approximately $15.9 million in 1997 as compared to $166.3 million in 1996, which included $86.1 million of software abandonment expenses. The primary components of the 1997 amounts were: (i) $7.0 million in non-cash property and equipment impairment charges associated with the Per-Se Restructuring and the Company's assessment of the recoverability of certain of its long-lived assets;
(ii) $2.6 million in legal costs associated with various lawsuits and investigations (see "The Business -- Legal Proceedings"); and (iii) $5.3 million of various other costs, including severance and other individually insignificant, non recurring, items. See "-- Fiscal 1996 as compared to Fiscal 1995 -- Restructuring and Other Charges" for an explanation of the $80.2 million of other charges incurred in 1996, the $86.1 million of software abandonment expenses incurred in 1996 and additional details regarding each of the Company's restructuring plans.

     INCOME TAXES. Effective income tax rates for the periods presented vary from statutory rates primarily as a result of nondeductible expenses associated with the litigation settlement in 1997 and merger transactions consummated by the Company in 1996 and previous years. Pro forma adjustments for income taxes have been provided for companies that elected to be treated as "S" Corporations under the Internal Revenue Code of 1986, as amended, prior to merging with the Company.

     DEFERRED TAX ASSET. As of December 31, 1997, the Company had recorded a net deferred tax asset of $60.9 million reflecting primarily a tax benefit of $104.3 million for net operating loss carryforwards ("NOLs") offset by a valuation allowance of $26.5 million. The valuation allowance primarily reflects the Company's assessment of the uncertainty associated with the realizability of NOLs assumed in certain business combinations; a full valuation allowance has been provided on such amounts. With respect to the deferred tax asset for which a valuation allowance has not been provided, realizability of such amount is dependent on the Company generating sufficient taxable income to be offset by such NOLs prior to their expiration. Currently, the Company's NOLs are scheduled to expire in varying amounts from 1998 through 2011; however, no material amounts are scheduled to expire prior to 2008. Although realization is not assured, based on the Company's current analyses and estimates, management believes it is more likely than not that the Company will generate sufficient taxable income to realize the deferred tax asset fully prior to the expiration of the carryforward period. In addition, if future taxable income is not sufficient to utilize the deferred tax asset fully, other tax planning strategies are available to the Company, which makes it more likely than not that the Company will be able to utilize the deferred tax asset.


     EXTRAORDINARY ITEM. On May 28, 1997, Medaphis sold HRI through an initial public offering of 100% of its stock, which generated net proceeds to the Company of approximately $117.0 million. Medaphis had acquired HRI on August 28, 1995 through a business combination accounted for using the pooling-of-interests method of accounting.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE. In November 1997, the Emerging Issues Task Force ("EITF") issued EITF 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology" ("EITF 97-13"). EITF 97-13 requires process reengineering costs, as defined, which had been previously capitalized as part of an information technology project to be expensed in the quarter which includes November 1997. The Company recorded a charge of $2.5 million, net of tax of $1.6 million, in the fourth quarter of 1997 as a result of EITF 97-13.

  Three Months ended March 31, 1998 compared to 1997

     REVENUE. Revenue classified by the Company's different reportable segments is as follows:

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
  Physician Services........................................  $ 71,760   $ 70,099
  Hospital Services.........................................    23,756     25,271
  HRI.......................................................     8,916         --
  Per-Se Product Operations.................................    19,690     23,712
  Per-Se Services Operations................................    23,810     21,706
  Eliminations..............................................      (386)      (448)
                                                              --------   --------
                                                              $147,546   $140,340
                                                              ========   ========


     The 2% decrease in Physician Services' revenue in the first quarter of 1998 from revenue in the same period of 1997 is attributable to system and process changes in the first quarter of 1998 which delayed the Company's ability to record certain revenue. The system and process changes related primarily to billing activities that were delayed out of the first quarter, with the result that corresponding revenue could not be recognized in that period. Management believes these systems and process changes were one-time events that will not be recurring. During the quarter, management at Physician Services continued its emphasis on customer service and not revenue growth.


     The 6% increase in Hospital Services revenue for the three months ended March 31, 1998, as compared to the same period of the prior year, reflects volume growth.

     Medaphis divested HRI in May 1997 through an initial public offering of 100% of its stock.

     Product Operations' revenue increased 20% during the three months ended March 31, 1998 as compared with the same period for the prior year. This increase is primarily a result of an increase in the amount of revenue associated with the Company's ULTICARE(R) software product.


     The 9% decrease in the Services Operations' revenue is primarily a result of the Company's decision late in 1997 to downsize this segment, which created less billable hours in the first quarter of 1998 as compared to the first quarter of 1997. This segment was downsized in 1997 principally to obtain management efficiencies, but also to reduce unproductive billable staff since growth in the business had not occurred as quickly as had been planned. The decline in revenue in the first quarter of 1998 is partly the result of disruption to the business from the previously-disclosed downsizing and is expected to be a temporary situation.


     SALARIES AND WAGES. Salaries and wages decreased to 62.9% of revenue in the first quarter of 1998 from 63.4% in the first quarter of 1997. The decrease in salaries and wages, as a percentage of revenue, is a direct result of the Company's restructuring and cost containment initiatives implemented during the third and fourth quarters of 1997.

     OTHER OPERATING EXPENSES. Other operating expenses increased to 28.0% of revenue in the first quarter of 1998 compared to 27.3% in the first quarter of 1997. The increase in other operating expenses as a percentage of revenue for 1998, as compared with 1997, is primarily due to third party commission costs and increased marketing costs associated with the Product Operations segment. Other operating expenses are primarily comprised of postage, facility and equipment rental, telecommunications, travel, outside consulting and legal services and office supplies.

     DEPRECIATION. Depreciation expense was $8.3 million in the first quarter of 1998 as compared with $7.0 million in the first quarter of 1997. This increase reflects the Company's investment in property and equipment to support its business.

     AMORTIZATION. Amortization of intangible assets, which are primarily associated with the Company's acquisitions and internally developed software, was $6.1 million in the first quarters of both 1998 and 1997.

     INTEREST. Net interest expense was $6.4 million in the first quarter of 1998 as compared with $6.1 million in the first quarter of 1997. The increase is due primarily to the increased borrowing rate associated with the Bridge Notes, which were outstanding for approximately two months in 1998 and were not outstanding in the first quarter of 1997.

     RESTRUCTURING AND OTHER CHARGES. In the first quarter of 1998, the Company recorded a charge of $0.6 million for the severance costs associated with a former executive.

     INCOME TAXES. Effective income tax rates for the periods presented vary from statutory rates primarily as a result of nondeductible goodwill associated with merger transactions consummated by the Company in previous years.

     As of March 31, 1998, the Company had recorded a net deferred tax asset of $67.9 million primarily reflecting a tax benefit of $104.3 million for NOLs offset by a valuation allowance of $26.5 million. The valuation allowance primarily reflects the Company's assessment of the uncertainty associated with the realizability of NOLs assumed in certain business combinations; a full valuation allowance has been provided on such amounts. With respect to the deferred tax assets for which a valuation allowance has not been provided, realizability of such amount is dependent on the Company generating sufficient taxable income prior to the expiration of such NOLs. Currently, the Company's NOLs are scheduled to expire in varying amounts from 1998 through 2011; however, no material amounts are scheduled to expire prior to 2008. Although realization is not assured, based on the Company's current analyses and estimates, management believes it is more likely than not that the Company will generate sufficient taxable income to fully realize the deferred tax asset prior to the expiration of the carryforward period. In addition, if future taxable income is not sufficient to fully utilize the deferred tax asset, other tax planning strategies are available to the Company, which makes it more likely than not that the Company will be able to utilize the deferred tax asset.

     EXTRAORDINARY ITEM. The Company used the proceeds from the February 1998 issuance of $175 million of Notes and the New Credit Facility to pay off the Company's previous debt facility. The Company recorded a charge of $5.6 million, net of tax of $3.6 million, to write-off the unamortized costs associated with the previous debt facility.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had working capital of $98.7 million at March 31, 1998, including $7.1 million of cash.

     The Company's operating activities used $8.5 million of cash during the three months ended March 31, 1998 as compared with the generation of cash of $5.9 million during the three months ended March 31, 1997. The decrease in the Company's operating cash flows resulted primarily from the timing of payment and reduction of current liabilities.

     Purchases of property and equipment were $15.6 million in the first quarter of 1998 compared to $3.4 million in the prior year comparable quarter. The increase reflects the purchase for approximately $10 million of certain real property that the Company was leasing.

     On February 20, 1998, the Company sold $175 million of Notes. The Notes bear interest at the rate of 9 1/2% per annum, payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1998. The Notes will mature on February 15, 2005. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002, at a declining premium to par until 2004 and at par thereafter, plus accrued and unpaid interest. In addition, at any time on or prior to February 15, 2001, the Company may redeem up to 35% of the original principal amount of the Notes at a redemption price equal to 109.5% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more equity offerings; provided that at least $100 million aggregate principal amount of the Notes remain outstanding immediately following any such redemption.

     Payment of principal, of premium, if any, and interest on the Notes will be fully and unconditionally guaranteed, on a senior unsecured basis, jointly and severally by all of the Company's present and future domestic restricted subsidiaries (the "Subsidiary Guarantors"). The financial statements of the Subsidiary Guarantors have not been presented as all subsidiaries, except for certain insignificant foreign subsidiaries, have provided guarantees and the parent company does not have any significant operations or assets, separate from its investment in subsidiaries. Any non-guarantor subsidiaries are insignificant individually and in the aggregate to the consolidated financial statements.

     The Company also entered into a new $100 million credit facility (the "New Credit Facility") on February 20, 1998. The Company has the option of making "LIBOR" based loans or "base rate" loans under the New Credit Facility. LIBOR based loans bear interest at LIBOR plus amounts ranging from 1.0% to 2.75% based on the Company's leverage ratio, as defined in the New Credit Facility. Base rate loans bear interest at prime plus amounts ranging from 0.0% to 1.75% based on the Company's leverage ratio, as defined. In addition the Company pays a quarterly commitment fee on the unused portion of the New Credit Facility ranging from 0.25% to 0.75% per annum based on the Company's leverage ratio. The New Credit Facility contains financial and other restrictive covenants, including without limitation those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets, capital expenditures, and prepayment of the Notes and those requiring maintenance of minimum net worth, minimum EBITDA (as defined) and minimum interest coverage and limiting leverage. Amounts outstanding under the New Credit Facility will be due on February 20, 2001. At March 31, 1998, the Company had $36 million in borrowings outstanding under the New Credit Facility at interest rates ranging from 8.1% to 8.2%.

     As disclosed in "Summary -- Recent Developments", the Company recently decided to transition from the computerized coding system used by GFS for emergency room physician billing to manual coding. The Company does not expect to incur any material extraordinary charges as a result of the transition from the computerized coding system. There can be no assurance that any third party claims or lost business relating to transition from, or modifications previously made to, the GFS coding system will not have a material adverse effect on the Company, including, without limitation, on the Company's revenue, results of operations, financial condition or cash flow.

     The Company believes that its cash flow, together with available borrowings under the New Credit Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due in the next twelve months and for the long term, however, there can be no assurance that such results will be achieved. The Company is a party to legal actions and government investigations as described in "The Business -- Legal Proceedings." There can be no assurance that these actions or investigations will not have a disruptive effect upon the operations of the business or that the resolution of these actions or investigations will not have a material adverse effect on the company's liquidity or financial position. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.



     The degree to which the Company is leveraged could have the following consequences: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes may be impaired; and (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations. In addition, the New Credit Facility and the Indenture contain financial and other restrictive covenants, including without limitation those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets, capital expenditures, and prepayments of indebtedness and, with respect to the New Credit Facility only, those requiring maintenance of minimum net worth, minimum EBITDA and minimum interest coverage and limiting leverage.


OTHER MATTERS

     It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, and is querying its customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. Through its review, the Company has identified a number of older legacy systems that will be abandoned in favor of a limited number of more efficient processing systems, rather than make all the systems Year 2000 compliant. GFS's computerized coding system is one of the legacy systems from which the Company has determined to transition. The Company believes that it is on target to have completed these system migration efforts with respect to its Physician Services and Hospital Services businesses in the first quarter of 1999. Per-Se Technologies products are scheduled to be Year 2000 compliant with releases due out in the third quarter of 1998. The estimated cost of the Company's Year 2000 compliance efforts is $10 million to $15 million over 1998 and 1999, the majority of which represents redirection of internal resources. However, there can be no assurance that the Company will identify all such Year 2000 problems in its computer systems or those of its customers, vendors or resellers in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition and results of operations. The revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenue. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected such problems.

     During the third quarter of 1997, in connection with a refinancing effort, management evaluated certain revenue recognition practices at HDS, which was acquired in a merger transaction in June 1996 and accounted for as a pooling-of-interests. These practices related principally to revenue recognized in fiscal years 1994, 1995 and 1996. As a result of this evaluation, management determined that the revenue was improperly recognized and, accordingly, restated the Company's financial statements for the years ended December 31, 1994, 1995 and 1996 interim periods of 1997 and (the "HDS Restatement").

     As a result of the HDS-related restatement, Deloitte & Touche withdrew its audit opinion dated March 31, 1997 in respect of the Company's 1994, 1995 and 1996 fiscal years. Consequently, the Company engaged Price Waterhouse to re-audit the Company's 1995 and 1996 fiscal years and audit the Company's nine-month period ending September 30, 1997. As indicated in a Current Report on Form 8-K filed by the Company on January 8, 1998 (the "January 8-K"), the Company determined to further restate the results of such periods to account for the December 1995 acquisition by the Company of Medical Management Sciences, Inc. ("MMS") on a purchase accounting basis (the "MMS Restatement"). Such acquisition had previously been accounted for as a pooling-of-interests.

     The withdrawn audit opinion included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern due to certain step-down payments required during 1997 under the Company's Senior Credit Facility. On December 23, 1997, the Company entered into the Bridge Notes, the proceeds of which were used to refinance the Senior Credit Facility, and that increased the Company's borrowing capacity and extended the term into 1999, thereby removing the substantial doubt expressed in the predecessor accountants' audit opinion. Fiscal years 1995 and 1996 have been re-audited by the Company's current independent accountants.

     The impact of the HDS Restatement and MMS Restatement for the years ended December 31, 1995 and 1996 and as of the years ended December 31, 1994, 1995 and 1996 is presented below:

                                                            AS PREVIOUSLY
                                                               REPORTED           AS RESTATED
                                                        ----------------------    -----------
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER SHARE DATA)
AS OF DECEMBER 31, 1994
  Retained Earnings (accumulated deficit).............        $   4,838            $ (16,059)
  Total stockholders' equity..........................        $ 257,097            $ 236,004
FOR THE YEAR ENDED DECEMBER 31, 1995
  Revenue.............................................        $ 559,877            $ 538,012
  Pro forma net loss..................................           (8,504)              (4,780)
  Pro forma basic net loss per share..................        $   (0.15)           $   (0.09)
AS OF DECEMBER 31, 1995
  Accumulated deficit.................................        $  (6,052)           $ (21,284)
  Total stockholders' equity..........................        $ 421,306            $ 554,074
FOR THE YEAR ENDED DECEMBER 31, 1996
  Revenue.............................................        $ 608,313            $ 596,714
  Pro forma net loss..................................         (123,642)            (136,358)
  Pro forma basic net loss per share..................        $   (1.74)           $   (1.91)
AS OF DECEMBER 31, 1996
  Current assets......................................        $ 269,385            $ 255,239
  Intangible assets...................................          389,033              539,151
  Total assets........................................          815,624              936,854
  Current liabilities.................................          193,752              198,747
  Total liabilities...................................          423,334              428,329
  Total stockholders' equity..........................        $ 392,290            $ 508,525

                                  THE BUSINESS

     Medaphis is a leader in delivering healthcare information products and business management services, together with enabling technologies in selected industries. Medaphis serves approximately 20,700 physicians and 2,700 hospitals predominantly in North America. Medaphis believes it is well-positioned to capitalize on the healthcare industry trends toward consolidation, managed care and cost containment through a broad range of services and products that enable customers to provide quality patient care efficiently and cost effectively. The Company's large client base and national presence further support the Company's competitive position. Medaphis provides its services and products through its Healthcare Services Group and Per-Se Technologies, its Information Technologies Group. The Company reported a net loss of $19.3 million for the year ended December 31, 1997, including restructuring and other charges ($22.6 million), a litigation settlement ($52.5 million) and an extraordinary gain on the sale of HRI, net of tax ($76.4 million). The Company generated revenue during 1997 of $557.9 million determined on a pro forma basis giving effect to the disposition of HRI.

     Medaphis' services and product offerings assist healthcare providers in minimizing the risks of providing patient care, and in competing for physician and patient loyalty, by enhancing the quality of care delivered. The Healthcare Services Group fosters quality care delivery by enabling physicians and other health practitioners to focus on the patient rather than on business and systems operations management. Per-Se Technologies delivers solutions that use sophisticated business process, data and enterprise workflow models to ensure the right service is delivered in the right setting by the right person, using the right processes at the right time. Both groups differentiate their offerings from those of competitors by enabling customers to individually tailor solutions to their unique needs.

     Medaphis markets its products and services primarily to integrated healthcare delivery networks, hospitals, physician practices, long-term care facilities, home health providers and managed care providers. The Company sells its software solutions and systems integration services internationally, both directly and through distribution agreements, in the United States, Canada, England and Germany. Medaphis Corporation was incorporated in Delaware in 1985, and operates through a number of wholly-owned subsidiaries.

Healthcare Services Group

     The Healthcare Services Group provides a range of business management services to physicians and hospitals, including clinical data collection, data input, medical coding, billing, cash collections and accounts receivable management. These services are designed to assist customers with the business management functions associated with the delivery of healthcare services, allowing physicians and hospital staff to focus on providing quality patient care. These services also assist physicians and hospitals in improving cash flows and reducing administrative costs and burdens. The Healthcare Services Group typically enters into contracts with physician and hospital customers providing for payment to the Company of a contingent management fee that generally is based upon a percentage of net collections and is billable monthly upon collection or, where required, on a fixed fee basis. The Healthcare Services Group consists of two divisions, Physician Services and Hospital Services.

Per-Se Technologies

     Per-Se provides application software and a broad range of information technology and consulting services to healthcare and other service-oriented markets such as energy, communications and financial services. Per-Se is an early entrant in the emerging market for Delivery Chain Management solutions, which enable users to assess each customer's unique needs and cost-effectively deliver products and services individually tailored to meet them. Per-Se develops solutions using a methodology called Deliver to Order(TM) that enables customers to choose among packaged application software, software supplied by other companies and modified by Per-Se, enabling technology services, and outsourcing to balance their needs for flexibility, time to deployment and cost.

     In the third quarter of 1997, Medaphis combined the operations of HIT, its software products operation, with the operations of BSG, its information technology services operation, under the Per-Se Technologies name. This business combination has assisted the Company in its efforts to contain costs and eliminate redundancies. Per-Se's management expects to benefit from the synergy of combining HIT's leading information products in the high-growth healthcare information systems market with BSG's ability to provide enabling technology infrastructure and services. Per-Se is organized into Product Operations and Services Operations.

THE INDUSTRY

     The healthcare industry is undergoing major changes, as pressures to cut costs and increase quality and productivity are inspiring healthcare providers to seek ways to manage their practices more effectively. In general, the healthcare industry is in a state similar to that of the financial services industry in the early 1980's. The same type of computerized technology that fueled substantial growth and change in that industry is just beginning to be deployed in the healthcare industry. See "Risk Factors -- Evolving Industry Standards; Rapid Technological Changes" and "Risk Factors -- Competition; Industry and Market Changes."

     According to the Gartner Group, since 1986, healthcare expenditures have doubled to more than $1.0 trillion, representing approximately 14% of the 1996 U.S. Gross Domestic Product. At the same time, the healthcare delivery system is experiencing a shift from a highly fragmented group of independent healthcare providers to integrated healthcare networks that combine all of the services, products and equipment necessary to address people's healthcare needs. In the face of escalating costs and increasingly complex care delivery systems, healthcare providers are seeking to manage costs, increase productivity and enhance the quality of patient care through improved access to clinical and financial information. This creates an opportunity for companies such as Medaphis that provide comprehensive, cost-effective business management services and information technology.

     With more than $1 trillion in annual expenditures, the United States spends more on healthcare than on information technology and defense combined, according to industry research firm The Gartner Group. Healthcare in the United States traditionally was a cottage industry, with more than 5,000 hospitals and 600,000 practicing physicians. Since the early 1990s, the formation of complex healthcare delivery systems has been the hallmark of the industry as managed care providers move to control costs and provide higher-quality patient care. According to Modern Healthcare, an estimated 768 hospitals were involved in merger and acquisitions activities in 1996. In the past three years, according to the Gartner Group, 40% of U.S. non-federal hospitals have either completed, or agreed to be part of, a merger, acquisition or joint venture. In addition, according to the Gartner Group, more than one-third of U.S. physicians are now in group practices, and large groups composed of more than 100 physicians represent almost one-third of all physicians in such group practices.

     This trend toward consolidation has a profound impact on information and business management systems. The need for healthcare providers to manage on a cost-effective basis the complexity of combining information from different business systems, while at the same time competing for patient loyalty, is creating high-growth opportunities for companies such as Medaphis that can deliver integrated technology solutions and can invest in an information technology infrastructure to support sophisticated outsourcing services.

     Additionally, the federal government's focus on compliance and the demand for technology products and services are creating growth opportunities for the Company. The government's drive to curb healthcare fraud and abuse is compelling healthcare providers to utilize, and providing Medaphis with the opportunity to offer, increasingly sophisticated compliance services; this gives an advantage to companies that can invest in technology infrastructure and databases, and those able to acquire the regulatory expertise necessary to help healthcare providers comply with complex healthcare laws and reimbursement procedures. Further, as healthcare delivery systems move to integrate disparate technology infrastructures, patient databases and information access methods, the demand for new technology products and services is growing. See "Risk
Factors -- Evolving Industry Standards; Rapid Technological Changes."

     According to healthcare industry analyst Sheldon Dorenfest & Associates, Ltd., expenditures on products and services to support automated information systems for healthcare providers reached $11.6 billion in 1996, a 16% increase over the previous year. Industry analysts expect double-digit industry growth to continue in the healthcare information systems expenditures over the next several years, with expenditures reaching $18 billion by the turn of the century.

     Healthcare information systems expenditure increases are virtually industry-wide. In a survey conducted at HIMSS, the leading healthcare industry tradeshow, 68% of respondents indicated planned budget increases. According to Andersen Consulting, information technology expenditures outstrip all other spending priorities for healthcare executives, logging a 77% response rate compared to the next closest priorities, buildings/facilities and human resource development, at 8% (see Figure 1). See "Risk Factors -- Competition; Industry and Market Changes."

                                    FIGURE 1

                            TOP SPENDING PRIORITIES
                           FOR HEALTHCARE EXECUTIVES

                                    [CHART]
---------------

Source: Andersen Consulting, 1996

     Estimated compound annual growth rates between 1996 and 2000 for products and services Medaphis provides also indicate promising market opportunity (see Figure 2).

                                    FIGURE 2

                     COMPOUND ANNUAL GROWTH RATE 1996-2000
                        OF HEALTHCARE INDUSTRY SPENDING

SPENDING AREA                                                 RATE
-------------                                                 ----
Systems integration and networking..........................   15%
Interface engines and translation software..................   38
Data repositories...........................................   50
Internet/Intranet development...............................   58
Decision support systems....................................   28
Enterprise scheduling software..............................   50
Managed care and medical management.........................   32
Clinical workstations.......................................   38
Document management and workflow............................   43
Home care information systems...............................   32

---------------

Source: Volpe, Welty, & Co. 1996

BUSINESS STRATEGY

     Medaphis' primary business objective is to expand its leadership position in delivering cost-effective, high-quality healthcare information products and business management services, together with enabling technologies in selected industries, thereby realizing the growth potential of the Company.

     In 1997, Medaphis hired new management talent, instituted new business processes, invested in new technology, developed new product and service offerings, and formulated a new customer-focused strategy centered on a "markets of one" approach to creating individually delivered solutions to meet the distinct needs of each customer.

     In 1998, Medaphis plans to capitalize on this progress by continuing to attract talented people, strengthening its infrastructure, streamlining operations for efficiency and investing in product and service development, training, sales, marketing and other programs designed to fuel growth.

     To reach its objectives, Medaphis intends to execute strategies that include:

     - CAPITALIZE ON INDUSTRY TRENDS. The healthcare industry is rapidly transitioning to consolidated care delivery systems, capitation and managed care. Many physicians who previously practiced in independently or in small group practices now practice as part of larger groups or Integrated Delivery Networks that unite physicians with different practice specialties to cover a broad range or even the entire spectrum of healthcare needs. The Company's services and products can assist healthcare providers in pricing services and negotiating agreements in a marketplace increasingly moving toward capitation and managed care. Although historically a large portion of Medaphis' Healthcare Services revenue has come from billing and receivables management services, Medaphis intends to respond to the changing nature of the healthcare industry by developing higher value-added services and products that enable customers to operate more effectively in increasingly complex environments. The Company plans to grow revenue derived from offerings such as information management and consulting services for mergers and group formations; activity-based costing systems; capitation management and analysis; outcomes reporting; medical guidelines management; patient eligibility services; and facilities management.

     - LEAD INDUSTRY IN DELIVERING INTEGRATED SOLUTIONS. Medaphis intends to capitalize on its experience as a software provider and systems integrator to deliver workable integrated solutions that combine new technologies with customers' existing information systems. There are substantial opportunities for the expansion of information technology systems within the healthcare market, which has adopted such technology at a slower rate than have other industries. Management anticipates that current healthcare industry trends will continue and that expenditures for information technology and services will increase as a percentage of total healthcare expenditures. Medaphis has the healthcare information products, personnel, services and systems in place to deliver integrated solutions that capitalize on this growth opportunity.

     - DIFFERENTIATE FROM COMPETITORS BY BECOMING KNOWN FOR CREATING "INDIVIDUALLY DELIVERED" SOLUTIONS. Medaphis plans to deliver personalized value, attract new customers and strengthen customer loyalty by focusing on a "markets of one" approach to business that enables its customers to combine Medaphis' array of packaged applications, tailored third-party solutions, component frameworks and information technology services to craft solutions suited to their unique needs.

     - LEAD THE COMPLIANCE INITIATIVE IN THE HEALTHCARE MARKET. The healthcare industry is subject to extensive and complex federal and state government regulations. These regulations, along with the federal government's close monitoring of healthcare costs and stricter regulatory controls over the industry, are driving the demand for better systems to monitor and ensure compliance with healthcare laws and regulations. Management believes the Company's size, customer base and access to payor data enable it to assemble and analyze data and trends more effectively and to invest in compliance initiatives. Through continued investments in technology and training, Medaphis intends to strengthen further its market-leading position in developing and improving compliance systems that enable customers to safely operate in accordance with continually changing healthcare regulations. For example, in December of 1997 Physician Services teamed with the Graham Company, a Philadelphia-based insurance broker, to develop an exclusive insurance product in conjunction with an underwriter for Physician Services' customers that will pay for losses (civil fines and penalties and multiple damages) incurred by a physician for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in billing his or her professional services.

     - EXECUTE PROGRAMS THAT EXPAND EXISTING CUSTOMER RELATIONSHIPS. Medaphis plans to sell products and services from each of its operations to existing customers across all operations. In addition, Medaphis will leverage advanced technology knowledge and capabilities derived from solutions its Per-Se Technologies operation creates for services industries such as communications, energy and financial services that have adopted technology more quickly than healthcare. Medaphis believes cross-development initiatives will enable it to deliver leading-edge, yet proven, technology solutions to the healthcare market.

     - MAKE STRATEGIC ACQUISITIONS, PARTNERSHIPS AND ALLIANCES. Medaphis intends to drive organic growth by making a limited number of strategic acquisitions, as well as by formulating alliances and partnerships, that extend the skills, processes, capabilities, products, systems or geographic coverage already in place within the Company.

HEALTHCARE SERVICES GROUP

     The Healthcare Services Group consists of Physician Services and Hospital Services.

  Physician Services

     Physician Services is a leading provider of business management solutions and claims processing to physicians in the United States, a market currently estimated to be approximately $10 billion annually, according to Volpe, Welty & Company. Of this market, management estimates that approximately 24% is currently served by outsourcing companies such as Medaphis. Physician Services offers clients both revenue and cost management services. Revenue management services include medical coding, electronic and manual claims submission, automated patient billing, past due and delinquent accounts receivable collection, capitation analysis (i.e., an analysis of the price per member paid to healthcare providers by managed care health programs for a predetermined set of healthcare services and procedures) and contract negotiation with payors, including managed care organizations. Cost management provides comprehensive practice management services including front office administration, employee benefit plan design and administration, cash flow forecasting and budgeting and general consulting services.

     A key goal of Physician Services is to grow its revenue from the higher-margin consulting services it provides to its customers. These services include: financial and statistical reporting; alliance, merger and acquisition advice; budgeting and tax planning services; marketing consultation; managed care advisory services; and employee compensation and benefit advice.

     Physician Services' current systems support approximately 30 different medical and surgical specialties. Although Physician Services is preparing for growth in the academic and office-based markets, the majority of Physician Services' customers are in the hospital-based market. Figure 3 depicts Physician Services' customer base.

                                    FIGURE 3

                   BREAKDOWN OF PHYSICIAN SERVICES' CUSTOMER
                           BASE BY MEDICAL SPECIALTY

                                    [CHART]

  Services Offered by Physician Services

     Physicians have been outsourcing their business management services to Physician Services for nearly 30 years. The solid relationships developed over that time serve as excellent referral sources and strengthen Physician Services' position in the growing outsourcing market. Its proactive approach and ability to guide physicians in the rapidly changing healthcare environment has enabled Physician Services to be recognized as a leader in its industry.

     To meet the business management service needs of hospital-based, faculty practice, and office-based physicians, Physician Services has developed broad service selection. Its core services include accounts receivable management, fee-for-service billing, expense accounting, practice consulting, analysis of practice statistics, and electronic data interchange ("EDI") consulting regarding claims and remittance status. Physician Services also has developed a variety of emerging services in response to the changing business needs of physicians, including: activity-based costing systems; consulting services regarding alliances and mergers and acquisitions; capitation management and analysis; compliance services; consulting regarding EDI for eligibility, referrals and authorizations; outcomes reporting; and medical guidelines management.

     In order to identify and respond to the needs of its physician customers, Physician Services has a comprehensive understanding of the various complexities and requirements in a managed healthcare environment. To better serve its physician customers, Physician Services has continually expanded its range of services to include information management and consulting services for mergers and group formations, and has created a distinct operating unit whose exclusive mission is to manage specialty networks. Recognizing that different stages of the healthcare market evolve at different paces, Physician Services is strategically positioned to assist physician clients at all stages of the market's evolution. This enables Physician Services to differentiate its services from its competitors' services by tailoring solutions to meet the individualized needs of its physician clients.

     Physician Services has approximately 5,700 employees in approximately 170 operating locations throughout the United States. Many employees also have market-specific expertise in the areas of reimbursement, contracting, marketing, facility management, systems integration and financial and strategic management. Additionally, Physician Services' emphasis on compliance training will enable the Company to capitalize on the growing demand for companies with a sophisticated understanding of healthcare regulations. Physician Services' ability to leverage such skills of its employee base enables it to provide a broad spectrum of high quality services.

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  Hospital Services

     Hospital Services is a leading provider of business management services to hospitals in the United States, representing over 1,100 hospitals in a highly fragmented industry. Hospital Services offers services primarily related to "late stage" (over 90 days) receivables, including claims submission and automated patient billing. A key goal of Hospital Services is to increase revenue from strategic value-added services such as: (i) eligibility services, in which Hospital Services personnel assist patients in qualifying for reimbursement under appropriate federal, state and local government healthcare programs and (ii) facilities management contracts, in which Hospital Services assumes responsibility for the client's entire business office functions, including patient admissions/registration, medical records and business office activities.

     Hospital Services' resources and expertise address the functional and professional needs of healthcare providers. Its services are designed to increase client productivity, profitability and cash flow; maximize return on revenue through knowledgeable management skills; reduce administrative costs in a declining reimbursement environment; improve resource utilization and patient satisfaction; and provide extensive information and management reporting through comprehensive databases and decision support systems.

     Among potential other systems advantages, Hospital Services enjoys the ability to automate much of the workflow associated with account resolution, which enhances communication between the Company and its customers. Customers gain a clearer understanding of the status of their accounts receivable, and can respond instantaneously to improvement opportunities and problem areas. Hospital Services' systems advantages also help its employees improve efficiency. Hospital Services can respond overnight and provide resources to help manage a customer's entire accounts receivable base. This provides a safety-net for customer facilities experiencing accounts receivable problems, as well as for those undergoing changes such as major conversions to different patient accounting systems.

     Products and Services Offered by Hospital Services. Hospital Services' target market is primarily community hospitals. According to Dataquest 1997, there are approximately 5,200 of these facilities in the United States yielding a potential market size of $6-$7 billion annually. Hospital Services offers its customers a broad range of services, which can be purchased individually or as a complete package, depending on the customer's needs. This enables Hospital Services to deliver solutions individually designed to meet a specific customer's requirements. The products and services offered by Hospital Services includes:

          Patient Financial Services Outsourcing. Under its most intensive program, Hospital Services customizes management systems and services to assume responsibility for the customer's entire business office functions, including patient admissions/registration, medical records and business office activities. Customer benefits include improved provider focus on strategic business goals; increased efficiency in overall performance while reducing operating costs; flexibility and control over difficult-to-manage functions; and accelerated benefits of consolidation efforts.

          Customized Collection Services. Formed in 1914, the collection agency, owned and operated by Medaphis, services some of the largest collections contracts awarded in the healthcare industry. Its regional offices offer (i) a national presence represented through regional headquarters to adequately support performance commitments, (ii) an experienced management team dedicated to delivering customized solutions with customer satisfaction as the ultimate goal and (iii) a healthcare focus.

          Extended Business Office Services. Through this program, Hospital Services assumes responsibility for managing collection of assigned accounts receivable. This enables clients to move accounts electronically to Hospital Services' regional facilities, where centralized resources are responsible for all billing and follow-up activities on assigned accounts.

          Managed Care and Charge Accuracy Services. Hospital Services' "Managed Care Services" are designed to increase profitability by identifying underpaid claims, helping in contract negotiation and administration, and assisting in payment recovery to assure accurate reimbursement. Managed Care Services include: reimbursement analysis of complex contracts; elimination of costly errors in authorization oversights and identification of carve-outs, pass-throughs and stop-losses; modeling of proposed contract terms to assist on blind contract negotiating; reducing cost of contract administration; reducing

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

     contract risks by supporting proactive contract management; performing account accuracy reviews (pre-billing and post-billing); performing insurance company defense audits, coding and reimbursement validation audits and medicare compliance reviews; and performing coding reviews and optimization, and chargemaster updates.

          Claims Resolution Services. These services assist customers in favorably resolving disputes with third party payors. By utilizing proprietary techniques developed over several years and employing specialists with legal, provider and payor healthcare claims administration experience, Hospital Services challenges payor denials with substantial success.

          Entitlement Program Services. Under this program, Hospital Services assists patients in qualifying for reimbursement under appropriate federal, state, and local government healthcare programs. Hospital Services' entitlement program includes medical assistance certification programs, out-of-state Medicaid billing programs, health maintenance organization member retention programs and Medicaid denials billing programs.

          Consulting Services. Hospital Services provides specialized consulting services, including interim management and supervisory services, business office reviews, evaluations and assessments, management recruitment, and seminars for in-house personnel.

          Shared Systems. Hospital Services' shared systems enable customers to license and operate Hospital Services' software, on a 'turnkey' basis. These sophisticated automated collection and managed care systems are fully interfaced with the provider's internal systems, and all hardware and system functionality are guaranteed under time-share agreements.

PER-SE TECHNOLOGIES

     Per-Se provides application software and a broad range of information technology and consulting services to healthcare and other service-oriented markets such as energy, communications and financial services. Per-Se is an early entrant in the emerging market for Delivery Chain Management solutions, which enable users to assess each customer's unique needs and cost-effectively deliver products and services individually tailored to meet them. Per-Se develops solutions using a methodology called Deliver to Order(TM) that enables customers to choose among packaged application software, software supplied by other companies and modified by Per-Se, enabling technology services, and outsourcing to balance their needs for flexibility, time to deployment and cost.

     In the third quarter of 1997, Medaphis combined the operations of HIT, its software products operation ("Product Operations"), with the operations of BSG, its information technology services operation ("Services Operations"), under the Per-Se name. This business combination has enabled the Company to contain costs and eliminate redundancies. Per-Se management expects to benefit from the synergy of combining HIT's leading information products in the high-growth healthcare information systems market with BSG's ability to provide enabling technology infrastructure and services. Per-Se is organized into Product Operations and Services Operations.

  Product Operations

     Per-Se provides application software and systems integration services to over 1,800 hospitals and 3,450 physicians. Per-Se offers the following product lines: (i) an integrated enterprise-wide patient-centered information system that coordinates quality integrated care at nearly 200 acute-care and extended-care facilities representing more than 30,000 beds, and for thousands of ambulatory clinics and home-care providers; (ii) an advanced radiology information management system for both single and multi-site hospitals and imaging center networks; and (iii) a suite of rules-based staff productivity, patient scheduling and resource management software installed at over 1,900 global locations. These products address both the business and the clinical management needs of Per-Se's healthcare provider customers and can function in either a stand-alone provider setting or across an entire healthcare delivery network. Per-Se also provides a variety of interfaces to ensure that its products are compatible with other software products used by healthcare providers. Per-Se Product Operations' revenue is derived from software licenses, resale of hardware, installation and implementation services, and continuing customer support and software maintenance activities. Customer support and software maintenance fees generally renew annually to provide a recurring base of revenue.

     Per-Se Product Operations is comprised of Automation Atwork ("Atwork"), the provider of the rules-based staff productivity, patient scheduling and resource management software referred to above; Consort Technologies, Inc. ("Consort"), the provider of advanced radiology information management systems for single and multi-site hospitals and imaging center networks, and HDS which distributes patient-centered clinically-based information systems.

  Services Operations

     Through its Services Operation, Per-Se provides full-service systems integration, information technology consulting and tailored software development to more than 100 customers, primarily in service-oriented markets such as healthcare, energy, communications and financial services. Per-Se provides its expertise in information technology and business services to organizations seeking to create competitive advantages through the strategic use of advanced technologies. These technologies enable customers to streamline business processes and improve access to information within their organizations, as well as to create strategic advantages by extending business processes and information to customers, suppliers and other organizations through networked systems.

  Products Offered by Per-Se

     The Company's array of products and services offered through Per-Se includes the following:

          ATWORK. This company is a worldwide leader in rules-based staff productivity, patient scheduling and resource management software, currently with over 1,900 installations worldwide. Atwork's systems enable healthcare facilities to manage all resources and the flow of all patients throughout the healthcare delivery process. The integration of Atwork's staff and patient management systems achieves an enterprise-wide balance between healthcare supply (staff and other resources) and demand (patient flow).

             One-Staff(R). One-Staff provides enterprise-wide staff scheduling and productivity management. One-Staff's expert, rules-based system manages positions and schedules for all facility staff, regardless of department, discipline or location. Comprehensive personnel information can be accessed and stored on a central database. Staff productivity and competency-based staff sharing are managed on an enterprise-wide basis.

             One-Call(R). One-Call provides enterprise-wide patient scheduling and resource management. One-Call's expert, rules-based, scheduling system coordinates enterprise-wide patient flow in conjunction with all human and physical resources, and all clinical, business and other necessities. With One-Call, all patients entering the delivery system are scheduled for every needed procedure, test or office visit, regardless of the location or discipline, with one telephone call.

             ANSOS(TM). ANSOS delivers complete nurse scheduling, productivity and management for single facilities and multi-facilities. ANSOS is a leading nurse scheduling product.

             ORSOS(TM). ORSOS provides for single-facility and multi-facility surgical patient scheduling and resource management. ORSOS is an integrated surgical solution for all healthcare facilities, from stand-alone surgical centers to components of integrated delivery systems. It automatically schedules and manages all surgical procedures, staff, equipment, inventory and other resources across all surgical locations.

             Credentialing Manager(TM). Credentialing Manager delivers enterprise-wide automated credentialing of physicians and allied health personnel. When combined with ORSOS or One-Staff, it creates an integrated credentialing and operating room resource management system.

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

          HDS. HDS develops and distributes ULTICARE(R), an integrated, enterprise-wide, patient-centered information system. ULTICARE enables hospitals, integrated delivery networks, managed-care organizations, multi-specialty medical groups and a myriad of other healthcare organizations to optimize provider productivity and patient care, creating and maintaining a computer-based patient record that enables users to coordinate outcome-oriented, protocol-based, wellness-focused, acute, ambulatory, long-term and home healthcare for patients, members and clients. ULTICARE is currently being used to orchestrate quality integrated care at nearly 200 acute and extended-care facilities, and for thousands of ambulatory clinics and home-care providers, representing more than 30,000 beds.

          CONSORT. This company is a leading provider of advanced radiology information management systems for both single and multi-site hospitals and imaging center networks. By integrating and tracking all radiology information associated with patient visits from pre-registration to follow-up letters, Consort's proven software and services help improve communication between departments and facilities, increase departmental efficiency and productivity, reduce errors and operating costs and enhance physician and patient satisfaction. Consort has 20 hospital-based and 15 clinic-based clients.

             ProgRIS(TM). This system is a next-generation Radiology Information System that can be configured to meet the specific operational requirements of both hospital and imaging center networks. Consort's solution incorporates industry standards and open architecture tools, such as the UNIX operating system, relational database management and graphical Windows user interface. This solution delivers flexibility in data access and management with a range of expansion options for both system hardware and software. An Integrated Mammography Information Reporting and Tracking Module is fully integrated with the base ProgRIS system.

RESEARCH AND DEVELOPMENT

     The Company intends to maintain a leadership position by continuing to invest in developing industry-leading products and services. Most research and development investments will occur at Per-Se, which is the technology product and service development business unit of Medaphis.

     From a healthcare application perspective, the Company plans to introduce more than 30 new products or product enhancements in 1998. Additional product or service investments will be made in: (i) integrating Per-Se's product offerings into a unified suite; (ii) creating interfaces among Per-Se applications and those supplied by other vendors; and (iii) data warehousing, data mart, Internet/Intranet, customer asset management and call center applications that capitalize on the Services Operations' subject matter expertise in industries other than healthcare. The expertise gained through these initiatives will be leveraged to bring leading-edge, yet proven, solutions to the healthcare market, which has been slower to adopt new information technology solutions than have less risk-adverse services industries. Per-Se plans to spend approximately 15% of projected revenues in 1998 on research and development.

EMPLOYEES

     The Company currently employs approximately 9,800 full-time and part-time employees. The Company's workforce is not unionized and management believes relations with its employees are satisfactory.

PROPERTIES

     The Company's principal executive offices are leased and are located in Atlanta, Georgia. The lease expires in February 2000.

  Healthcare Services Group

     Physician Services' principal office is leased and is located in Atlanta, Georgia. The lease expires in February 2000. In addition to its principal office, Physician Services, through its various operating subsidiaries, operates approximately 174 business offices throughout the United States. Two of the facilities are owned and

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

unencumbered. All of the remaining facilities are leased with expiration dates ranging from April 1998 to April 2005.

     Hospital Services' principal office is leased and is located in Norcross, Georgia. The lease expires in May 2002. In addition to its principal office, Hospital Services, through its various operating subsidiaries, operates approximately 41 business offices throughout the United States. These facilities are leased with expiration dates ranging from April 1998 to September 2002.

  Per-Se Technologies

     Per-Se's principal office is leased and is located in Atlanta, Georgia. The lease expires in September 1999. In addition to its principal office, Per-Se, through its various operating subsidiaries, operates approximately 36 offices in the United States, Australia, Canada and Europe. These facilities are leased with expiration dates ranging from April 1998 to April 2004.

LEGAL PROCEEDINGS


     Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs. See "Risk Factors -- Litigation and Government Investigations" and "--Government Regulation."


     The United States Attorney's Office for the Central District of California is conducting an investigation of the billing and collection practices in two offices of the Company's wholly owned subsidiary, MPSC, which offices are located in Calabasas and Cypress, California (the "Designated Offices") (the "California Investigation"). Medaphis first became aware of the California Investigation on June 13, 1995 when search warrants were executed on the Designated Offices and it and MPSC received grand jury subpoenas. Medaphis received an additional grand jury subpoena on August 22, 1997, with which it is complying. The subpoena requires, among other things, records of any audit or investigative reports relating to the billing of payors globally for radiological services during the period January 1, 1991 to date and any refunds owed to or issued to payors with respect to such global billing reports in the Company's various offices, including the Designated Offices.

     Investigations such as the California Investigation can be initiated following the commencement of qui tam litigation which is commenced under applicable state and federal statutes and is maintained under court seal without disclosure to the defendant. Under the applicable statutes, the United States and the State of California may elect to intervene fully or partially in qui tam litigation, and proceed with the action. The United States typically will provide a defendant with the opportunity to enter into settlement negotiations prior to the intervention of the United States in the matter. An application by the United States to partially lift the seal in qui tam litigation in order to make disclosure of the complaint available to the defendant often precedes such settlement discussions.

     On February 6, 1998, on application of the United States, the United States District Court for the Central District of California issued an order partially lifting the seal on the qui tam suit entitled United States of America and State of California, ex rel. Relator I and Relator II v. Compmed Corporation, Medaphis Corporation, Does 1 to 200, Inclusive. Civil Action No. 94-8158 LGB (kx). On February 11, 1998, the United States provided Medaphis with a copy of the Complaint, Substitution of Attorney, and Order which prohibited the Company from making any use of the Complaint, including any public disclosure, other than for the purposes of settlement negotiations, without further order of the Court. On February 12, 1998, upon the joint application of Medaphis and the United States, the Court issued an order modifying its February 6, 1998 order to allow Medaphis to make public disclosures concerning the Complaint and its contents to the extent that Medaphis determined such disclosures were required by applicable securities laws, provided that such disclosure did not reveal the Relators' identities.

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


     According to the Complaint, filed December 20, 1995 by the Relators and which contains allegations raised by them, the action is to recover damages and civil penalties on behalf of the United States and the State of California arising out of alleged false claims presented by the defendants on behalf of their clients for payment under various state and federal insurance programs. No charges or claims by the government have been made. The Complaint includes causes of action under the Federal False Claims Act, 31 U.S.C. sec 3729 et seq., and the California False Claims Act, Cal. Gov't Code sec. 12650 et seq. The Complaint also includes causes of action relating to Medaphis's termination of Relator II, including a count under the state and federal whistleblower protection statutes. The Complaint alleges overpayments of approximately $20,500,000 together with treble damages and additional penalties based on statutory civil penalties. The Complaint alleges that at least 50,000 separate false claims were filed under federal programs and at least 8,000 separate false claims were filed under state programs. The Complaint also alleges unspecified compensatory, general and punitive damages on behalf of Relator II on his or her employment claims. The allegations in the Complaint are limited to the office of CompMed (acquired by Medaphis) in Culver City, California. Medaphis believes that this Complaint relates to and concerns the California Investigation. Medaphis is engaged in discussions with the United States and California, and intends to pursue settlement discussions with the United States, the State of California, and the Relators. The Company has agreed with the government to toll applicable statutes of limitations through September 30, 1998.


     Although the Company continues to believe that the principal focus of the California Investigation remains on the billing and collection practices in the Designated Offices, there can be no assurance that the California Investigation will not expand to other offices, that the California Investigation or the qui tam suit will be resolved promptly, that additional subpoenas or search warrants will not be received by Medaphis or MPSC or that the California Investigation or the qui tam suit will not have a material adverse effect on the Company. The Company recorded charges of $12 million in the third quarter of 1995, $2 million in the fourth quarter of 1996 and a credit of $2.8 million in the third quarter of 1997, solely for legal and administrative fees, costs and expenses it anticipates incurring in connection with the California Investigation and the putative class action lawsuits described below which were filed in 1995 following the Company's announcement of the California Investigation. The charges are intended to cover only the anticipated expenses of the California Investigation and the related lawsuits and do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of such matters.

     In September 1996, MPSC became aware of apparently inadvertent computer software errors affecting some of its electronic billing to carriers in the State of California. The error relates to global billing (i.e., billing for the professional and technical components of a service) for certain radiological services under circumstances where the radiologist is only entitled to bill for the professional component of such services. The Company believes such inadvertent errors may have caused overpayments on certain claims submitted on behalf of clients in the State of California. The full extent of overpayments by carriers and beneficiaries, which impacts only certain managed care plans, cannot be determined by the Company, but as notifications to the affected clients and carriers occur, and refunds or offsets are sought, the Company may be required to return to clients its portion of fees previously collected, and may receive claims for alleged damages as a result of the error. The Company is unable to estimate the possible range of loss, if any.

     Following the announcement of the investigation by the United States Attorney's Office for the Central District of California, Medaphis, various of its current and former officers and directors and the lead underwriters associated with Medaphis' public offering of Common Stock in April 1995, were named as defendants in putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. In general, these lawsuits alleged violations of the federal securities laws in connection with Medaphis' public statements and filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering of Common Stock in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On January 3, 1996, the court denied defendants' motion to dismiss the Consolidated Complaint, which argued that the Consolidated Complaint failed to state a claim upon which relief may be granted. On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated

Complaint no longer contained any claims based on the Securities Act and the Company's underwriters and outside directors were no longer named as defendants. On June 26, 1996, the court denied plaintiffs' motion to certify plaintiffs' class. On May 19, 1997, the plaintiffs and the defendants entered into a stipulation and settlement agreement, pursuant to which the parties agreed to settle this action on a class-wide basis for $4.75 million, subject to court approval (the "1995 Class Action Settlement"). The 1995 Class Action Settlement included the related putative class action lawsuit filed in the Superior Court of Cobb County, Georgia, described more fully below. On October 28, 1997 the court certified a class for settlement purposes, approved the settlement and entered final judgment dismissing the action with prejudice. One of Medaphis' directors' and officers' liability insurance carriers has paid $3.7 million of the 1995 Class Action Settlement directly for the benefit of the plaintiffs. The Company accrued approximately $1.2 million in the quarter ended December 31, 1996 for the anticipated balance of the 1995 Class Action Settlement and to pay certain fees incident thereto. On November 6, 1997, the Company paid the remaining $1.05 million balance of the settlement.


     On November 5, 1996, Medaphis, Randolph G. Brown, a former officer and director, and Michael R. Cote and James S. Douglass, former officers, were named as defendants in a putative shareholder class action lawsuit filed in Superior Court of Cobb County, State of Georgia. This lawsuit was brought on behalf of a putative class of purchasers of Medaphis Common Stock during the period from March 29, 1995 through June 15, 1995. Plaintiffs sought compensatory damages and costs. Pursuant to the 1995 Class Action Settlement, the claims in this state action were settled and were dismissed without prejudice.



     The Company learned in March 1997 that the United States Department of Justice and the United States Attorney in Grand Rapids, Michigan are investigating allegations concerning the Company's wholly owned subsidiary, Gottlieb's Financial Services, Inc. ("GFS") (the "GFS Investigation"). Beginning in February, 1998, the Office of the Inspector General of Health and Human Services has requested information from GFS following an audit of a GFS client. GFS has complied with those requests. In 1993, Medaphis acquired GFS, an emergency room physician billing company located in Jacksonville, Florida, which had developed a computerized coding system. In 1994, Medaphis acquired and merged into GFS another emergency room physician billing company, Physician Billing, Inc., located in Grand Rapids, Michigan. For each of the years ended December 31, 1996 and 1997, GFS represented approximately 7% of Medaphis' revenue. During those years, GFS processed approximately 5.6 million and 6.25 million claims, respectively, approximately 2 million and 2.3 million of which, respectively, were made to government programs. The government has requested that GFS voluntarily produce records, and GFS has complied with that request. Although the precise scope and subject matter of the GFS Investigation are not known to the Company, Medaphis believes that the GFS Investigation, which is being participated in by federal law enforcement agencies having both civil and criminal authority, involves GFS's billing procedures and the computerized coding system used in Jacksonville and Grand Rapids to process claims and may lead to claims of errors in billing. The Company is actively pursuing settlement discussions with the United States and representatives of various states. There can be no assurance that the GFS Investigation will be resolved promptly, that it can be settled on terms acceptable to the Company or that the GFS Investigation will not have a material adverse effect upon Medaphis. No charges or claims by the government have been made. Currently, the Company has recorded charges of $2 million and $1 million in the second and third quarters of 1997, respectively, solely for legal and administrative fees, costs and expenses in connection with the GFS Investigation, which charges do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of this matter.


     In addition, the Company decided in April 1998 to transition from the computerized coding system to manual coding. There can be no assurances that the Company will not be subject to customer complaints, claims and contract terminations as a result of the coding system transition or modifications previously made to the system. See "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources."

     The Company and its clients from time to time have received, and the Company anticipates that they will receive in the future, official inquiries (including subpoenas, search warrants, as well as informal requests) concerning particular billing and collection practices related to certain subsidiaries of the Company and its many clients.
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

     Following the Company's August 14, 1996 announcement regarding earnings expectations and certain charges, Medaphis and certain of its then current and former officers, one of whom was also a director, were named as defendants in nineteen putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. On November 22, 1996, the plaintiffs in these lawsuits filed a Consolidated Amended Class Action Complaint. On February 3, 1997, the plaintiffs filed a Consolidated Second Amended Complaint (the "Consolidated Second Amended Complaint"). In general, the Consolidated Second Amended Complaint alleged violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts and public disclosures. The Consolidated Second Amended Complaint was brought on behalf of a class of persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The Consolidated Second Amended Complaint also asserted claims on behalf of a sub-class of all persons who acquired Medaphis Common Stock pursuant to the merger between Medaphis and HDS. The Consolidated Second Amended Complaint sought compensatory and rescissory damages, as well as fees, interest and other costs. On February 14, 1997, the defendants moved to dismiss the Consolidated Second Amended Complaint in its entirety. On May 27, 1997, the court denied defendants' motion to dismiss. See "Risk Factors -- Restatement of Financial Statements; Accounting Issues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

     The parties entered into a Stipulation and Agreement of Settlement dated December 15, 1997 (the "Stipulation") to settle the 1996 putative shareholder class action litigation which is the subject of the Consolidated Second Amended Complaint on a class-wide basis for $20 million in cash (to be paid by the Company's directors' and officers' liability insurance carriers), 3,955,556 shares of Medaphis Common Stock, and warrants to purchase 5,309,523 shares of Medaphis Common Stock at $12 per share for a five-year period. The Stipulation also includes, among other things: (i) a complete release of claims against the Company, the individual defendants and certain related persons and entities; and
(ii) certain anti-dilution rights in favor of plaintiffs with respect to certain future issuances of shares of Medaphis Common Stock or warrants or rights to acquire Medaphis Common Stock to settle existing civil litigation and claims pending or asserted against the Company, subject to a 5.0 million share basket below which there will be no dilution adjustments. The Stipulation also contains other conditions including, but not limited to, consent and approval of the Company's insurance carriers and the insurance carriers' payment of the cash portion of the settlement, and the final approval of the settlement by the court. On December 15, 1997, the court granted preliminary approval to the settlement and conditionally certified the classes for settlement purposes only. The Company's insurance carriers consented to the settlement and funded the $20 million cash portion. On March 25, 1998, the Court granted final approval of the settlement and entered final judgment dismissing the action.


     The Company recorded a $52.5 million charge in the quarter ended September 30, 1997 in connection with the Stipulation. This charge is comprised of the following: (i) $30.2 million representing the original 3,355,556 shares of common stock valued at the fair value of a common share on the date that the material terms of the agreement were reached or approximately $9 per share and
(ii) $22.3 million representing the fair value of the warrants on the date the material terms of the agreement were reached, valued using the Black-Scholes option pricing model with the following assumptions: expected life -- 5 years, risk free interest rate -- 6%, dividend rate -- 0% and expected volatility factor -- 60%. No accounting recognition was required for the additional 600,000 shares to be issued pursuant to the agreement as these shares represent the maximum number of contingent shares that were issuable based on certain stock price contingencies during the ten day period prior to October 11, 1997. As a result of the actual decline in the Company's stock price during such period, the Stipulation required that the maximum number of contingent shares be awarded; however, no additional accounting charge is required in connection with the award of such contingent shares. Although the exact timing of the issuance of the 3,955,556 shares is not known, the Company does not expect such shares to be issued before the second quarter of 1998. Additionally, no accounting recognition has been afforded the cash portion of the Stipulation as this amount is the responsibility of the insurance carriers. Such amount has been paid directly to an escrow account for the benefit of the plaintiffs by the insurance carriers. The Company has classified the entire $52.5 million liability associated with the settlement as noncurrent since such obligation will be settled with equity (common stock and warrants) rather than current assets, and the exact timing of the payment of claims pursuant to such settlement is not determinable.

     On November 1, 1996, Thomas W. Brown, Administrator, Thomas W. Brown Profit Sharing Plan filed a shareholder derivative lawsuit in the United States District Court for the Northern District of Georgia alleging that certain of Medaphis' current and former directors breached their fiduciary duties, were grossly negligent, and breached various contractual obligations to Medaphis by allegedly failing to implement and maintain an adequate system of internal accounting controls, allowing Medaphis to commit securities law violations and damaging Medaphis' reputation (the "Derivative Suit"). The plaintiff seeks unspecified compensatory damages and costs on behalf of the Company. On January 28, 1997, Medaphis and certain individual defendants filed a motion to dismiss the complaint. On February 11, 1997, the plaintiff filed an amended complaint adding as defendants, additional current and former directors and officers of Medaphis. On April 23, 1997, Medaphis and all other defendants filed a motion to dismiss the amended complaint, which motion was denied without prejudice. The parties have reached an agreement in principle to settle the Derivative Suit for $250,000 in cash to be paid by the Company's directors' and officers' liability insurance carrier. Such agreement in principle is subject to definitive documentation, consent and approval of the insurance carrier (which has been requested by the Company), and preliminary and final approval of the settlement by the court.


     On November 7, 1996, Health Systems International, Inc. filed suit in the Superior Court for the State of California, County of Los Angeles against Medaphis, Randolph G. Brown and "Does 1-50," who are alleged to be unnamed Medaphis directors, officers and employees. Generally, this lawsuit alleges that the defendants violated federal and California securities laws and common law by, among other things, making material misstatements and omissions in public and private disclosures in connection with the acquisition of HDS. Plaintiff seeks rescissory, compensatory and punitive damages in excess of $100 million, rescission, injunctive relief and costs. The Company is unable to estimate a possible range of loss. On January 10, 1997, the defendants filed a demurrer to the complaint. On February 5, 1997 the Court overruled defendants' demurrer. On March 18, 1997, the court denied the plaintiff's motion for a preliminary injunction. On July 16, 1997, plaintiff filed an amended complaint adding several new parties, including current and former directors and former and current officers of Medaphis. All of the newly added defendants have responded to the amended complaint. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the Securities Act, but the Company believes that it has substantial defenses to the alleged damages relating to such Securities Act claims.


     A putative class action complaint was filed by Ernest Hecht and Stephen D. Strandberger against Steven G. Papermaster, Robert E. Pickering, Jr., David S. Lundeen, Norman Smith, Raymond J. Noorda, Gregory A. Grosh, Medaphis and Randolph G. Brown on November 12, 1996 in the Superior Court, Law Division, Essex County, State of New Jersey. The alleged class consists of persons and entities whose options to purchase BSG Corporation ("BSG") common stock were converted to Medaphis stock options in connection with Medaphis' acquisition of BSG. The plaintiffs allege failure to perform diligence, breaches of fiduciary duties of candor, loyalty and fair dealing and negligence against the BSG defendants (Papermaster, Pickering, Lundeen, Smith, Noorda and Grosh) and fraud and deceit against the Medaphis defendants (Medaphis and Brown). Plaintiffs seek unspecified compensatory and punitive damages, as well as fees, interest and other costs. The Company is unable to estimate a possible range of loss. On April 18, 1997, the Medaphis defendants and BSG defendants filed motions to dismiss the complaint. On or about July 3, 1997, in lieu of responding to these motions, the plaintiffs filed an amended complaint, adding new claims under the Securities Act and common law and new parties, including former officers of Medaphis, Medaphis' former outside auditors and BSG. On or about October 29, 1997 all defendants filed motions to dismiss the amended complaint. On May 12, 1998, the court ruled in favor of defendants on the motions, dismissing all of plaintiffs' claims with prejudice and without leave to amend. On May 15, 1998, the Judge signed an order dismissing all of the plaintiff's claims.


     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control made a demand for indemnification under an indemnification agreement executed by Medaphis in connection with its acquisition of BSG in May 1996. The indemnification demand claims damages of $35 million (the maximum damages payable by Medaphis under the indemnification agreement) for the alleged breach by Medaphis of its representations and warranties made in the merger agreement between Medaphis and BSG. On December 31, 1996, Medaphis entered into a standstill and tolling agreement with Mr. Noorda, Mr. Papermaster and other former BSG shareholders, which, as extended, runs through June 30, 1998. The standstill and tolling agreement extends any applicable statute of limitations for claims by the former BSG shareholders and provides that neither party will file suit against the other prior to the expiration of the agreement.

     On April 21, 1997, James F. Thacker, Alyson T. Stinson, Carol T. Shumaker, Lori T. Caudill, William J. Dezonia, the James F. Thacker Retained Annuity Trust and the Paulanne H. Thacker Retained Annuity Trust filed a complaint against the Company and Randolph G. Brown in the United States District Court for the Southern District of New York arising out of Medaphis' acquisition of MMS in December of 1995. The complaint is brought on behalf of all former shareholders of MMS who exchanged their MMS holdings for unregistered shares of Medaphis Common Stock. In general, the complaint alleges both common law fraud and violations of the federal securities laws in connection with the merger. In addition, the complaint alleges breaches of contract relating to the merger agreement and a registration rights agreement, as well as tortious interference with economic advantage. The plaintiffs seek rescission of the merger agreement and the return of all MMS shares, as well as damages in excess of $100 million. The Company is unable to estimate a possible range of loss. Additionally, plaintiffs seek to void various non-compete covenants and contract provisions between Medaphis and plaintiffs. Defendants have filed a motion to dismiss the complaint. Discovery has been stayed pending resolution of the motion to dismiss.


     On August 12, 1997, George D. Stickel filed a putative class action complaint against Medaphis, Randolph W. Brown, Michael R. Cote and James S. Douglass in the United States District Court for the Northern District of Georgia. The complaint asserts claims under the Exchange Act on behalf of all persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint also asserts claims under the Securities Act on behalf of a subclass consisting of all persons and entities who, in connection with the merger of the Company and HDS, acquired options to purchase shares of Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint seeks rescission, unspecified rescissory and compensatory damages, and interest, fees and other costs. The parties have reached an agreement in principle to settle the Stickle complaint. The settlement provides for $137,500 in cash to be paid by the Company's directors' and officers' liability insurance carrier and a number of shares of Medaphis Common Stock to be determined such that the aggregate value of the cash portion of the settlement and the stock portion of the settlement (with the Medaphis shares being deemed to have an agreed upon value) will approximate $500,000. Such agreement in principle is subject to definitive documentation, consent and approval of the Company's insurance carrier (which has been requested by the Company), and preliminary and final approval of the settlement by the court.


     The Company also has received other written demands from various stockholders, including stockholders of recently acquired companies. To date, these other stockholders have not filed lawsuits.

     On January 8, 1997, the Commission notified the Company that it was conducting a formal, non-public investigation into, among other things, certain trading and other issues related to Medaphis' August 14, 1996 and October 22, 1996 announcements of the Company's loss for the quarter ending September 30, 1996 and its restated consolidated financial statements for the three months and year ending December 31, 1995 and its restated unaudited balance sheets as of March 31, 1996, and June 30, 1996. In addition, the Company believes that the Commission is investigating the Company's restatement of its interim financial statements for each quarter of 1996 and the November 19, 1997 and December 23, 1997 restatements of the Company's financial statements. The Company intends to cooperate fully with the Commission in its investigation.

     Although the Company believes that it has meritorious defenses to the claims of liability or for damages in the actions against and written demands placed upon the Company, there can be no assurance that additional lawsuits will not be filed against the Company. Further, there can be no assurance that the lawsuits, the written demands and the pending governmental investigations will not have a disruptive effect upon the operations of the business, that the written demands, the defense of the lawsuits and the pending investigations will not consume the time and attention of the senior management of the Company, or that the resolution of the lawsuits, the written demands and the pending governmental investigations will not have a material adverse effect upon the Company, including, without limitation, the Company's results of operations, financial position and cash flow. Because the Company is unable to estimate a range of loss with respect to any of the pending claims, the Company has not accrued any amounts for any contingent liability with respect to such unsettled claims.


THE REIMBURSEMENT PROCESS

     Healthcare providers receive payment for medical services from their patients, third-party payors, or a combination of both. Third-party payors include insurance companies, governments or their intermediaries, health maintenance organizations, preferred provider organizations, third-party administrators for self-insured companies and other "managed care" companies. Although patients generally retain primary responsibility for payment for all medical services, hospitals and hospital-affiliated physicians usually agree to process claims with third-party payors. Most hospital-affiliated physicians and certain hospitals bill the third-party payor before requesting payment from the patient for any deductible, co-payment or other amount due on account of uncovered services (collectively the "Patient Obligations"). Most hospitals and certain hospital-affiliated physicians bill the patient in full or for the estimated Patient Obligations at the same time they bill the third-party payer.

     Obtaining reimbursement from third-party payors is becoming increasingly difficult because of changes in reimbursement formula, pre-admission certification and utilization review and administrative procedures generated by third-party payors in an effort to control costs. In addition, healthcare providers are increasingly unable to collect charges or deposits of estimated net balances directly from their patients at the time medical services are rendered. Consequently, healthcare providers often assume the responsibility for obtaining reimbursement from third-party payors. To be successful in obtaining reimbursement from third-party payors, healthcare providers need regulatory and technical skills to manage complex billing and collection requirements. Even then, accounts receivable management efforts, if successful, generally result in the loss of a portion of established charges to patient bad debts, the incurrence of collection costs and the deferral of cash receipts. Accounts receivable management performance varies widely depending on patient demographics and the type of service provided.

     Many third-party payors administer reimbursement claims through locally established operating divisions or through local independent contractors. In many cases, locally established third-party processing centers establish independent methods and procedures for handling reimbursement claims.

     The Medicare program is administered by the Health Care Financing Administration ("HCFA"), a division of the U.S. Department of Health and Human Services. HCFA has established guidelines pursuant to which claims for physician services are reimbursed in accordance with a resource-based relative value guide, the values in which vary by geographic location. HCFA currently contracts with numerous insurance carriers to process regional reimbursement claims. Although HCFA has established the regulatory framework for Medicare claims administration, Medicare intermediaries have authority to independently develop procedures for administering the claims reimbursement process.

     The Medicaid program is subject to federal regulation but is administered by state governments. State governments provide for Medicaid claims reimbursement either through the establishment of state-owned and operated processing centers or through contractual arrangements with third-party administrators. The requirements and procedures for reimbursement implemented by local Medicaid program administrators differ from state to state.

     Similar to the claims administration process of Medicare and Medicaid, several national health insurance companies administer reimbursement claims through local or regional offices. Consequently, because guidelines for reimbursement of claims are generally established by third-party payors at local or regional levels, reimbursement managers for healthcare providers must become familiar with the local methods and procedures of third-party payors.

     When physicians and hospitals provide services to patients covered by certain government programs and when healthcare providers enter into participation arrangements with Medicare or certain commercial insurers such as Blue Cross/Blue Shield and most health maintenance organizations, such healthcare providers are required to accept reimbursement amounts which may be less than the healthcare providers' established charges. In such cases, healthcare providers calculate and write off the difference between their established charges and the charges allowed. In cases in which healthcare providers enter into participation arrangements, such write-offs, referred to as contractual allowances, may not be charged to patients.

     Nearly all health insurance contracts, self-insured employers, health maintenance organizations, preferred provider organizations and Medicare require patients to pay a portion of medical fees in the form of deductibles and co-payments for services received. Hospital-affiliated physicians generally are unable to determine the amount of patients' deductibles and co-payments at the time services are rendered. Consequently, such physicians do not collect such amounts until an explanation of insurance benefits has been provided by a third-party payor when the third-party payor remits cash to the physician in response to a claim, often 60 days or more after the time healthcare services are rendered. Hospitals generally will require a patient to make an advance payment or deposit at the time healthcare services are rendered in situations where the amount of the patient's deductible or co-pay is considered significant.

     Third-party payors reimburse their insurance program beneficiaries, or their assignees, only for services covered under the terms of the policy. Typically, but not always, medical services provided for illness and injuries are covered, whereas routine checkups, physicals, certain injections and other types of preventive medical services are not. When patients and healthcare providers are uncertain whether a payor's coverage limitations are applicable to a particular medical treatment or service, they must either contact the payor's client service representative or submit a claim and wait for a determination of whether the claim will be paid or denied.

     Third-party payors also make reimbursement contingent on the coordination of covered services with the benefits available pursuant to any other insurance policy covering the same beneficiary. A substantial number of patients are covered by multiple insurance policies. Common examples of such patients include families with two wage earners as well as Medicare beneficiaries who have insurance policies which provide reimbursement for certain amounts not funded by Medicare, usually deductible and co-payments amounts. Whether an insurance policy's coverage is primary or secondary in payment priority to another policy is often difficult to determine. Furthermore, regular health insurance coverage often has subrogation rights with respect to worker's compensation and automobile insurance coverage for injuries suffered in the workplace or in an automobile accident and require special handling.

     Claims submitted to third-party payors for reimbursement may be denied or returned for many reasons, including ineligible beneficiary status as a result of employment changes or other reasons, noncovered services, secondary payer liability, the failure to submit required information and the submission of incorrect billing information. The great quantity of informational variables relating to the administration of claims, including numerous possible diagnoses, treatment procedures and responsible third-party payors, result in multiple errors which make time-consuming corrections a costly component of the reimbursement process.

     Additionally, commercial payors and the governmental reimbursement programs engage in various types of utilization review of claims filed for reimbursement. The purpose of utilization review programs is to verify that medical services provided to patients are medically necessary and are eligible for coverage. The utilization review process further complicates and results in delays in the reimbursement process.

GOVERNMENT REGULATION

     Under Medicare law, physicians and hospitals are only permitted to assign Medicare claims to a billing and collection service in certain limited circumstances. The Medicare statutes that restrict the assignment of Medicare claims are supplemented by Medicare regulations and provisions in the Manual. The Medicare regulations and the Manual provide that a billing service that prepares and sends bills for the provider or physician and does not receive and negotiate the checks made payable to the provider or physician does not violate the restrictions on assignment of Medicare claims. Management believes that its practices do not violate the restrictions on assignment of Medicare claims because, among other things, it bills only in the name of the medical provider, checks and payments for Medicare services are made payable to the medical provider and the Company lacks any power, authority or ability to negotiate checks made payable to the medical provider. Medaphis, medical billing and collection activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs. See "-- Legal Proceedings."

     Submission of claims for services or procedures that are not provided as claimed may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and for such person to share in any amounts paid to the government in damages and civil penalties. Under applicable law successful plaintiffs can receive up to 25-30% of the total recovery from the defendant. Such qui tam actions or "whistle-blower" lawsuits have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry, such as Medaphis and many of its clients, may become the subject of a federal or state investigation or may ultimately be required to defend a false claims action, may be subjected to government investigation and possible criminal fines, may be sued by private payors and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. The government on its own may also institute a Civil False Claims Act case, either in conjunction with a criminal prosecution or as a stand alone civil case. Whether instituted by a qui tam plaintiff or by the government, the government can recover triple its damages together with civil penalties of $5,000-$10,000 per false claim. Under applicable case law, a party successfully sued under the Federal False Claims Act may be jointly and severally liable for damages and penalties. Some state laws also provide for false claims actions, including actions initiated by a qui tam plaintiff. The Company recently became aware that it was a defendant in a qui tam litigation. There can be no assurance that Medaphis will not be the subject of additional false claims or qui tam proceedings relating to its billing and collection activities or that Medaphis will not be the subject of further government scrutiny or investigations relating to its billing and accounts receivable management services operations. See "-- Legal Proceedings" and "Risk
Factors -- Existing Government Regulation." Any such proceeding or investigation could have a material adverse effect upon the Company.

     Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Act sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by debt collectors. The Federal Fair Debt Act also provides for, among other things, a civil right of action against any debt collector who fails to comply with the provisions thereof. Various states have also promulgated laws and regulations that govern credit collection practices. In general, these laws and regulations prohibit certain fraudulent and oppressive credit collection practices and also may impose license or registration requirements upon collection agencies. In addition, state credit collection laws and regulations generally provide for criminal fines, civil penalties and injunctions for failure to comply with such laws and regulations. Although most of the Company's billing and accounts receivable management services the Company provides to its clients are not considered debt collection services, the Company may be subjected to regulation as a "debt collector" under the Federal Fair Debt Act and as a "collection agency" under certain state collection agency laws and regulations. Management believes that the Company operates in accordance with the Federal Fair Debt Act and complies in all material respects with the applicable collection agency laws and regulations governing collection practices in the states in which it conducts its business or is exempt from such laws and regulations.

     The ownership and operation of hospitals is subject to comprehensive regulation by federal and state governments which may adversely affect hospital reimbursement. Hospitals are paid a predetermined amount for operating expenses relating to each Medicare patient admission based on the patient's diagnosis. Additional changes in the reimbursement provisions of the Medicare and Medicaid programs may continue to reduce the rate of increase of federal expenditures for hospital inpatient costs and charges. Such changes could have an adverse effect on the operations of hospitals in general, and consequently reduce the amount of the Company's revenue related to its hospital clients.

GOVERNMENTAL BUDGETARY CONSTRAINTS AND HEALTHCARE REFORM

     The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities. This scrutiny has been directed at, among other things, fraudulent billing practices. The Department of Health and Human Services in recent years has increased the resources of its Office of the Inspector General ("OIG") specifically to pursue both false claims and fraud and abuse violations under the Medicare program. This heightened examination has resulted in a number of high profile investigations, lawsuits and settlements. See "Risk
Factors -- Government Investigatory Resources and Healthcare Reform."

     In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, Pub. L. No. 104-191, 1996 U.S.C.C.A.N. (110 Stat. 1936) (codified in scattered titles of the United States Code, including 18, 26, 29 and 42 U.S.C.) (the "Health Insurance Act"), which includes an expansion of certain fraud and abuse provisions, such as expanding the application of Medicare and Medicaid fraud penalties to other federal healthcare programs, and creating additional criminal offenses relating to healthcare benefit programs, which are defined to include both public and private payor programs. The Health Insurance Act also provides for forfeitures and asset freezing orders in connection with such healthcare offenses. Civil monetary penalties and program exclusion authority available to the OIG also have been expanded. The Health Insurance Act contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions through the OIG. There also have been several recent healthcare reform proposals which have included an expansion of the anti-kickback laws to include referrals of any patients regardless of payor source.

     In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. A number of reports, including the 1995 Annual Report of the Board of Trustees of the Federal Hospital Insurance Program, projected that the Medicare trust fund is likely to become insolvent by the year 2002 if the current growth rate of approximately 10% per annum in Medicare expenditures continues. Similarly, federal and state expenditures under the Medicaid program are projected to increase significantly during the same seven-year period. In response to these projected expenditure increases, and as part of an effort to balance the federal budget, both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. In late 1995, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes in the Medicare and the Medicaid programs. The Balanced Budget Act of 1997 instituted substantial reductions in Medicare program expenditures. Medaphis anticipates that future legislation may change aspects of the present methods of paying physicians under such programs and provide incentives for Medicare and Medicaid beneficiaries to enroll in health maintenance organizations and other managed care plans. Medaphis cannot predict the effect of any such legislation, if adopted, on its operations.

     A number of states in which Medaphis has operations either have adopted or are considering the adoption of healthcare reform proposals at the state level. Medaphis cannot predict the effect of proposed state healthcare reform laws on its operations. Additionally, certain reforms are occurring in the healthcare market which may continue regardless of whether comprehensive federal or state healthcare reform legislation is adopted and implemented. These medical reforms include certain employer initiatives such as creating purchasing cooperatives and contracting for healthcare services for employees through managed care companies (including health maintenance organizations), and certain provider initiatives such as risk-sharing among healthcare providers and managed care companies through capitated contracts and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing services by integrated delivery systems may result in a decrease in demand for Medaphis' billing and collection services for particular physician practices, but this decrease may be offset by an increase in demand for Medaphis' consulting and comprehensive business management services (including billing and collection services) for the new provider systems.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                                                 AGE                 POSITION
----                                                 ---                 --------
David E. McDowell..................................  55     Chairman and Chief Executive
                                                              Officer and Director
Allen W. Ritchie...................................  40     President and Chief Operating
                                                              Officer
Randolph L. M. Hutto...............................  49     Executive Vice President and
                                                              General Counsel
Mark P. Colonnese..................................  42     Senior Vice President and Chief
                                                              Financial Officer
Harvey Herscovitch.................................  60       Senior Vice President -- Strategy
                                                              and Organization
Robert C. Bellas, Jr. .............................  55     Director
David R. Holbrooke, M.D. ..........................  57     Director
John C. Pope.......................................  48     Director
Dennis A. Pryor....................................  55     Director
C. Christopher Trower..............................  49     Director

     DAVID E. MCDOWELL joined Medaphis in October 1996 as Chairman and Chief Executive Officer. Mr. McDowell was appointed to the Medaphis Board of Directors in May 1996. From 1992 to 1996, Mr. McDowell was President and Chief Operating Officer and a director of McKesson Corporation. McKesson Corporation is the world's largest distributor of pharmaceutical and healthcare products through McKesson Drug Company in the United States and Medis Health and Pharmaceutical Services, Inc. in Canada. Prior to 1992, Mr. McDowell served for over 25 years as a senior executive at IBM, including as a Vice President and President of the National Services Division.

     ALLEN W. RITCHIE joined Medaphis in January 1998 as Executive Vice President and Chief Financial Officer, and was named President and Chief Operating Officer in April 1998. From October 1997 to January 1998, Mr. Ritchie served as President and Chief Executive Officer of Royal Precision, Inc. From July 1996 until January 1997 he served as President, Finance and Administration of AGCO Corporation and President from January 1996 to July 1996. From September 1991 until July 1994, he was AGCO's Chief Financial Officer, and after July 1994 also served as Executive Vice President.

     RANDOLPH L. M. HUTTO joined Medaphis in August 1997 as Executive Vice President and General Counsel. From 1992 to 1996, Mr. Hutto was employed by First Data Corporation (formerly known as First Financial Management Corporation) where he served in a variety of executive positions, including Senior Executive Vice President -- General Counsel and, most recently, Senior Vice President -- Planning and Development. Prior to that, Mr. Hutto was a partner in the law firm of Sutherland, Asbill & Brennan.

     MARK P. COLONNESE joined Medaphis in October 1997 as Vice President and Corporate Controller. In April 1998, he assumed the role of Senior Vice President and Chief Financial Officer. Prior to his joining the Company, he served as Vice President and Chief Financial Officer of Applied Analytical Industries, a publicly traded pharmaceutical development and service company, from July 1993 to October 1997. From February 1983 to July 1993, Mr. Colonnese served in a variety of management positions at Schering-Plough Corporation culminating in his serving as senior director of planning and business analysis.

     HARVEY HERSCOVITCH joined Medaphis in February 1997 and serves as Senior Vice President -- Strategy & Organization. From 1993 to December 1996, Mr. Herscovitch served as an independent consultant in the pharmaceutical benefits management and wholesale pharmaceutical distribution industries. Prior to 1993, Mr. Herscovitch was employed by IBM Corporation in a variety of executive positions dealing with the services side of the business.

     ROBERT C. BELLAS, JR. became a director of the Company in 1987. He has been a general partner of Morgenthaler Ventures, a private equity investment firm based in Cleveland, Ohio, since 1984, where he is responsible for the firm's investments in healthcare services, medical devices and biomedical ventures. Mr. Bellas is a member of the Board of Directors of CardioThoracic Systems, Inc., Vical, Inc., and several privately held healthcare companies.

     DAVID R. HOLBROOKE, M.D. became a director of the Company in 1994. Dr. Holbrooke has been the President and Chief Executive Officer of Advocates Rx, Inc., a medical management and healthcare venture development company, since 1995. From 1983 to 1995, Dr. Holbrooke served as President and Chief Executive Officer of Holbrooke & Associates. Dr. Holbrooke has a 25 year history of entrepreneurship, management, medical practice, and new business development experience in the healthcare services industry. He currently is active as a board member and investor in several privately held healthcare companies.

     JOHN C. POPE became a director of the Company in 1997. He has been Chairman of the Board of MotivePower Industries, Inc., a manufacturer of locomotives and locomotive components, since December 1995. From January 1988 to July 1994, Mr. Pope held various positions with UAL Corporation and its subsidiary, United Airlines, Inc., most recently as President, Chief Operating Officer and Director. Mr. Pope is also a member of the Board of Directors of Federal-Mogul Corporation and Wallace Computer Services, Inc.

     DENNIS A. PRYOR joined the Company in January 1993 in connection with the acquisition of CompMed, Inc. and subsequently became a director of the Company. In 1993, Mr. Pryor also served as Chief Executive Officer of CompMed. From 1976 through 1992, Mr. Pryor was the principal owner and Chairman of the Board of CompMed.

     C. CHRISTOPHER TROWER became a director of the Company in 1997, and is engaged in the private practice of law in Atlanta, Georgia. Mr. Trower is a former partner of the Atlanta law firm, Sutherland, Asbill & Brennan. Mr. Trower has wide-ranging experience with both public and private companies in corporate, partnership, and tax matters, including acquisitions/divestitures, securities offerings, and tax planning and tax disputes.

MANAGEMENT COMMON STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of December 31, 1997, by (i) each of the Company's directors, (ii) the Company's named executive officers (as defined) and (iii) such directors and all executive officers as a group.

                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY   PERCENT OF
NAME                                                               OWNED(1)          CLASS
----                                                          ------------------   ----------
David E. McDowell...........................................       120,000(2)           *
Randolph L. M. Hutto........................................         1,000              *
C. James Schaper............................................        83,334(3)           *
Allen W. Ritchie............................................            --             --
Jerome H. Baglien...........................................        83,334(3)           *
Harvey Herscovitch..........................................        20,334(4)           *
Robert C. Bellas, Jr. ......................................        12,915(5)           *
David R. Holbrooke, M.D. ...................................        38,700(6)           *
John C. Pope................................................            --             --
Dennis A. Pryor.............................................       104,000(7)           *
C. Christopher Trower.......................................           700              *
All executive officers and directors as a group (11
  persons)..................................................       380,983              *

---------------

 *  Beneficial ownership represents less than 1% of the outstanding Common
    Stock.
(1) Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.
(2) Includes 120,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans; does not include 210,000 shares that may be acquired upon the exercise of stock options granted under the Company's stock option plans which are subject to an accelerated vesting schedule based on appreciation in the market value of the Common Stock as described elsewhere in this Proxy Statement.
(3) Includes 83,334 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(4) Includes 13,334 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(5) Includes 1,143 shares that are held by the Bellas Family Partnership. Also includes 7,200 shares that are not currently outstanding, but that may be acquired under the Non-Employee Director Stock Option Plan (the "Director Plan").
(6) Includes 1,500 shares held in a bank account for the benefit of Dr. Holbrooke's son, a minor. Also includes 7,200 shares that are not currently outstanding, but may be acquired under the Director Plan.
(7) Includes 104,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.

MANAGEMENT COMPENSATION

Executive Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of (i) the Company's Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company (determined as of December 31, 1997) and (iii) one additional individual who would have been among the Company's four most highly compensated executive officers, but for the fact that he was not serving as an executive officer of the Company at December 31, 1997 (referred to herein as the "named executive officers") for 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                                 ------------
                                      ANNUAL COMPENSATION                         SECURITIES
                                      -------------------       OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS        COMPENSATION(1)     OPTIONS      COMPENSATION(2)
---------------------------    ----   --------   --------      ---------------   ------------   ---------------
David E. McDowell............  1997   $300,000   $150,000         $119,812         810,000*        $  4,661
  Chief Executive Officer      1996     42,692         --               --         810,000          519,770(3)
  (11/96 - Present)
Randolph L. M. Hutto.........  1997    102,612   $100,000(4)            --         250,000          101,909(5)
  Executive Vice President     1996         --         --               --              --               --
  and General Counsel
  (7/97 - Present)
C. James Schaper.............  1997    182,692    187,500(6)            --         500,000*         104,071(7)
  Executive Vice President     1996         --         --               --              --               --
  (2/97 - 4/98)
  and Chief Operating Officer
  (1/98 - 4/98)
Jerome H. Baglien............  1997    219,538    187,500(6)        34,308         500,000*           4,296
  Senior Vice President and    1996         --         --               --              --               --
  Chief Financial Officer
  (1/97 - 1/98)
Harvey Herscovitch...........  1997    120,616    155,000(6)(8)      36,147        130,000*             340
  Senior Vice President,       1996         --         --               --              --               --
  Strategy and Organization
  (4/97 - Present)

---------------

 * Reflects the repricing, exchange and reissuance of certain stock options outstanding as of April 25, 1997. See "Management Compensation -- Stock Option Grants."
(1) Includes amounts reimbursed for certain personal expenses, including housing and travel expenses.
(2) Includes amounts paid by the Company on behalf of each named executive officer for matching 401(k) plan contributions, matching non-qualified deferred compensation plan contributions, and life, medical and dental insurance premiums.
(3) Includes $500,000 signing incentive received by Mr. McDowell in connection with his entering into a five-year employment agreement with the Company on November 19, 1996, and $19,000 prepaid rent and security deposit paid by the Company on behalf of Mr. McDowell for housing in Atlanta, Georgia.
(4) Reflects incentive compensation for 1997 guaranteed under Mr. Hutto's employment agreement.
(5) Includes $100,000 loan by the Company to Mr. Hutto in connection with his entering into a three-year employment agreement with the Company on July 28, 1997. This loan will be forgiven in whole by the Company in the event Mr. Hutto remains employed with the Company through and until July 28, 1998. In the event Mr. Hutto terminates his employment with the Company prior to July 28, 1998, Mr. Hutto must repay a pro-rata portion of the loan to the Company in accordance with the employment agreement.

(6) Reflects the amount earned by this executive in 1997 pursuant to a letter agreement in which the Company agreed that if this executive remained employed by the Company on December 31, 1997, then the Company would pay this amount to him as a special one time bonus.
(7) Includes $100,000 signing incentive received by Mr. Schaper in connection with his entering into a three-year employment agreement with the Company on February 25, 1997.
(8) Reflects $50,000 incentive compensation for 1997.

Stock Option Grants

     The following table sets forth information with respect to options granted under the Company's Amended and Restated Non-Qualified Stock Option Plan, as amended (the "Stock Option Plan"), to each of the named executive officers during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                           -----------------------------                 POTENTIAL REALIZABLE VALUE
                                            PERCENT OF                                     AT ASSUMED ANNUAL RATES
                              NUMBER OF       TOTAL                                            OF STOCK PRICE
                              SECURITIES     OPTIONS                                          APPRECIATION FOR
                              UNDERLYING    GRANTED TO                                         OPTION TERM(2)
                               OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   -----------------------------
NAME                           GRANTED         1997       (PER SHARE)(1)      DATE           5%              10%
----                          ----------   ------------   --------------   ----------   -------------   -------------
David E. McDowell...........   600,000*        5.36%          $ 5.38        11/19/07    $2,176,292.64   $5,606,708.59
                               210,000(3)*     1.88%            5.38        11/19/07    $  761,702.42   $1,962,348.01
Randolph L. M. Hutto........   250,000         2.23%            9.06         7/28/07    $1,424,839.39   $3,610,822.76
C. James Schaper............   250,000         2.23%           10.25         2/25/08    $1,820,244.61   $4,748,611.56
                               250,000*        2.23%            5.38         2/25/08    $  936,464.21   $2,431,512.39
Jerome H. Baglien...........   250,000         2.23%           11.38         2/07/08    $2,020,027.55   $5,269,800.63
                               250,000*        2.23%            5.38         2/07/08    $  930,984.40   $2,413,809.43
Harvey Herscovitch..........    40,000          .36%           10.50         2/11/08    $  298,342.53   $  778,309.02
                                40,000*         .36%            5.38         2/11/08    $  149,152.16   $  386,837.80
                                50,000          .45%            5.38         4/25/08    $  190,903.70   $  498,025.11

---------------

 * Reflects the repricing, exchange and reissuance of certain stock options outstanding as of April 25, 1997 and having an exercise price of $5.50 and above, including certain options outstanding under the Stock Option Plan.
(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 11 years, or earlier than six months, after the original date of grant.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.
(3) These options are subject to an accelerated vesting schedule based upon the appreciation in the market value of the Company's common stock. The vesting schedule is as follows: (i) 1/3 based on 100% appreciation in the market price of the Company's Common Stock above the closing price of the Company's Common Stock on the Nasdaq National Market on November 19, 1996; (ii) 1/3 based on 200% appreciation in the market price of the Company's Common Stock above the closing price of the Company's Common Stock on the Nasdaq National Market on November 19, 1996; and (iii) 1/3 based on 300% appreciation in the market price of the Company's Common Stock above the closing price of the Company's Common Stock on the Nasdaq National Market on November 19, 1996. In any event, the options will vest on November 19, 2001 or upon a change in control event.

Stock Option Exercises

     None of the named executive officers exercised any stock options during 1997. The table below shows the number of shares of Common Stock covered by both exercisable and unexercisable stock options held by the named executive officers as of December 31, 1997. The table also reflects the values for in-the-money options based on the positive spread between the exercise price of such options and the last reported sale price of the Common Stock on December 31, 1997, the last trading date in 1997 for the Common Stock.

                      AGGREGATED OPTION EXERCISES IN 1997
                           AND YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1997             DECEMBER 31, 1997
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
David E. McDowell................................    120,000        690,000       $135,000       $776,250
Randolph L. M. Hutto.............................         --        250,000             --             --
C. James Schaper.................................         --        250,000             --       $281,250
Jerome H. Baglien................................         --        250,000             --       $281,250
Harvey Herscovitch...............................         --         90,000             --       $101,250

Compensation of Directors

     In July 1997, the Company adopted a non-employee director compensation plan. The intent of this plan is to compensate non-employee members of the Board fairly for their talents and time spent on behalf of the Company. The plan provides both cash and equity compensation. The cash compensation consists of an annual retainer in the amount of $16,000 and a fee in the amount of $1,000 for each Board meeting attended. Each Board committee chairman receives an annual retainer in the amount of $2,000 and a fee in the amount of $750 for each committee meeting attended, and each Board committee member other than a committee chairman receives a fee in the amount of $650 for each committee meeting attended. Equity compensation under the plan consists of an initial grant of 10,000 stock options (upon first election or appointment to the Board) and an annual grant of 2,000 stock options for each year of service thereafter. The stock option plan under which these options are granted is the Company's Non-Employee Director Stock Option Plan. Non-employee directors may elect to defer receipt and taxation of the cash compensation under this plan by participating in the Company's Non-Employee Director Deferred Stock Credit Plan (the "Deferred Stock Credit Plan"). Deferral of taxation is accomplished under the Deferred Stock Credit Plan using a cash-based feature similar in substance to a restricted stock program (i.e., the prospective economic benefit to each participant reflects the full market price per share of the Common Stock, and varies with fluctuations in that price). The pay element is paid to the participant upon retirement from the Board.

     The Company reimburses each director for out-of-pocket expenses associated with each Board or committee meeting attended and for each other business meeting at which the Company has requested the director's presence.

Employment Agreements

     In November 1996, the Company and David E. McDowell, the Company's Chairman and Chief Executive Officer, entered into a five-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. McDowell received a signing incentive of $500,000 and is to receive a base salary of at least $300,000 per year. Mr. McDowell is entitled to reimbursement of certain expenses, including housing and travel expenses, and is also entitled to receive an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. Upon early termination of the agreement by the Company other than for cause or by Mr. McDowell for "good reason" or by either party for any reason following certain change in control events, the Company is obligated to pay Mr. McDowell his annual salary, to provide for the continued vesting of stock option awards described in the agreement and to provide for certain health insurance benefits to Mr. McDowell through November 19, 2001. Upon certain change in control events and a termination of the agreement by Mr. McDowell, the Company will pay to Mr. McDowell (in lieu of its obligation to make the foregoing payments of salary and to provide the foregoing benefits), a termination payment in periodic installments or a lump sum (at Mr. McDowell's option) equal to the salary that would have been payable to Mr. McDowell pursuant to the agreement from the date of termination until November 18, 2001, and an additional amount sufficient to make Mr. McDowell whole with respect to any tax which may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). A "change in control event" is generally defined in the agreement as the adoption of a plan of liquidation or approval of the dissolution of the Company, certain mergers and consolidations of the Company, the sale or transfer of substantially all of the Company's assets, certain changes in the composition of the Company's Board of Directors, or the acquisition of more than 30% of Common Stock by any individual, entity, group or other person. Mr. McDowell also received options to purchase up to 810,000 shares of Common Stock.

     In January 1997, the Company and Jerome H. Baglien, the Company's former Senior Vice President and Chief Financial Officer, entered into a three-year employment agreement which contains certain non-competition and nonsolicitation provisions. Pursuant to that agreement, Mr. Baglien is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 80% of his base salary, subject to achievement of certain performance objectives set by the Board. Mr. Baglien is entitled to reimbursement of certain expenses, including relocation expenses, and is also entitled to receive an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. Upon early termination of Mr. Baglien's employment by the Company other than for cause or by Mr. Baglien for "good reason," the Company is obligated to continue to pay Mr. Baglien his annual salary and to cover him under certain welfare plans as if his employment had not been terminated. Mr. Baglien also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Baglien entered into a letter agreement in which the Company agreed that if Mr. Baglien remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. Mr. Baglien resigned from his position with the Company in January 1998. See also "Certain Transactions."

     In February 1997, the Company and C. James Schaper, a former Executive Vice President of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Schaper received a signing bonus of $100,000, and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board. At the end of the first year of the agreement, Mr. Schaper is eligible to receive an additional payment of $100,000. In the event Mr. Schaper's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Schaper remained employed for the balance of the agreement's three-year term. In the event that Mr. Schaper elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Schaper also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Schaper entered into a letter agreement in which the Company agreed that if Mr. Schaper remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. In January, 1998, Mr. Schaper was appointed the Chief Operating Officer of the Company. In April, 1998, Mr. Schaper resigned his position with the Company. See also "Certain Transactions."

     In April 1997, the Company and Harvey Herscovitch, the Senior Vice President, Strategy and Organization of the Company, entered into a two-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Herscovitch is to receive a base salary of $140,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 40% of his base salary, payable at the discretion of the Board. Mr. Herscovitch is also entitled to a housing allowance and to reimbursement of certain commuting expenses. In the event Mr. Herscovitch's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Herscovitch remained employed for the balance of the agreement's two-year term. In the event that Mr. Herscovitch elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Herscovitch also received options to purchase up to 40,000 shares of Common Stock. In June 1997, the Company and Mr. Herscovitch entered into a letter agreement in which the Company agreed that if Mr. Herscovitch remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $105,000. See also "Certain Transactions."

     In July 1997, the Company and Randolph L. M. Hutto, the Executive Vice President, General Counsel and Secretary of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Hutto received a signing bonus of $100,000 (structured as a loan to be forgiven in the event Mr. Hutto remains employed by the Company on the first anniversary of the agreement), and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business). Mr. Hutto also is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board; provided, however, that the payment of such incentive compensation for 1997 is guaranteed, and is to be pro-rated based upon the number of months that Mr. Hutto is employed by the Company during 1997. Upon early termination of Mr. Hutto's employment by the Company other than for cause or by Mr. Hutto for "good reason," Mr. Hutto is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Hutto's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Hutto also received options to purchase up to 250,000 shares of Common Stock. See also "Certain Transactions."

     In January 1998, the Company and Allen W. Ritchie, the President and Chief Operating Officer of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Ritchie is to receive a base salary of $300,000 per year, subject to adjustments in the normal course of business, and he is entitled to an incentive compensation payment of up to 80% of his base salary, payable at the discretion of the Board. Upon early termination of Mr. Ritchie's employment by the Company other than for cause or by Mr. Ritchie for "good reason," Mr. Ritchie is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Ritchie's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Ritchie is also to receive options to purchase up to 300,000 shares of Common Stock. See also "Certain Transactions."

Compensation Committee Interlocks and Insider Participation

     The Company has a Compensation Committee composed of Robert C. Bellas, Jr., (Chairman), David R. Holbrooke, M.D., and John C. Pope. Each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Exchange Act and is an "outside director" as provided for in Section 162 (m) of the Code.

                              CERTAIN TRANSACTIONS

     Leases. MPSC leased certain offices in Chattanooga, Tennessee from Financial Enterprises, III ("FE III"), a limited liability company in which Dennis A. Pryor (a member of the Board of Directors) owns a 50% interest. MPSC made payments on behalf of a client pursuant to a separate lease of offices in Raleigh, North Carolina owned by FE III. MPSC paid FE III approximately $57,300 pursuant to such leases during 1997.

     Acquisition Transactions. Effective May 6, 1996, the Company acquired all of the outstanding stock of BSG in a merger transaction (the "BSG Merger") pursuant to the terms of a Merger Agreement (the "BSG Merger Agreement") dated as of March 15, 1996, among the Company, BSG and BSGSub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("BSGSub"). In the BSG Merger, BSGSub merged with and into BSG with BSG surviving such merger as a wholly owned subsidiary of the Company. As a result of the BSG Merger, all of the issued and outstanding stock of BSG converted into the right to receive a total of 7,539,179 shares of Common Stock. The amount of Common Stock issued in connection with the BSG Merger was determined by arm's-length negotiations between the Company and BSG and included, among other factors, consideration of BSG's historical and projected earnings and valuations of and purchase prices paid for comparable companies.

     Less than one percent of the outstanding capital stock of BSG was owned by Steven G. Papermaster, and Mr. Papermaster received 1,150 shares of Common Stock in connection with the BSG Merger. NP Ventures, Ltd., an affiliate of Mr. Papermaster's, owned approximately 29.5% of the outstanding capital stock of BSG and received 2,224,100 shares of Common Stock in connection with the BSG Merger. On May 6, 1996, the Common Stock received by Mr. Papermaster and NP Ventures, Ltd. had market values of $50,600 and $97,860,400, respectively, as calculated based upon $44.00, the closing price of the Common Stock on the Nasdaq Stock Market on May 6, 1996. Mr. Papermaster entered into an employment agreement with BSG (now owned by the Company) with a two-year term which contains certain non-competition and non-solicitation provisions and a separate non-competition and non-solicitation agreement with a four-year term which also contains certain non-competition and non-solicitation provisions. Pursuant to the employment agreement, Mr. Papermaster is entitled to receive a base salary of $225,000 per year and is also entitled to participate in the Company's incentive compensation plan.

     NFT Ventures, Inc. owned 58.84% of the outstanding capital stock of BSG and received 4,436,205 shares of Common Stock in connection with the BSG Merger. Such shares of Common Stock had a market value of $195,193,020 on May 6, 1996, as calculated based upon $44.00, the closing price of the Common Stock on the Nasdaq Stock Market on May 6, 1996.

     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control made a demand for indemnification under an indemnification agreement executed by the Company in connection with the BSG Merger. On the date of the demand, Mr. Papermaster was an executive officer and a director of the Company. Mr. Papermaster resigned such positions on March 21, 1997, and he resigned from all offices with subsidiaries of the Company on October 14, 1997. The indemnification demand claims damages of $35 million (the maximum damages payable by the Company under the indemnification agreement) for the alleged breach by the Company of its representations and warranties made in the BSG Merger Agreement. On December 31, 1996, the Company entered into a standstill and tolling agreement with Mr. Papermaster, Mr. Noorda and other former BSG shareholders, which, as extended, runs through September 30, 1998.

     Employment Agreements and Other Matters. As part of the Company's purchase of CompMed, Inc., effective December 31, 1992, Dennis A. Pryor and the Company entered into an employment agreement with a two-year term, which contains certain non-competition and non-solicitation provisions. That agreement was subsequently amended in 1994 extending the term for an additional four years. Pursuant to the amended agreement, during 1997, Mr. Pryor received a base salary of $50,000 together with certain employee benefits.

     As part of the Company's acquisition of HRI, effective August 28, 1995, Patrick B. McGinnis and HRI entered into an employment agreement with a three-year term, which contains certain non-competition, non-solicitation, severance and other provisions concerning Mr. McGinnis' responsibilities. Pursuant to that agreement, during 1997, Mr. McGinnis received salary and bonus compensation of $77,637, together with certain employee benefits. The Company agreed with Mr. McGinnis that, upon a sale by the Company of all the outstanding common stock of HRI in a public offering, the Company would cause HRI to issue to Mr. McGinnis a number of shares of HRI common stock equal to 0.8% of the number of shares outstanding immediately prior to the offering. Pursuant to that agreement, in connection with the HRI public offering in May 1997, Mr. McGinnis received 80,000 shares of HRI common stock. Based on the public offering price for HRI's common stock as reflected in HRI's final prospectus dated May 21, 1997, the shares issued to Mr. McGinnis had a value of approximately $1,120,000.

     In June 1996, Michael L. Douglas, the Company's former Chief Operating Officer and a former director of the Company, and the Company entered into an employment agreement with a two-year term which contained certain non-competition, non-solicitation, severance and other provisions concerning Mr. Douglas' responsibilities. Pursuant to that agreement, Mr. Douglas received a base salary of $225,000 per year, reimbursement of certain relocation expenses, an incentive compensation payment and was also entitled to participate in the Company's incentive compensation plan. Mr. Douglas also received 50,000 restricted shares of Common Stock and options to purchase up to 100,000 shares of Common Stock. That agreement contained a provision which entitled Mr. Douglas to a severance payment in the amount of 75% of his base salary upon (i) termination of Mr. Douglas' employment with the Company or (ii) forfeiture of the restricted shares of Common Stock. Effective January 31, 1997, Mr. Douglas and the Company entered into an agreement which contains a mutual general release and certain confidentiality, non-competition and non-solicitation provisions. Pursuant to the agreement, Mr. Douglas is entitled to receive a severance payment equal to $168,500, to be paid out in the form of nine months of salary continuation at Mr. Douglas' regular base rate of pay of $225,000, and, at the end of the salary continuation period, a lump sum payment equal to four weeks of accrued vacation. The agreement contains an acknowledgment of the termination of the foregoing employment agreement and of the forfeiture of all of the stock options and restricted shares of Common Stock previously granted to him.

     Effective February 21, 1997, Michael R. Cote, the Company's former Chief Financial Officer, and the Company entered into an agreement which contains a general release of the Company and certain confidentiality and non-solicitation provisions. Pursuant to that agreement, Mr. Cote is entitled to receive a severance payment of $131,250, which is equal to nine months of salary continuation at Mr. Cote's regular base rate of pay of $175,000. Mr. Cote's restricted stock award dated August 12, 1994 will continue to vest in accordance with the four-year vesting schedule set forth in the Company's Restricted Stock Plan.

     William R. Spalding, a former Executive Vice President of the Company, received an advance from the Company in the amount of $300,000. In connection with this advance, Mr. Spalding issued to the Company a Deferred Bonus Note, dated January 1, 1996, in the principal amount of $300,000 (the "Deferred Bonus Note"). No interest accrued or was payable with respect to the outstanding principal balance of the Deferred Bonus Note. Under the terms of the Deferred Bonus Note, the principal amount of the note was to be forgiven in three equal installments in 1997, 1998 and 1999, provided that Mr. Spalding remained an employee of the Company on the date that an installment of principal was due. Upon a change in control followed by Mr. Spalding's termination of employment for any reason within twelve months of such change in control or Mr. Spalding's death or disability, the outstanding principal amount of the Deferred Bonus Note was to be canceled. A change in control event is generally defined for purposes of the Deferred Bonus Note to include the adoption of a plan of liquidation or approval of the dissolution of the Company, certain mergers and consolidations of the Company, the sale or transfer of substantially all of the Company's assets, the sale or transfer of all of the assets or stock of an operating subsidiary of the Company, other than as security for obligations of the Company, or the sale or transfer of substantially all of the assets of an operating division of the Company or its subsidiaries, other than as security for obligations of the Company. On February 26, 1997, the Company transferred to a third party the assets of the Decision Support Division of Medaphis Healthcare Information Technology Company, a wholly owned subsidiary of the Company. On April 11, 1997, Mr. Spalding resigned as Executive Vice President of the Company. As a result of the change in control of the Decision Support Division and Mr. Spalding's subsequent termination of employment, the outstanding principal balance of the Deferred Bonus Note was canceled and no amount remains payable thereunder. Mr. Spalding incurred approximately $137,000 in additional income tax liability as a result of the cancellation of the Deferred Bonus Note, all of which was reimbursed by the Company.

     In January 1997, the Company and Jerome H. Baglien, the Company's former Senior Vice President and Chief Financial Officer, entered into a three-year employment agreement which contains certain non-competition and nonsolicitation provisions. Pursuant to that agreement, Mr. Baglien is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 80% of his base salary, subject to achievement of certain performance objectives set by the Board. Mr. Baglien is entitled to reimbursement of certain expenses, including relocation expenses, and is also entitled to receive an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. Upon early termination of Mr. Baglien's employment by the Company other than for cause or by Mr. Baglien for "good reason," the Company is obligated to continue to pay Mr. Baglien his annual salary and to cover him under certain welfare plans as if his employment had not been terminated. Mr. Baglien also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Baglien entered into a letter agreement in which the Company agreed that if Mr. Baglien remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. Mr. Baglien resigned from his position with the Company in January 1998. See also "Management
Compensation -- Employment Agreements."

     In February 1997, the Company and Daniel S. Connors, Jr., the Company's former Senior Vice President, Personnel and Administration, entered into a two-year employment agreement which contains certain non-competition and non-solicitation provisions. Pursuant to that agreement, the Company agreed to pay Mr. Connors a base salary of $150,000 per year (subject to adjustments by any increases given in the normal course of business), and an incentive compensation payment under the Company's incentive compensation plan of up to 40% of his base salary. The Company also agreed to reimburse Mr. Connors for certain expenses, including relocation expenses, and also to reimburse him an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. The Company loaned Mr. Connors $75,000 for the purpose of obtaining a Georgia residence, the amount of which was to be forgiven on a pro-rata basis over a five-year period, provided that Mr. Connors remained employed by the Company. The agreement provides that in the event Mr. Connor's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Connors remained employed for the balance of the agreement's two-year term. Mr. Connors also received options to purchase up to 50,000 shares of Common Stock. In June 1997, the Company and Mr. Connors entered into a letter agreement in which the Company agreed that if Mr. Connors remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $112,500. Mr. Connors resigned from his position with the Company in September 1997.

     In February 1997, the Company and C. James Schaper, a former Executive Vice President of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Schaper received a signing bonus of $100,000, and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board. At the end of the first year of the agreement, Mr. Schaper is eligible to receive an additional payment of $100,000. In the event Mr. Schaper's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Schaper remained employed for the balance of the agreement's three-year term. In the event that Mr. Schaper elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Schaper also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Schaper entered into a letter agreement in which the Company agreed that if Mr. Schaper remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. Mr. Schaper resigned his position with the Company in April, 1998. See also "Management Compensation -- Employment Agreements."

     In April 1997, the Company and Harvey Herscovitch, the Senior Vice President, Strategy and Organization of the Company, entered into a two-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Herscovitch is to receive a base salary of $140,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 40% of his base salary, payable at the discretion of the Board. Mr. Herscovitch is also entitled to a housing allowance and to reimbursement of certain commuting expenses. In the event Mr. Herscovitch's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Herscovitch remained employed for the balance of the agreement's two-year term. In the event that Mr. Herscovitch elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Herscovitch also received options to purchase up to 40,000 shares of Common Stock. In June 1997, the Company and Mr. Herscovitch entered into a letter agreement in which the Company agreed that if Mr. Herscovitch remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $105,000. See also "Management Compensation -- Employment Agreements."

     In July 1997, the Company and Randolph L. M. Hutto, the Executive Vice President, General Counsel and Secretary of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Hutto received a signing bonus of $100,000 (structured as a loan to be forgiven in the event Mr. Hutto remains employed by the Company on the first anniversary of the agreement), and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business). Mr. Hutto also is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board; provided, however, that the payment of such incentive compensation for 1997 is guaranteed, and is to be pro-rated based upon the number of months that Mr. Hutto is employed by the Company during 1997. Upon early termination of Mr. Hutto's employment by the Company other than for cause or by Mr. Hutto for "good reason," Mr. Hutto is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Hutto's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Hutto also received options to purchase up to 250,000 shares of Common Stock. See also "Management Compensation -- Employment Agreements."

     In January 1998, the Company and Allen W. Ritchie, the President and Chief Operating Officer of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Ritchie is to receive a base salary of $300,000 per year, subject to adjustments in the normal course of business, and he is entitled to an incentive compensation payment of up to 80% of his base salary, payable at the discretion of the Board. Upon early termination of Mr. Ritchie's employment by the Company other than for cause or by Mr. Ritchie for "good reason," Mr. Ritchie is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Ritchie's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Ritchie is also to receive options to purchase up to 300,000 shares of Common Stock. See also "Management Compensation -- Employment Agreements."

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information as of December 31, 1997, concerning each person known to the Board to be a "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of the Common Stock.

                                                               SHARES OF COMMON     PERCENT
                                                              STOCK BENEFICIALLY      OF
                      NAME AND ADDRESS                             OWNED(1)          CLASS
                      ----------------                        ------------------    -------
Ardsley Advisory Partners and Philip J. Hempleman(2)........      7,590,000          10.36%
  646 Steamboat Road, Greenwich, Connecticut 06830
NFT Ventures, Inc.(3).......................................      4,436,205           6.06%
  899 W. Center Street, Orem, Utah 84057

---------------

(1) See Note (1) under "Management Common Stock Ownership."
(2) The information regarding Ardsley Advisory Partners and Philip J. Hempleman is given in reliance upon a Schedule 13G filed by such stockholders on or about February 5, 1998 with the Commission.
(3) Includes 4,436,205 shares as to which NFT Ventures, Inc. ("NFT") has shared voting and shared investment power. The information regarding NFT is given in reliance upon a Schedule 13D filed by such stockholder on or about May 17, 1996 with the Commission. See "Certain Transactions."

                       DESCRIPTION OF NEW CREDIT FACILITY

     Concurrently with the closing of the offering of the Old Notes, the Company entered into the New Credit Facility with certain financial institutions as lenders (the "Lenders"), DLJ Capital Funding, Inc. as syndication agent and Wachovia Bank, N.A. as administrative agent. Donaldson, Lufkin & Jenrette Securities Corporation acted as arranger (the "Arranger"). All existing and future material domestic subsidiaries of the Company have guaranteed and will guarantee the indebtedness under the New Credit Facility. The following is a summary of the material terms and conditions of the New Credit Facility and is subject to the provisions of the New Credit Facility.

GENERAL

     The New Credit Facility consists of a three-year $100 million revolving credit facility (the "Revolver"). Amounts outstanding under the Revolver will be due and payable in full on February 20, 2001. Subfacilities for letters of credit ($10 million) and for swingline (same day) loans ($7.5 million) are also available under the Revolver. The Revolver is available in multiple drawings from time to time, subject to certain limitations, including the limitation of a borrowing base based on the Company's eligible billed and unbilled receivables. Advances under the Revolver may be used to finance working capital and other general corporate purposes of the Company and its subsidiaries, including acquisitions agreed to by the Lenders.

INTEREST RATES; FEES

     Amounts outstanding under the Revolver will bear interest, at the Company's option, at either LIBOR (adjusted for any reserves) plus a specified margin (2.5% at closing) ranging from 1.0% to 2.75% (based on the ratio of the Company's debt to its EBITDA (as such term will be defined in the New Credit Facility (the "Leverage Ratio")) for interest periods of 1, 2, 3 or 6 months, or the Base Rate, which will be determined by reference to, among other things, the administrative agent's reference rate, again, plus a specified margin (1.5% at closing) ranging from 0% to 1.75% based on the Leverage Ratio.

     Interest on the amounts outstanding under the Revolver bearing interest at the Base Rate will be payable quarterly in arrears. Interest on amounts outstanding under the Revolver bearing interest based on LIBOR will be payable in arrears at the end of the applicable interest period and every three months, where the applicable interest period exceeds three months.

     The Company will pay a commitment fee on the unused portion of the Revolver which will be payable quarterly in arrears. The amount of the commitment fee will be determined based on the Leverage Ratio and will range from 0.25% to 0.5% per annum (0.5% at closing). The New Credit Facility also provides for payment of fees with respect to letters of credit issued thereunder, plus additional up-front or funding fees, as well as an additional commitment fee of 0.25% on up to a certain amount of the unused portion of the Revolver.

MANDATORY PREPAYMENTS

     The Revolver is subject to customary mandatory prepayments, including the following: (i) 100% of the net cash proceeds of certain permitted asset sales;
(ii) 100% of the net cash proceeds from certain types of permitted debt offerings and (iii) 50% of the net cash proceeds from certain types of permitted equity offerings. Such mandatory prepayments do not require corresponding commitment reductions. In addition, the Revolver is subject to mandatory prepayments to the extent outstanding extensions of credit thereunder exceed the borrowing base at any time.

COLLATERAL

     All amounts owing under the New Credit Facility are secured by a security interest in substantially all of the material assets of the Company and its domestic subsidiaries (including, without limitation, a pledge of the capital stock of such subsidiaries).

COVENANTS

     The obligations of the Lenders under the New Credit Facility are subject to the satisfaction of certain conditions precedent, including, without limitation, the absence of a material adverse change in the business or affairs of the Company. The Company and each of its existing and future subsidiaries are subject to certain affirmative and negative covenants contained in the New Credit Facility, including without limitation, covenants that restrict, subject to certain specified exceptions: (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens; (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets; (iii) the incurrence of capitalized lease obligations; (iv) dividends and other equity payments; (v) prepayments or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the Notes; (vi) engaging in transactions with affiliates and formation of subsidiaries; (vii) the use of proceeds; and (viii) changes of lines of business. There are also covenants relating to compliance with ERISA and environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting, as well as other customary covenants for this type of financing. Certain of these covenants may be more restrictive than those set forth in the Indenture. In addition, the New Credit Facility requires the Company to maintain compliance with certain specified financial covenants, including covenants relating to maximum Leverage Ratio, minimum interest coverage ratio, minimum net worth, and minimum EBITDA. The New Credit Facility restricts the refinancing, prepayment or defeasance of the Notes.

EVENTS OF DEFAULT

     The New Credit Facility includes customary events of default, including without limitation, bankruptcy, a change of control (as defined in the New Credit Facility) of the Company, the invalidity of guarantees or security documents under the New Credit Facility, and cross-default to other indebtedness of the Company and its subsidiaries. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have a material adverse effect on holders of the Notes.

                              DESCRIPTION OF NOTES

GENERAL

     The Old Notes were, and the New Notes will be, issued under an Indenture (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), dated February 20, 1998. The terms of the New Notes are identical in all material respects to the respective terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Old Securities and (ii) holders of the New Notes will generally not be entitled to certain rights, including the payment of Liquidated Damages (as defined), pursuant to the Registration Rights Agreement. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information". The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Medaphis Corporation and not to any of its Subsidiaries.

     The Old Notes are and the New Notes will be general unsecured obligations of the Company and rank and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Company. The Old Notes are and the New Notes will be guaranteed by the Subsidiary Guarantors, which consist of all of the Company's present and future Restricted Subsidiaries, other than Foreign Subsidiaries. See "-- Subsidiary Guarantees." The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Subsidiary Guarantors. However, the Notes and the Subsidiary Guarantees will be effectively subordinated to secured indebtedness of the Company and the Subsidiary Guarantors, including borrowings under the New Credit Facility, which is secured by a first priority lien on substantially all of the material assets of the Company and the Subsidiary Guarantors. As of April 30, 1998, the Company and the Subsidiary Guarantors had approximately $43 million of secured indebtedness outstanding and had approximately $37 million of additional borrowing ability under the New Credit Facility.

     As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture, and the Subsidiary Guarantee of any Subsidiary Guarantor that is designated as an Unrestricted Subsidiary will be released in accordance with the provisions of the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $175.0 million and will mature on February 15, 2005. Interest on the Notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 1998, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the

Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, interest and Liquidated Damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in registered form, in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Notes are jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Subsidiary Guarantors. However, the Subsidiary Guarantees will be effectively subordinated to secured indebtedness of the Subsidiary Guarantors, including guarantees of borrowings under the New Credit Facility which will be secured by a first priority lien on substantially all of the material assets of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited in a manner intended to avoid it being deemed to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance."

     Except for a merger or consolidation in which a Subsidiary Guarantor is sold and its Subsidiary Guarantee is released in compliance with the provisions of the next paragraph, the Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into, another corporation, Person or entity, whether or not affiliated with such Subsidiary Guarantor, unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) unless such merger or consolidation involves only Restricted Subsidiaries and the surviving Person is a Subsidiary Guarantor, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, or the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor, or designation of a Subsidiary Guarantor as an Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Certain Covenants -- Asset Sales."

     The Company conducts certain of its foreign operations through Foreign Subsidiaries, which do not guarantee the Notes. The Company's ability to meet its cash obligations may in part depend upon the ability of such Foreign Subsidiaries and any future Foreign Subsidiaries to make cash distributions to the Company. Furthermore, any right of the Company to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that the Company or its Restricted Subsidiaries are recognized as creditors or preferred stockholders of such Foreign Subsidiary, in which case the claims of the Company or its Restricted Subsidiaries would still be subordinate to any indebtedness or preferred stock of such Foreign Subsidiaries senior in right of payment to that held by the Company or its Restricted Subsidiaries.

     The financial statements of the Subsidiary Guarantors have not been presented as all subsidiaries, except for certain inconsequential foreign subsidiaries, have provided guarantees and the Parent does not have any significant operations or assets, separate from its investment in its subsidiaries.

OPTIONAL REDEMPTION

     Except as set forth below, the Notes will not be redeemable at the Company's option prior to February 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 or more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   104.750%
2003........................................................   102.375
2004 and thereafter.........................................   100.000

     Notwithstanding the foregoing, at any time or from time to time on or prior to February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with net cash proceeds of one or more Equity Offerings; provided that at least $100.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its address set forth in the register of Holders of Notes. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, in certain circumstances the Company may be required to offer to purchase Notes as set forth under "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Asset Sales."

CERTAIN COVENANTS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 15 Business Days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that any applicable securities laws or regulations conflict with the terms hereof, the Company shall comply with such laws or regulations and shall not be deemed to have breached its obligations under the Indenture or Notes by virtue thereof.

     On or before the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     If a Change of Control occurs, there can be no assurance that the Company will have sufficient funds to, or otherwise be able to, make the Change of Control Payment. See "Risk Factors -- Potential Failure to Make Payment Upon a Change of Control."

     The Company's obligation to make a Change of Control Offer may deter a third party from seeking to acquire the Company in a transaction that could constitute a Change of Control.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee in the case of any Asset Sale for which the Company or any of its Restricted Subsidiaries receives consideration in excess of $15.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or

Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation or other agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary within 90 days following the closing of the Asset Sale into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days of the receipt of any Net Proceeds from an Asset Sale, the Company and its Restricted Subsidiaries may apply such Net Proceeds, at their option, (a) to repay secured Indebtedness (and, in the case of any such Indebtedness that was borrowed under a revolving credit line, to correspondingly reduce commitments with respect thereto), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a related or complementary line of business as the Company or any of its Restricted Subsidiaries was engaged in on the date of the Indenture (as determined in good faith by the Company). Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving credit lines under the New Credit Facility (without any corresponding commitment reduction) or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

     Not later than 30 days after any date (an "Asset Sale Offer Trigger Date") that the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall mail to each holder of Notes at such holder's registered address a notice stating: (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Asset Sale Offer Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed;
(ii) the amount of accrued and unpaid interest and Liquidated Damages, if any, thereon as of the Asset Sale Offer Purchase Date; (iii) that any Note not tendered will continue to accrue interest and Liquidated Damages, if any; (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest and Liquidated Damages, if any, after the Asset Sale Offer Purchase Date; (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance; and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Asset Sale Offer Purchase Date, the Company will: (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale; (ii) deposit with the paying agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest and Liquidated Damages, if any, on such Notes as of the Asset Sale Offer Purchase Date; and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. The paying agent will promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Note plus any accrued and unpaid interest and Liquidated Damages, if any, thereon, and the Trustee will promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part will be promptly returned to the holder of such Note. On and after an Asset Sale Offer Purchase Date, interest and Liquidated Damages, if any, will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Asset Sale Offer to holders of the Notes on or as soon as practicable after the Asset Sale Offer Purchase Date. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the Aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer. To the extent that any applicable securities laws or regulations conflict with the terms hereof, the Company shall comply with such laws or regulations and shall not be deemed to have breached its obligations under the Indenture or Notes by virtue thereof.

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or in connection with any settlement or resolution of any claims against or litigation involving the Company, but not including Qualified Insurance Payments) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions or other payments payable in Equity Interests (other than Disqualified Stock) of the Company or any successor under the Indenture); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company; (iii) purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness prior to its Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in, and not otherwise permitted by, clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the provisions of the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v) (but only to the extent of the dividends paid to the Company or its Wholly Owned Restricted Subsidiaries pursuant to such clause (v)) and (vii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (4) 50% of any cash dividends received by the Company or a Wholly Owned Restricted Subsidiary or a Subsidiary Guarantor after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in

     Consolidated Net Income of the Company for such period, plus (5) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company's and its Restricted Subsidiaries' Investment in such Subsidiary as of the date of such redesignation or (B) the fair market value of the Company's and its Restricted Subsidiaries' Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

          The foregoing provisions will not prohibit:

             (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

             (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or, so long as no Default or Event of Default shall have occurred and be continuing, out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

             (iii) so long as no Default or Event of Default shall have occurred and be continuing, the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

             (iv) so long as no Default or Event of Default shall have occurred and be continuing, the retirement, repurchase or redemption of any shares of Disqualified Stock or any Subordinated Indebtedness by conversion into, or by exchange for, shares of Disqualified Stock, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Stock; provided that (a) such newly issued Disqualified Stock is not subject to mandatory redemption earlier than the Stated Maturity of the Disqualified Stock or Subordinated Indebtedness being retired, repurchased or redeemed, (b) such Disqualified Stock is in an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of the Disqualified Stock being retired or the aggregate principal amount of the Subordinated Indebtedness being repurchased or redeemed, (y) the amount of accrued and unpaid dividends or interest, if any, and premiums owed, if any, on the Disqualified Stock or Subordinated Indebtedness being retired, repurchased or redeemed and (z) the amount of customary fees, expenses and costs related to the incurrence of such Disqualified Stock and (c) such newly issued Disqualified Stock is incurred by the same Person that initially incurred the Disqualified Stock or Subordinated Indebtedness being retired, repurchased or redeemed, except that the Company may incur Disqualified Stock to refund or refinance Disqualified Stock of any Wholly Owned Subsidiary of the Company or any Subsidiary Guarantor;

             (v) the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of any class of its Equity Interests on a pro rata basis;

             (vi) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any director, officer or employee (or any of its Restricted Subsidiaries') pursuant to any director, officer or employee equity subscription agreement, stock option agreement, employment agreement or employee benefit plan or similar plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any one fiscal year;

             (vii) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants upon the surrender of Equity Interests to pay the exercise price and any applicable taxes with respect to such stock options or warrants; and

             (viii) so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $10.0 million since the date of the Indenture.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by the Subsidiary Guarantors be transferred to any Subsidiary other than a Restricted Subsidiary. For purposes of making such determination, all Investments made by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of
(x) the net book value of such Investments at the time of such designation and
(y) the fair market value of such Investments at the time of such designation (as determined in good faith by the Company's Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment with a fair market value in excess of $1.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not, and will not permit any of its Subsidiaries to, issue any Disqualified Stock; provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Indebtedness) and the Company and the Subsidiary Guarantors may issue shares of Disqualified Stock if (A) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and the acquisitions in connection therewith), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, and (B) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness or the issuance of such Disqualified Stock.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company and Subsidiary Guarantors of Indebtedness under the New Credit Facility and the issuance and creation of letters of credit and banker's acceptances thereunder and any related reimbursement obligation (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) in an aggregate amount not to exceed $100.0 million outstanding at any one time under this subsection
     (i), less the lesser of $50.0 million and the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of the Indenture to reduce permanently the commitments with respect to such Indebtedness pursuant to the covenant described under the caption "-- Asset Sales;"

          (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes and the incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees in an aggregate principal amount not to exceed $175.0 million;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness of the Company or such Restricted Subsidiary that was permitted by the Indenture to be incurred at the time it was incurred;

          (v) the incurrence by the Company, any of the Subsidiary Guarantors or any Restricted Subsidiary of intercompany Indebtedness between or among the Company, any of the Subsidiary Guarantors or any Restricted Subsidiary; provided, however, that (i) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is unsecured and subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Subsidiary Guarantees, as the case may be, and
     (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company, a Subsidiary Guarantor or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company, a Subsidiary Guarantor or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company, such Subsidiary Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (v);

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that was permitted by the terms of the Indenture to be incurred at the time it was incurred; provided, that the notional principal amount of such Hedging Obligations at the time such Hedging Obligations were incurred do not exceed the principal amount of Indebtedness to which such Hedging Obligations relate;

          (vii) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred at the time it was incurred by another provision of this covenant;

          (viii) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute the incurrence of Indebtedness (and Liens, if any, securing such Indebtedness) by a Restricted Subsidiary of the Company; or

          (ix) the incurrence by the Company or any of the Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding; or

          (x) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (x), not to exceed $10.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.
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

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) upon any property or assets of the Company or any such Restricted Subsidiary or any shares of stock or debt of any such Restricted Subsidiary unless (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Subordinated Indebtedness, any such Lien will be subordinated to a Lien granted to the holders of the Notes in the same collateral as that securing such Lien to the same extent as such Subordinated Indebtedness is subordinated to the Notes.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries,
(iii) guarantee any Indebtedness of the Company or any other Restricted Subsidiary or the Company or (iv) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture,
(b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture, the Notes and the Subsidiary Guarantees, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred at the time it was incurred, (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business, including licenses of intellectual property, (g) purchase money obligations for property acquired in the ordinary course of business, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or (j) any Permitted Liens.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the

District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under all outstanding Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable in any material respect to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed to be Affiliate Transactions: (1) transactions pursuant to the New Credit Facility; (2) any employment agreement or other employee benefit plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (3) transactions between or among the Company and/or its Restricted Subsidiaries and (4) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

  Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than a sale and leaseback transaction with respect to any of the Excluded Properties); provided that the Company or such Restricted Subsidiary may enter into a sale and leaseback transaction if (i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee if such proceeds exceed $15.0 million) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

  Additional Subsidiary Guarantees

     The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the date of the Indenture (other than a Foreign Subsidiary, unless the Company elects to have a Foreign Subsidiary which is a Restricted Subsidiary guarantee the Notes), then such newly acquired or created Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) copies of all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) copies of all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Old Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

          (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

          (ii) default in payment when due of the principal of or premium, if any, on the Notes;

          (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "Certain
     Covenants -- Change of Control," "Certain Covenants -- Asset Sales," "Certain Covenants -- Restricted Payments" or "Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Disqualified
     Stock";

          (iv) failure by the Company or any of its Subsidiaries for 60 days after receipt of notice to comply given by the Trustee or the holders of at least 25% in principal amount of Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes;

          (v) default under any mortgage, indenture or instrument under which there is issued or by which there is be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, on such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more, and such default has not been cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 30 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 10 days after written notice as provided in the Indenture;
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

          (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million to the extent that such judgments are not covered by insurance, which judgments remain unpaid, undischarged or unstayed for a period of 60 days;

          (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and

          (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect in any material respect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default or rescind an acceleration and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or an acceleration based thereon.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, any Subsidiary Guarantee or the Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes and the Subsidiary Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due solely from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Subsidiary Guarantors' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a

Default or an Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and other insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or an Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, in the case of Officer's Certificate, stating that all conditions precedent provided for in clauses (i)-(vi) have been complied with, and, in the case of the opinion of counsel, that the conditions precedent provided for in clauses (ii), (iii) and (v) have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase or, or tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the captions "Certain Covenants -- Change of Control" and "Certain
Covenants -- Asset Sales," which may be amended with the consent of the Holders of at least a majority in principal amount of Notes then outstanding), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the captions "Certain
Covenants -- Change of Control" and "Certain Covenants -- Asset Sales,") or
(viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee together may amend or supplement the Indenture, the Notes or a Subsidiary Guarantee to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, or sale of all or substantially all of the Company's assets, to provide for a release or assumption of a Subsidiary Guarantee in compliance with the provisions of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Medaphis Corporation, 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339, Attention:
Treasurer.

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

BOOK-ENTRY, DELIVERY AND FORM

     The Old Notes sold to Qualified Institutional Buyers initially were in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes were deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Old Notes sold in offshore transactions in reliance on Regulation S, initially were in the form of one or more temporary registered, global book-entry notes without interest coupons (the "Regulation S Temporary Global Notes"). The Regulation S Temporary Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). During the 40-day period commencing on the day after the original date on which the Old Notes were issued (the "40-Day Restricted Period"), beneficial interests in the Regulation S Temporary Global Note may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures Indirect Participants that hold a beneficial interest in the Regulation S Temporary Global Note will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the 40-Day Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent global notes (the "Regulation S Permanent Global Notes"; collectively with the Regulation S Temporary Global Notes, the "Regulation S Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. After the 40-Day Restricted Period,
(i) beneficial interests in the Regulation S Temporary Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Regulation S Permanent Global Notes. Upon consummation of the Exchange Offer, the New Notes will be in the form of one or more registered global notes without coupons (collectively, the "New Global Notes"). Upon issuance, the New Global Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee for credit to the account of DTC's Direct and Indirect Participants. All registered global notes are referred to herein collectively as "Global Notes."

     Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time. In addition, beneficial interests in the Regulation S Global Notes and the U.S. Global Notes are subject to restrictions on transfer.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See
"-- Transfers of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depositary Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

     DTC has advised the Company that, pursuant to DTC's procedures, DTC will maintain records of the ownership interests of Direct Participants in the Global Notes and the transfer of ownership interests by and
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

between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes, see "-- Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "-- TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, the Company, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, if any, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Subsidiary Guarantors. Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     The Global Notes trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its

Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "-- Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Subsidiary Guarantors, or the Trustee shall have any responsibility for the performance by DTC or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Transfers of Interests in Global Notes for Certificated Notes

     An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if, with respect to Regulation S Global Notes, the 40-Day Restricted Period has expired and (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or
(iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     In all cases described herein, such Certificated Notes will bear restrictive legends unless the Certificated Note represents a beneficial interest in the New Global Notes or the Company determines otherwise in compliance with applicable law.

     Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Same Day Settlement and Payment

     The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Subsidiary Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchaser in the offering of the Old Notes, entered into the Registration Rights Agreement, pursuant to which the Company and the Subsidiary Guarantors agreed to file with the Commission a registration statement with respect to the New Notes, of which this Prospectus forms a part (the "Exchange Offer Registration Statement"). If (i) the Company and the Subsidiary Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or
(ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company and the Subsidiary Guarantors will, subject to certain conditions, file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act or may be sold under Rule 144(k) under the Act.

     The Registration Rights Agreement provides that (i) the Company and the Subsidiary Guarantors will file the Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company and the Subsidiary Guarantors will use their reasonable commercial efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its reasonable commercial efforts to issue, on or prior to 30 Business Days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company and the Subsidiary Guarantors will use their reasonable commercial efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) any such Registration Statement is not filed with the Commission on or prior to the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company and the Subsidiary Guarantors will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. Liquidated Damages will be payable in the same manner and on the same dates as to which interest on the Notes is payable to holders of record as of the previous record dates for the payment of interest. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company to the Global Note Holder by wire transfer of immediately available funds and to Holders of Certificated

Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback, but excluding by way of granting or, or foreclosure upon, a Lien) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption "Certain Covenants -- Change of Control" and/or the provisions described above under the caption "Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described under the caption "Certain Covenants -- Asset Sales"), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1,000,000 or (b) for Net Proceeds in excess of $1,000,000 and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Subsidiary Guarantor or by a Restricted Subsidiary to the Company or to a Subsidiary Guarantor or by a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Subsidiary Guarantor or an issuance of Equity Interests by a Restricted Subsidiary pro rata to all of its holders of one or more classes of Equity Interests in a manner that does not dilute the Equity Interests of the Company or such Subsidiary Guarantor, as the case may be, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" or a Permitted Investment, (iv) sales or exchanges of inventory in the ordinary course of business, (v) sales or exchanges of obsolete, surplus or outdated equipment or abandoned reengineering assets no longer used or useful in the business of the Company and its Restricted Subsidiaries, (vi) leases and subleases (and licenses and sublicenses) of assets that are not treated as Capital Leases on the books and records of the Company and its Restricted Subsidiaries, (vii) the issuance of Equity Interests of a Restricted Subsidiary to officers, employees or directors pursuant to any employee stock purchase plan or similar employee benefit plan or arrangement in the ordinary course of business and (viii) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP.

     "Attributable Debt" means in respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net base rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) Government Securities, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial or investment bank having capital and surplus in excess of $500 million, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating of at least P-1 or A-1 from Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within six months after the date of acquisition and (v) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in
(i)-(iv) of this definition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act), (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), or (iii) the first day on which a majority of the members of the entire Board of Directors are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus
(v) non-cash items (excluding any such non-cash item to the extent that it represents a reversal of an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense) increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP, plus (vi) without duplication, restructuring and other extraordinary and unusual charges in an amount not greater than $93.1 million incurred during the year ended December 31, 1997, plus (vii) without duplication, any deferred financing charges that will be taken in 1998 as a result of the offering of the Old Notes. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (unless such approval has been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or to a Wholly Owned Subsidiary thereof or to a Subsidiary Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, except without duplication to the extent distributed to the Company or one of its Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable for cash, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof for cash, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any issuance of common stock by the Company (excluding Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances on Form S-8 and issuances registered on Form S-4.

     "Excluded Properties" means the properties of the Company and its Restricted Subsidiaries in the following locations: (i) Lawrenceville, Georgia,
(ii) Jacksonville, Florida, (iii) Grand Rapids, Michigan and (iv) Greenville, Texas.

     "Existing Indebtedness" means up to $20.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility and the Notes) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); provided, that interest expense counted as a Fixed Charge in one period because it was accrued in such period shall not be counted in a second period because it was paid in such second period, and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or payable to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; in each of the foregoing cases, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referrent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, and the application of the proceeds thereof, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

     "Foreign Subsidiary" means: (a) the following Wholly Owned Restricted Subsidiary of Imonics Corporation, a Georgia corporation: Imonics GmbH, a corporation formed in Germany; (b) the following 50%-Owned Restricted Subsidiary of Imonics Corporation, a Georgia corporation: Bertelsmann Imonics GmbH & Co. Kg, a corporation formed in Germany; (c) the following Wholly Owned Restricted Subsidiary of BSG Alliance/IT, Inc., a Delaware corporation: SageComm International Limited, a corporation formed in the U.K.; (d) the following wholly owned Restricted Subsidiary of Health Data Science Corporation: Health

Data Sciences, Ltd., a corporation organized under the laws of Canada; and (e) every future Restricted Subsidiary of the Company or a Restricted Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means, with respect to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of any other Person.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, without duplication, any indebtedness of such Person, whether or not contingent, for borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and, to the extent not otherwise included, all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person if such obligation would be a contingent obligation that is required to be described in the footnotes to the financial statements of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of another Person, together with all items that are or would be classified as investments on a consolidated balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments." Investments will exclude accounts receivable in the ordinary course of business, extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and endorsements of negotiable instruments.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any other agreement to give a security interest in any asset).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any sale or other disposition of assets (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any sale or other disposition of assets) or the issuance of Equity Interests of Subsidiaries or the Company, net of the direct costs relating to such Asset Sale or issuance of Equity Interests (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, estimated taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain Credit Agreement, dated February 13, 1998, by and among the Company, the lenders and agents party thereto and DLJ Capital Funding, Inc., as syndication agent, including any related notes, guarantees, collateral documents, instruments and agreements from time to time executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, refunded, replaced or refinanced from time to time in whole or in part (including with the same or different agents, lenders or borrowers).

     "Non-Recourse Debt" means Indebtedness or Disqualified Stock (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) as to which the lenders or their respective representatives have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (a) any Investments in the Company or in any Subsidiary Guarantor or Wholly Owned Restricted Subsidiary that is engaged in the same or a related or complementary line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture (as determined in good faith by the Company); (b) any Investments in Cash Equivalents; (c) any Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investments (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or a Subsidiary Guarantor that is engaged in the same or a related or complementary line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture (as determined in good faith by the Company) or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company or a Subsidiary Guarantor and that is engaged in the same or a related or complementary line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture (as determined in good faith by the Company); (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Certain Covenants -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Hedging Obligations and Guarantees permitted to be incurred under the covenant described under the caption "-- Certain
Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; (g) Investments resulting from advances made to customers in the ordinary course of business, or acquired in satisfaction of such advances or otherwise as a result of a customer's bankruptcy; (h) aggregate Investments not to exceed $10.0 million by the Company or a Subsidiary Guarantor in (1) any joint venture that is engaged in the same or a related or complementary line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture (as determined in good faith by the Company) or (2) a Receivables Subsidiary; provided, that the foregoing Investment in a Receivables Subsidiary is in the form of a note that the Receivables Subsidiary is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; (i) loans or advances, to the extent made with cash in an aggregate principal amount not to exceed $5.0 million at any one time outstanding, to employees of the Company or Restricted Subsidiaries to permit such employees to purchase stock or stock options pursuant to employee benefit plans or similar plans or agreements; and (j) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (j) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Liens" means (i) Liens on assets of the Company securing Indebtedness under the New Credit Facility that was permitted by the terms of the Indenture to be incurred and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness under the New Credit Facility permitted by the Indenture to be incurred; (ii) Liens in favor of the Company or any Wholly Owned Restricted Subsidiary or any Subsidiary Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with, the Company or any Restricted Subsidiary of the Company or becomes a Restricted Subsidiary as the result of the acquisition of Equity Interests of such Person; provided that such Liens were not incurred in contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Company or a Restricted Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition;
(v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, leases, contracts (other than contracts in respect of borrowed money and other Indebtedness), reimbursement obligations in respect of letters of credit or bankers acceptances or other obligations of a like nature, in each case incurred in the ordinary course of business; (vi) Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations incurred pursuant to subsection (ix) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided that (a) any such Lien attached to the property concurrently with or within 90 days after the acquisition thereof or the execution of the Capital Lease with respect thereto, (b) such Lien attaches solely to the property so acquired in such transaction or to property subject to such Capital Lease, and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; (x) Liens arising out of transactions permitted under the covenant entitled "-- Sale and Leaseback Transactions"; provided that such Lien attaches only to to the property subject to lease entered in connection with such transaction; (xi) Liens securing Permitted Refinancing Indebtedness; provided, that such Lien attaches only to the assets that secured the Indebtedness being refinanced; and (xii) Liens with respect to obligations that do not exceed $10.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums, if any, paid and reasonable expenses incurred in connection therewith); (ii) such Permitted

Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable in all material respects to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by a Restricted Subsidiary who is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that the Company may incur Permitted Refinancing Indebtedness to extend, refinance, renew, replace, defease or refund, Indebtedness of any Wholly Owned Restricted Subsidiary of the Company or any Subsidiary Guarantor.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "preferred stock" means any Equity Interests with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

     "Qualified Insurance Payments" means payments made by a third party insurance company pursuant to an insurance policy entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, directly to, or for the benefit of, holders of Equity Interests of the Company or its Restricted Subsidiaries, less any reimbursement payments or additional contributions required from the Company or its Restricted Subsidiaries in connection with such payments (other than ordinary premiums).

     "Qualified Receivables Transaction" means any transaction or series of transactions pursuant to which the Company or any of its Subsidiary Guarantors, or any of their respective customers, may sell, convey or otherwise transfer to a Receivables Subsidiary, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiary Guarantors, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means an Unrestricted Subsidiary of the Company which engages in no activities other than in connection with a Qualified Receivables Transaction and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not then an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Indebtedness" means (a) with respect to the Notes, any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes and (b) with respect to any Subsidiary Guarantee, any Indebtedness of the applicable Subsidiary Guarantor which by its term is subordinated in right of payment to such Subsidiary Guarantee.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). A Subsidiary of the Company shall, at any time, be either a Restricted Subsidiary or an Unrestricted Subsidiary, but not both.

     "Subsidiary Guarantors" means, so long as the same are Subsidiaries of the Company, (a) each of the following Restricted Subsidiaries of the Company:
Medaphis Physician Services Corporation, a Georgia corporation; Gottlieb's Financial Services, Inc., a Georgia corporation; Medical Management Sciences, Inc., a Maryland corporation; Medaphis Services Corporation, a Georgia corporation; Medaphis Healthcare Information Technology Company, a Georgia corporation; Automation Atwork, a California corporation; Consort Technologies, Inc., a Georgia corporation; Health Data Sciences Corporation, a Delaware corporation; BSG Corporation, a Delaware corporation; (b) the following Restricted Subsidiaries of Medaphis Services Corporation, a Georgia corporation:
AssetCare, Inc., a Georgia corporation; National Healthcare Technologies, Inc., an Indiana corporation; (c) the following Restricted Subsidiaries of BSG Corporation, a Delaware corporation: BSG Alliance/IT, Inc., a Delaware corporation; and BSG Government Solutions, Inc., a Maryland corporation; and (d) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns until released.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than the Subsidiary Guarantors as of the date of the Indenture or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable in any material respect to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries (other than as a result of a Permitted Lien on outstanding Equity Interests of such Person). Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the outstanding Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange
Offer -- Exchange Agent." See "The Exchange Offer -- Resales of New Notes."

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.

     Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon on behalf of the Company by Randolph L.M. Hutto, Executive Vice President and General Counsel of the Company, and by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company's Common Stock is traded on the NASDAQ National Market under the symbol "MEDA." Reports, proxy statements and other information concerning the Company may be inspected at the offices of the NASDAQ National Market.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:


          (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on February 2, 1998 (as amended by Form 10-K/A for the fiscal year ended December 31, 1997, filed with the Commission on June 22, 1998); and


          (ii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed with the Commission on May 14, 1998.

          (iii) The Company's Current Reports on Form 8-K filed on January 8, 1998, January 28, 1998, February 13, 1998, February 18, 1998 and March 2, 1998.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the consummation of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained without charge upon written or oral request by each person to whom this Prospectus is delivered from the Company at 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339, Attention: Caryn Dickerson, Vice President and Treasurer (telephone number (770) 444-5300).

======================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVE OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Disclosure Regarding Forward-Looking
  Statements..........................  iii
Summary...............................    1
Risk Factors..........................   14
The Exchange Offer....................   26
Certain Federal Income Tax
  Consequences........................   34
Use of Proceeds.......................   36
Capitalization........................   37
Selected Historical Consolidated
  Financial Data......................   38
Unaudited Pro Forma Consolidated
  Financial Statement.................   41
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   43
The Business..........................   54
Management............................   73
Certain Transactions..................   81
Principal Stockholders................   85
Description of New Credit Facility....   86
Description of Notes..................   88
Plan of Distribution..................  116
Legal Matters.........................  117
Experts...............................  117
Available Information.................  117
Incorporation of Certain Documents by
  Reference...........................  117


======================================================
======================================================
                                  $175,000,000

                                     [LOGO]

                              MEDAPHIS CORPORATION
                                    SERIES B
                                 9 1/2% SENIOR
                                 NOTES DUE 2005
                              --------------------

                                   PROSPECTUS
                              --------------------

                                 JUNE   , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Each of Medaphis Corporation's, Health Data Sciences Corporation's and BSG Alliance/IT, Inc.'s bylaws provide that each person who was or is made a party to, is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of either Medaphis Corporation, Health Data Sciences Corporation, or BSG Alliance/IT(or is or was serving at the request of either Medaphis Corporation, Health Data Sciences Corporation, or BSG Alliance/IT as a director, officer, employee or agent of another entity), will be indemnified and held harmless by Medaphis Corporation, Health Data Science Corporation or BSG Alliance/IT, Inc., as the case may be, to the fullest extent permitted by the Delaware General Corporation Law as it currently exists or is later amended. BSG Corporation's bylaws provide that directors and officers will be indemnified to the fullest extent not prohibited by law.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expense as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Each of Medaphis Corporation's, Health Data Sciences Corporation's, BSG Corporation's and BSG Alliance/IT, Inc.'s (collectively, the "Delaware Corporations") certificate of incorporation provides that a director of any of the Delaware Corporations shall not be personally liable to such Delaware Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such Delaware Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

     Medaphis Corporation maintains directors and officers liability insurance coverage. Such policies have a deductible of $150,000, and an annual per occurrence and aggregate cap on coverage of $50 million.

     The foregoing summary is qualified in its entirety by reference to the complete text of the statute, the certificates of incorporation and bylaws referred to above.

     The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of BSG Government Solutions, Inc. ("BSG") and the by-laws of

Medical Management Sciences, Inc. (together with BSG, the "Maryland Corporations") contain a provision which eliminates liabilities for the payment of money damages to the maximum extent permitted by Maryland law.

     The BSG by-laws authorize it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of BSG and at the request of BSG, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of BSG status. The bylaws of BSG obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse expenses in advance of final disposition.

     The MGCL requires a corporation (unless its charter provides otherwise, which neither of the Maryland Corporations' charters do) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The foregoing statements are subject to the detailed provisions of the MGCL and the Maryland Companies' charters and by-laws.

     Section 317 of the California General Corporations Law (the "CGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the CGCL provides that this limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (directors' liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer.

     Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts, Section 317 may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

     The bylaws of Automation Atwork obligate Automation Atwork to indemnify its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding, subject to certain exceptions in connection with an action by or in right of Automation Atwork to procure a judgment in its favor, if such person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and, in the case of a criminal proceeding had no reason to believe the conduct of such person was unlawful; provided that the directors, shareholders or the court in which such case was pending approved the indemnification or, such agent was successful on the merits in a defense.

     The foregoing summaries are necessarily subject to the complete text of the statute, the articles and the bylaws of Automation Atwork and are qualified in their entirety by reference thereto.

     National Healthcare Technologies, Inc. is empowered by Chapter 37 of the Indiana Business Corporation Law (the "IBCL"), subject to the procedures and limitations therein, to indemnify any person against expenses (including counsel fees) and the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which such person is made a party by reason of such person's being or having been a director, officer, employee or agent of National Healthcare Technologies, Inc. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under a corporation's articles of incorporation or bylaws, vote of directors or stockholders, or otherwise.

     Article VII of National Healthcare Technologies, Inc.'s articles of incorporation allows National Healthcare Technologies, Inc. to indemnify past or present directors in connection with any liability arising by reason of such person's status as a past or present director of National Healthcare Technologies, Inc. if such person is determined to have met the standard of conduct specified in Chapter 37 of the IBCL.

     The foregoing statements are subject to the detailed provisions of the IBCL and National Healthcare Technologies, Inc.'s articles of incorporation.

     The Georgia Business Corporation Code (the "GBCC") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). Gottlieb Financial Services, Inc.'s, Medaphis Healthcare Information Technology Company's, Medaphis Physician Services Corporation's and Medical Services Corporation's articles of incorporation exonerate such corporation's directors from monetary liability to the extent permitted by this statutory provision.

     The bylaws of AssetCare, Inc., ("AssetCare") provide that AssetCare shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of AssetCare), by reason of the fact that such person is or was a director or officer of AssetCare, or is or was serving at the request of Asset Care as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of AssetCare (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the GBCC.

     Each of the bylaws of Gottlieb Financial Services, Inc., Medaphis Healthcare Information Technology Company, Medaphis Physician Services Corporation and Medaphis Services Corporation provide that each person who is or was a director or officer of such corporation, and each person who is or was a director or officer of such corporation who at the request of such corporation is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by such corporation against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by the corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit, or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of such corporation or of such other enterprises. Such indemnification shall be made only in accordance with the laws of the State of Georgia and subject to the conditions prescribed therein. In any instance where the laws of the State of Georgia permit indemnification to be provided to persons who are or have been an officer or director of the corporation or who are or have been an officer, director, partner, joint venturer or trustee of any such other enterprise only on a determination that certain specified standards of conduct have been met, upon application for indemnification by any such person the corporation shall promptly cause such determination to be made by the shareholders of such corporation, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     The foregoing summary is qualified in its entirety by reference to the complete text of the GBCC, the certificates of incorporation and bylaws referred to above.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits

EXHIBIT
  NO.                                    DOCUMENT
-------                                  --------
  3.1      --  Amended and Restated Certificate of Incorporation of
               Registrant (incorporated by reference to Exhibit 3.1 to
               Registration Statement on Form S-1, File No. 33-42216).
  3.2      --  Certificate of Amendment of Certificate of Incorporation of
               Registrant (incorporated by reference to Exhibit 3 to
               Quarterly Report on Form 10-Q for the quarterly period ended
               March 31, 1993).
  3.3      --  Certificate of Amendment of Certificate of Incorporation of
               Registrant (incorporated by reference to Exhibit 3.3 to
               Registration Statement on Form 8-A/A, filed on March 28,
               1995).
  3.4      --  Certificate of Amendment of Amended and Restated Certificate
               of Incorporation of Registrant (incorporated by reference to
               Exhibit 4.4 to Registration Statement on Form S-8,
               Registration No. 333-03213).
  3.5      --  Certificate of Amendment of Amended and Restated Certificate
               of Incorporation of Registrant (incorporated by reference to
               Exhibit 3.5 to Quarterly Report on Form 10-Q for the
               quarterly period ended June 30, 1997).
  3.6      --  Amended and Restated By-laws of Registrant (incorporated by reference to Exhibit 3.6 to Quarterly Report on Form 10-Q
               for the quarterly period ended June 30, 1997).
  3.7      --  Articles of Incorporation of Medaphis Physician Services
               Corporation.*
  3.8      --  By-laws of Medaphis Physician Services Corporation.*
  3.9      --  Articles of Incorporation of Gottlieb's Financial Services,
               Inc.*

EXHIBIT
  NO.                                    DOCUMENT
-------                                  --------
  3.10     --  By-laws of Gottlieb's Financial Services, Inc.*
  3.11     --  Articles of Incorporation of Medical Management Sciences,
               Inc.*
  3.12     --  By-laws of Medical Management Sciences, Inc.*
  3.13     --  Articles of Incorporation of Medaphis Services Corporation.*
  3.14     --  By-laws of Medaphis Services Corporation.*
  3.15     --  Articles of Incorporation of Medaphis Healthcare Information
               Technology Company.*
  3.16     --  By-laws of Medaphis Healthcare Information Technology
               Company.*
  3.17     --  Articles of Incorporation of Automation Atwork.*
  3.18     --  By-laws of Automation Atwork.*
  3.19     --  Articles of Incorporation of Consort Technologies, Inc.*
  3.20     --  By-laws of Consort Technologies, Inc.*
  3.21     --  Certificate of Incorporation of Health Data Sciences
               Corporation.*
  3.22     --  By-laws of Health Data Sciences Corporation.*
  3.23     --  Certificate of Incorporation of BSG Corporation.*
  3.24     --  By-laws of BSG Corporation.*
  3.25     --  Articles of Incorporation of AssetCare, Inc.*
  3.26     --  By-laws of AssetCare, Inc.*
  3.27     --  Articles of Incorporation of National Healthcare
               Technologies, Inc.*
  3.28     --  By-laws of National Healthcare Technologies, Inc.*
  3.29     --  Certificate of Incorporation of BSG Alliance/IT, Inc.*
  3.30     --  By-laws of BSG Alliance/IT, Inc.*
  3.31     --  Articles of Incorporation of BSG Government Solutions, Inc.*
  3.32     --  By-laws of BSG Government Solutions, Inc.*
  4.1      --  Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Annual Report on Form 10-K for the year
               ended December 31, 1995, File No. 000-19480 (the "1995 Form
               10-K").
  4.2      --  Form of Option Agreement relating to Registrant's Stock
               Option Plan (incorporated by reference to Exhibit 4.2 to
               Registration Statement on Form S-1, File No. 33-42216).
  4.3      --  Form of Option Agreement relating to Registrant's Executive
               Performance Plan (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1, File No. 33-42216).
  4.4      --  Form of Option Agreement relating to Registrant's Stock
               Option Plan for Employees of Acquired Companies
               (incorporated by reference to Exhibit 4.4 to Registration
               Statement on Form S-3, File No. 33-71552).
  4.5      --  Form of Option Agreement relating to Registrant's Restricted
               Stock Plan (incorporated by reference to Exhibit 4.5 to the
               1995 Form 10-K).
  4.6      --  Form of Option Agreement relating to Registrant's
               Non-Employee Director Stock Option Plan (incorporated by
               reference to Exhibit 4.6 to the 1995 Form 10-K).
  4.7      --  Registration Rights Agreement, dated as of March 17, 1995, by and among Registrant, David Michael Warner and John P.
               Holton (incorporated by reference to Exhibit 4.10 to Annual
               Report on Form 10-K for the year ended December 31, 1994,
               File No. 000-19480 (the "1994 Form 10-K")).
  4.8      --  Form of Common Stock Purchase Warrant issued to Fredrica
               Morf and Ursula Nelson (incorporated by reference to Exhibit
               4.19 to the 1994 Form 10-K).

EXHIBIT
  NO.                                    DOCUMENT
-------                                  --------
  4.9      --  Form of Warrant issued to one or more lenders pursuant to
               Registrant's Second Amended and Restated Credit Agreement,
               dated as of February 4, 1997 (incorporated by reference to
               Exhibit 4.1 to Current Report on Form 8-K filed on February
               18, 1997).
  4.10     --  Form of Registration Rights Agreement among Registrant,
               Mahmoud R. Ghavi, Barry G. Wahlig, William L. McCready, and
               Kimberly D. Elkins (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on December 5, 1995).
  4.11     --  Form of Registration Rights Agreement among Registrant,
               William J. DeZonia, Lori T. Caudill, Carol T. Shumaker,
               Alyson T. Stinson, James F. Thacker, James F. Thacker
               Retained Annuity Trust and Paulanne H. Thacker Retained
               Annuity Trust (incorporated by reference to Exhibit 4.1 to
               Current Report on Form 8-K filed on January 19, 1996).
  4.12     --  Form of Registration Rights Agreement among Registrant,
               Raymond J. Noorda and Steven G. Papermaster (incorporated by reference to Exhibit 4.17 to Registration Statement on Form
               S-4, File No. 33-2506).
  4.13     --  Form of Registration Rights Agreement among Registrant,
               Michael Clark, Andrei Mitran, and Steven Theidke
               (incorporated by reference to Exhibit 4.18 to Registration
               Statement on Form S-4, File No. 33-2506).
  4.14     --  Notice of Redemption for 6.5% Convertible Subordinated
               Debentures Due 2000 (incorporated by reference to Exhibit
               4.21 to the 1995 Form 10-K).
  4.15     --  Registration Rights Agreement dated as of February 20, 1998 among the Registrant, the Subsidiary Guarantors, and
               Donaldson Lufkin & Jenrette Securities Corporation.*
  4.16     --  Credit Agreement dated as of February 13, 1998 among the
               Registrant, as the Borrower, Various Financial Institutions
               From Time to Time Parties Thereto, as the Lenders, DLJ
               Capital Funding, Inc. as Syndication Agent for the Lenders,
               and Wachovia Bank N.A. as Administrative Agent for the
               Lenders, (incorporated by reference to Exhibit 10.1 to
               Current Report on Form 8-K filed on March 2, 1998)
               (including form of note).
  4.17     --  Subsidiary Guaranty dated February 20, 1998, among the domestic subsidiaries of the Registrant and Wachovia Bank,
               N.A., as Administrative Agent (incorporated by reference to
               Exhibit 10.2 to Current Report on Form 8-K filed on March 2,
               1998).
  4.18     --  Indenture dated as of February 20, 1998 among the Registrant as Issuer, the Subsidiary Guarantors named in the Indenture and State Street Bank and Trust Company, as trustee
               (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K Filed on March 2, 1998) (including form of
               note).
  4.19     --  Form of Option Agreement relating to Registrant's
               Non-Qualified Stock Option Plan for Non-Executive Employees
               (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
               File No. 000-19480).
  5.1      --  Opinion of Randolph L. M. Hutto.*
  5.2      --  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
 12.1      --  Statement re: Computation of Ratios.*
 23.1      --  Consent of Price Waterhouse.
 23.2      --  Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.2).*
 24.1      --  Powers of Attorney (included in signature page to
               registration statement).*
 25.1      --  Statement of Eligibility of Trustee on Form T-1.*

EXHIBIT
  NO.                                    DOCUMENT
-------                                  --------
 99.1      --  Form of Letter of Transmittal.*
 99.2      --  Form of Notice of Guaranteed Delivery.*
 99.3      --  Form of Tender Instruction.*

---------------

*  Previously filed.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 22, 1998.


                                          MEDAPHIS CORPORATION

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          MEDAPHIS PHYSICIAN SERVICES
                                          CORPORATION

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          GOTTLIEB'S FINANCIAL SERVICES, INC.

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          MEDICAL MANAGEMENT SCIENCES, INC.

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          MEDAPHIS SERVICES CORPORATION

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          MEDAPHIS HEALTHCARE INFORMATION
                                          TECHNOLOGY COMPANY

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          AUTOMATION ATWORK

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                                          Chairman

                                          CONSORT TECHNOLOGIES, INC.

                                          By:      /s/ DAVID E. MCDOWELL
                                              ----------------------------------
                                                     David E. McDowell
                                                          Chairman

                                          HEALTH DATA SCIENCES CORPORATION

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                                          Chairman

                                          BSG CORPORATION

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          ASSETCARE, INC.

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          NATIONAL HEALTHCARE
                                          TECHNOLOGIES, INC.

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          BSG ALLIANCE/IT, INC.

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

                                          BSG GOVERNMENT SOLUTIONS, INC.

                                          By:     /s/ DAVID E. MCDOWELL
                                            ------------------------------------
                                                     David E. McDowell
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated below on June 22, 1998.


MEDAPHIS CORPORATION

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ DAVID E. MCDOWELL                    Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

                /s/ ALLEN W. RITCHIE*                    President and Chief Operating Officer
-----------------------------------------------------
                  Allen W. Ritchie

               /s/ MARK P. COLONNESE*                    Senior Vice President and Chief Financial
-----------------------------------------------------      Officer
                  Mark P. Colonnese

             /s/ ROBERT C. BELLAS, JR.*                  Director
-----------------------------------------------------
                Robert C. Bellas, Jr.

                  /s/ JOHN C. POPE*                      Director
-----------------------------------------------------
                    John C. Pope

            /s/ DAVID R. HOLBROOKE, M.D.*                Director
-----------------------------------------------------
              David R. Holbrooke, M.D.

                /s/ DENNIS A. PRYOR*                     Director
-----------------------------------------------------
                   Dennis A. Pryor

             /s/ C. CHRISTOPHER TROWER*                  Director
-----------------------------------------------------
                C. Christopher Trower

MEDAPHIS PHYSICIAN SERVICES CORPORATION

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ DAVID E. MCDOWELL                    Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                    Senior Vice President, Chief Financial Officer
-----------------------------------------------------      and Principal Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                  Director
-----------------------------------------------------
                Randolph L. M. Hutto

GOTTLIEB'S FINANCIAL SERVICES, INC.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ DAVID E. MCDOWELL                    Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                    Senior Vice President, Chief Financial Officer
-----------------------------------------------------      and Principal Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                  Director
-----------------------------------------------------
                Randolph L. M. Hutto

MEDICAL MANAGEMENT SCIENCES, INC.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ DAVID E. MCDOWELL                    Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                    Senior Vice President, Chief Financial Officer
-----------------------------------------------------      and Principal Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                  Director
-----------------------------------------------------
                Randolph L. M. Hutto

MEDAPHIS SERVICES CORPORATION

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ DAVID E. MCDOWELL                    Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                    Senior Vice President, Chief Financial Officer
-----------------------------------------------------      and Principal Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                  Director
-----------------------------------------------------
                Randolph L. M. Hutto

MEDAPHIS HEALTHCARE INFORMATION TECHNOLOGY COMPANY

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ DAVID E. MCDOWELL                    Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                    Chief Financial Officer and Principal
-----------------------------------------------------      Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                  Director
-----------------------------------------------------
                Randolph L. M. Hutto

AUTOMATION ATWORK

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ DAVID E. MCDOWELL                    Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                    Chief Financial Officer and Principal
-----------------------------------------------------      Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                  Director
-----------------------------------------------------
                Randolph L. M. Hutto

CONSORT TECHNOLOGIES, INC.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DAVID E. MCDOWELL                  Chairman, Chief Executive
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                  Chief Financial Officer and Principal
-----------------------------------------------------    Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                Director
-----------------------------------------------------
                Randolph L. M. Hutto

HEALTH DATA SCIENCES CORPORATION

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DAVID E. MCDOWELL                  Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

                /s/ KAREN C. MILLER*                   Chief Financial Officer
-----------------------------------------------------
                   Karen C. Miller

               /s/ MARK P. COLONNESE*                  Principal Accounting Officer
-----------------------------------------------------
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                Director
-----------------------------------------------------
                Randolph L. M. Hutto

BSG CORPORATION

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DAVID E. MCDOWELL                  Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                  Chief Financial Officer and Principal
-----------------------------------------------------    Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                Director
-----------------------------------------------------
                Randolph L. M. Hutto

ASSETCARE, INC.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DAVID E. MCDOWELL                  Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                  Senior Vice President, Chief Financial Officer
-----------------------------------------------------    and Principal Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                Director
-----------------------------------------------------
                Randolph L. M. Hutto

NATIONAL HEALTHCARE TECHNOLOGIES, INC.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DAVID E. MCDOWELL                  Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                  Senior Vice President, Chief Financial Officer
-----------------------------------------------------    and Principal Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                Director
-----------------------------------------------------
                Randolph L. M. Hutto

BSG ALLIANCE/IT, INC.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DAVID E. MCDOWELL                  Chairman, Chief Executive Officer and Director
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                  Senior Vice President, Chief Financial Officer
-----------------------------------------------------    and Principal Accounting Officer
                  Mark P. Colonnese

              /s/ RANDOLPH L. M. HUTTO*                Director
-----------------------------------------------------
                Randolph L. M. Hutto

BSG GOVERNMENT SOLUTIONS, INC.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DAVID E. MCDOWELL                  Chairman and Chief Executive Officer
-----------------------------------------------------
                  David E. McDowell

               /s/ MARK P. COLONNESE*                  Chief Financial Officer and Principal
-----------------------------------------------------    Accounting Officer
                  Mark P. Colonnese

                /s/ LEWIS E. LARSON*                   Director
-----------------------------------------------------
                   Lewis E. Larson

                 /s/ JAMES A. LONG*                    Director
-----------------------------------------------------
                    James A. Long

              *By /s/ DAVID E. MCDOWELL
  ------------------------------------------------
                  David E. McDowell
                  Attorney-in-fact